   As filed with the Securities and Exchange Commission on February 4, 1998
                                                      Registration No.333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        COMMERCIAL FEDERAL CORPORATION
 (Exact name of the registrant as specified in its articles of incorporation)

            Nebraska                                    6135                                  47-0658852
(State or other jurisdiction of             (Primary Standard Industrial           (IRS Employer Identification No.)
 incorporation or organization)              Classification Code Number)

                            2120 South 72nd Street
                             Omaha, Nebraska 68124
                                (402) 554-9200
        (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                        Mr. James A. Laphen, President
                        Commercial Federal Corporation
                            2120 South 72nd Street
                             Omaha, Nebraska 68124
                                (402) 390-5361
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                       Copies of all communications to:

      Cynthia R. Cross, Esquire                                                     Christopher R. Kelly, P.C.
 Housley Kantarian & Bronstein, P.C.                                              Silver, Freedman & Taff, L.L.P.
  1220 19th Street, N.W., Suite 700                      AND                        1100 New York Avenue, N.W.
       Washington, D.C.  20036                                                        Washington, D.C.  20005


     Approximate date of commencement of proposed sale of the securities to the public: At the Acquisition Merger Effective Time, as defined in the Reorganization and Merger Agreement dated as of December 15, 1997 by and among the Registrant, Commercial Federal Bank, a Federal Savings Bank, Perpetual Midwest Financial, Inc. and Perpetual Savings Bank, FSB, attached as Annex A to the Prospectus/Proxy Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.




                        Calculation of Registration Fee
==================================================================================================================================
                                                              Proposed maximum          Proposed maximum           Amount
      Title of each class of                 Amount to         offering price          aggregate offering            of
    securities to be registered            be registered          per unit                    price           registration fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value (and
associated stock purchase rights) (1)  1,765,264 shares (2)          N/A                 $55,752,200 (3)         $16,447 (3)
==================================================================================================================================

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.
(2) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Commercial Federal Corporation ("Commercial"), expected to be issued in exchange for up to 2,044,077 shares of common stock, par value $.01 per share, of Perpetual Midwest Financial, Inc. ("Perpetual"), upon consummation of the merger of Perpetual with and into Commercial, described herein .

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($27.275) of shares of Perpetual common stock on February 3, 1998.
================================================================================

                      [PERPETUAL MIDWEST FINANCIAL, INC.]


                              ____________, 1998


Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Perpetual Midwest Financial, Inc. ("Perpetual"), which will be held at the ____________________________ on ________ __, 1998, at
__:__ _.m., local time. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Reorganization and Merger Agreement, dated December 15, 1997, by and among Commercial Federal Corporation ("Commercial"), Commercial Federal Bank, a Federal Savings Bank (the "Bank"), Perpetual and Perpetual Savings Bank, FSB ("Perpetual Savings") and a related Acquisition Plan of Merger, dated December 15, 1997, between Commercial and Perpetual (collectively, the "Merger Agreement"), under which Perpetual will be merged with and into Commercial and Perpetual Savings will be merged with and into the Bank (the "Merger"). Upon consummation of the Merger, each outstanding share of Perpetual's common stock (other than shares held by Commercial or Perpetual other than in a fiduciary capacity or pursuant to a debt previously contracted) will be converted into the right to receive .8636 of a share of Commercial common stock (the "Exchange Ratio") (subject to possible adjustment) and cash in lieu of fractional shares of Commercial common stock, as more fully described in the accompanying Prospectus/Proxy Statement.

         Enclosed with this letter are a Notice of Special Meeting of Perpetual's stockholders and the Prospectus/Proxy Statement, which describes in detail the proposed Merger, the background of the Merger, and other related information. Also enclosed is a proxy solicited by Perpetual's Board of Directors in connection with the Special Meeting.

         Edelman & Co., Ltd., an investment banking firm, has issued its opinion to Perpetual's Board of Directors regarding the fairness, from a financial point of view, of the Exchange Ratio as of the date of such opinion. A copy of the opinion is attached as Annex B to the Prospectus/Proxy Statement.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES "FOR" THE ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF PERPETUAL AND ITS STOCKHOLDERS. THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF PERPETUAL COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING SHALL BE REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT.

         We urge you to consider carefully all of the materials in the Prospectus/Proxy Statement and to execute and return the enclosed proxy as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                                 Sincerely,



                                                 James L. Roberts
                                                 President and Chief
                                                 Executive Officer

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER FOR EXCHANGE OF STOCK CERTIFICATES.

                       PERPETUAL MIDWEST FINANCIAL, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD __________ ___, 1998


         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Perpetual Midwest Financial, Inc. ("Perpetual") will be held on __________ ___, 1998, at the _______________________ at __:__ p.m. local time, for the purpose of considering and voting upon the following:

1. A proposal to adopt the Reorganization and Merger Agreement dated December 15, 1997, by and among Commercial Federal Corporation ("Commercial"), Commercial Federal Bank, a Federal Savings Bank (the "Bank"), Perpetual, and Perpetual Savings Bank, FSB ("Perpetual Savings") and a related Acquisition Plan of Merger, dated December 15, 1997, by and between Commercial and Perpetual (collectively, the "Merger Agreement"), pursuant to which Perpetual will be merged with and into Commercial (the "Merger"), and each outstanding share of Perpetual's common stock (other than shares held by Perpetual or Commercial other than in a fiduciary capacity or pursuant to a debt previously contracted) will be converted into the right to receive .8636 of a share of Commercial common stock (subject to possible adjustment) and cash in lieu of fractional shares of Commercial common stock as more fully described in the accompanying Prospectus/Proxy Statement.

         The transaction of such other matters as may properly come before the Special Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Special Meeting. Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned.

         Only stockholders of record at the close of business on the record date, __________ ___, 1998, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. A list of Perpetual stockholders entitled to vote at the Special Meeting will be available for examination, during the normal business hours, at the principal executive offices of Perpetual, located at 700 First Avenue, N.E., Cedar Rapids, Iowa 52401, for at least 20 days prior to the Special Meeting and for the duration of the Special Meeting. The affirmative vote of not less than a majority of outstanding Perpetual common stock entitled to vote at the Special Meeting is necessary to adopt the Merger Agreement. In the event there are not sufficient shares represented for a quorum or votes to adopt the Merger Agreement at the Special Meeting, Perpetual's Board of Directors may adjourn the Special Meeting to permit further solicitation. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Special Meeting.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           -----------------------------
                                           Robert H. O'Meara
                                           Secretary

Cedar Rapids, Iowa
________ ___,1998


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

Prospectus/Proxy Statement

                       ---------------------------------
                        COMMERCIAL FEDERAL CORPORATION
                                  Prospectus
                     Up to ________ Shares of Common Stock
                           par value $.01 per share
                            (subject to adjustment)
                       ---------------------------------

                       ---------------------------------
                       PERPETUAL MIDWEST FINANCIAL, INC.
                                Proxy Statement
                     For a Special Meeting of Stockholders
                       To Be Held on __________ __, 1998

                       ---------------------------------


         This Prospectus/Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share ("Perpetual Common Stock") of Perpetual Midwest Financial, Inc. ("Perpetual") in connection with the solicitation of proxies by Perpetual's Board of Directors for use at a special meeting of stockholders (the "Special Meeting") to be held at the ____________________________________, on ________, __________ __, 1998 at __:__
p.m., local time.

         The purposes of the Special Meeting and the matters to be acted upon are: (i) to consider and vote upon the adoption of a Reorganization and Merger Agreement dated December 15, 1997 by and among Commercial Federal Corporation ("Commercial"); Commercial Federal Bank, a Federal Savings Bank (the "Bank"); Perpetual and Perpetual Savings Bank, FSB ("Perpetual Savings") and a related Acquisition Plan of Merger, dated December 15, 1997 by and between Commercial and Perpetual (collectively, the "Merger Agreement"), which provides for the merger of Perpetual into Commercial (the "Acquisition Merger"); (ii) to consider and vote upon adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement; and (iii) to consider and vote upon such other business as may properly come before the Special Meeting or any adjournments thereof.

         Upon consummation of the Acquisition Merger, each outstanding share of Perpetual Common Stock issued and outstanding immediately prior to the effective time of the Acquisition Merger (the "Acquisition Merger Effective Time") (other than shares held by Commercial or Perpetual or their subsidiaries other than in a fiduciary capacity or pursuant to a debt previously contracted) shall be converted into and represent solely the right to receive .8636 of a share of Commercial common stock $.01 per value (the "Commercial Common Stock"), subject to adjustment as hereinafter described (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. The shares of Commercial Common Stock and cash paid in lieu of fractional shares to be received by holders of Perpetual Common Stock pursuant to the Merger Agreement are referred to herein as the "Merger Consideration." The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference.

         The Exchange Ratio, as well as all per share data included herein with respect to Commercial have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend declared by Commercial on November 17, 1997 and distributed on December 15, 1997 to stockholders of record as of November 28, 1997.

         Commercial has filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the Commercial Common Stock to be issued upon consummation of the Acquisition Merger. See "Available Information." This Prospectus/Proxy Statement constitutes a prospectus of Commercial with respect to the issuance of shares of Commercial Common Stock to the stockholders of Perpetual upon consummation of the Acquisition Merger.

         THE BOARD OF DIRECTORS OF PERPETUAL BELIEVES THAT THE ACQUISITION MERGER IS IN THE BEST INTERESTS OF PERPETUAL'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         This Prospectus/Proxy Statement and the accompanying proxy card are first being sent to the stockholders of Perpetual on or about __________ ___, 1998.

         This Prospectus/Proxy Statement does not cover any resales of the Commercial Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Commercial or Perpetual upon consummation of the Acquisition Merger. No person is authorized to make use of this Prospectus/Proxy Statement in connection with such resales, although such securities may be traded without the use of this Prospectus/Proxy Statement by those stockholders of Commercial not deemed to be affiliates of Commercial or Perpetual.

     The date of this Prospectus/Proxy Statement is __________ ___, 1998


                          PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.........................................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................

SUMMARY.......................................................................
The Special Meeting of Perpetual Stockholders.................................
Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings
 Bank.........................................................................
Perpetual Midwest Financial, Inc. and Perpetual Savings Bank, FSB.............
The Merger....................................................................
Comparison of Stockholder Rights..............................................

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
  COMMERCIAL FEDERAL CORPORATION..............................................
Financial Condition Data and Capital Ratios...................................
Operating Data................................................................
Operating Ratios and Other Data...............................................

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
  PERPETUAL MIDWEST FINANCIAL, INC............................................
Financial Condition Data and Capital Ratios...................................
Operating Data................................................................
Operating Ratios and Other Data...............................................

UNAUDITED PRO FORMA COMBINED PER SHARE DATA...................................

INFORMATION CONCERNING THE SPECIAL MEETING....................................
General.......................................................................
Record Date; Vote Required....................................................
Voting of Proxies; Revocability of Proxies; Solicitation of Proxies...........

COMMERCIAL FEDERAL CORPORATION AND
  COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK.............................

PERPETUAL MIDWEST FINANCIAL, INC. AND
  PERPETUAL SAVINGS BANK, FSB.................................................

PROPOSAL 1 -- THE MERGER......................................................
General.......................................................................
Background of the Merger......................................................
Reasons for the Merger and Recommendation of Perpetual Board of Directors.....
Opinion of Financial Advisor..................................................
Conversion of Perpetual Common Stock..........................................
Treatment of Perpetual Stock Options..........................................
No Dissenters' Appraisal Rights...............................................


TABLE OF CONTENTS (Continued)                                               Page
                                                                            ----
The Bank Merger...............................................................
Management after the Merger...................................................
Representations and Warranties................................................
Covenants Pending the Acquisition Merger......................................
Conditions to Consummation of the Merger......................................
Amendment or Termination of the Merger Agreement..............................
Stock Option Agreement........................................................
Expenses and Termination Fee..................................................
Required Regulatory Approvals.................................................
Closing; Merger Effective Times...............................................
Employee Benefit Plans after the Merger.......................................
Interests of Certain Persons in the Merger....................................
Federal Income Tax Consequences...............................................
Accounting Treatment..........................................................
Resale of Commercial Common Stock; Restrictions on Transfer...................
New York Stock Exchange Listing...............................................
Vote Required.................................................................

BENEFICIAL OWNERSHIP OF PERPETUAL COMMON STOCK................................

COMMON STOCK PRICES AND DIVIDENDS.............................................

COMPARISON OF STOCKHOLDER RIGHTS..............................................

SOLICITATION OF PROXIES.......................................................

PERPETUAL FORM 10-KSB.........................................................

LEGAL MATTERS.................................................................

EXPERTS.......................................................................

INDEPENDENT ACCOUNTANTS.......................................................

OTHER MATTERS.................................................................

ANNEX:

 Annex A  --  Reorganization and Merger Agreement (excluding exhibits).......A-1
 Annex B  --  Opinion of Edelman & Co., Ltd.. ...............................B-1
 Annex C  --  Stock Option Agreement.........................................C-1
 Annex D  --  Perpetual 1997 Annual Report to
              Stockholders.................................(Provided Separately)
 Annex E  --  Perpetual Form 10-Q for Quarter Ended
              September 30, 1997...........................(Provided Separately)

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT REGARDING COMMERCIAL HAS BEEN FURNISHED BY COMMERCIAL, AND INFORMATION HEREIN REGARDING PERPETUAL HAS BEEN FURNISHED BY PERPETUAL. NEITHER COMMERCIAL NOR PERPETUAL WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

                             AVAILABLE INFORMATION

     Commercial has filed with the Commission the Registration Statement under the Securities Act relating to the shares of Commercial Common Stock to be issued in connection with the Acquisition Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.

     Commercial and Perpetual are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. In addition, the Commercial Common Stock is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information regarding Commercial may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Commercial (File No. 1-11515) are hereby incorporated by reference in this Prospectus/Proxy
Statement:

     (i) Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

     (ii) Commercial's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

     (iii) Commercial's Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997, December 8, 1997 and December 15, 1997;

     (iv) the description of the Commercial Common Stock set forth at Item 1 of Commercial's registration statement on Form 8-A dated July 17, 1995;

     The following documents previously filed with the Commission by Perpetual (File No. 0-23368) are hereby incorporated by reference in this Prospectus/Proxy
Statement:

     (i) Perpetual's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997;

     (ii) Perpetual's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

     (iii) Perpetual's Current Reports on Form 8-K dated July 21, October 16 and December 23, 1997 and January 27, 1998.

     In addition, Perpetual's 1997 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 accompany this Prospectus/Proxy Statement and are incorporated herein by reference.

     All documents subsequently filed by Commercial with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded.

     This Prospectus/Proxy Statement incorporates by reference other documents relating to Commercial and Perpetual which are not presented herein or delivered herewith. These documents are available upon request without charge, in the case of documents relating to Commercial, directed to Mr. Gary L. Matter, Commercial's Corporate Secretary, 2120 South 72nd Street, Omaha, Nebraska 68124, telephone (402) 390-5176 or, in the case of documents relating to Perpetual, to Rick L. Brown, Perpetual's Corporate Treasurer and Chief Financial Officer, Perpetual Midwest Financial, Inc., 700 First Avenue, N.E., Cedar Rapids, Iowa 52401, telephone (319) 366-1851. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, THE REQUEST SHOULD BE MADE NO LATER THAN THE CLOSE OF BUSINESS ON __________ __, 1998.

                                    SUMMARY

     This summary does not purport to be complete and is qualified in its entirety by the detailed information and definitions appearing elsewhere herein, the annexes hereto and documents incorporated by reference herein.


The Special Meeting of Perpetual Stockholders

     The Special Meeting will be held on _______, ________ __, 1998 at __:__ _.m., local time, at the ______________. At the Special Meeting, stockholders of Perpetual will consider and vote upon proposals (1) to adopt the Merger Agreement; (2) to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement; and (3) to vote upon any other business which may be properly brought before the Special Meeting. Stockholders of record at the close of business on _________, 1998 (the "Record Date") will be entitled to one vote for each share then so held.

     The presence, in person or by proxy, of one-third of the total number of outstanding shares of Perpetual Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of at least a majority of the issued and outstanding shares of Perpetual Common Stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. Perpetual's directors and executive officers are expected to vote all of their _____ (___%) shares of Perpetual's Common Stock beneficially owned as of the Record Date "FOR" adoption of the Merger Agreement and "FOR" approval of the other proposal.

     For additional information, see "Information Concerning the Special Meeting" herein.

Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings
Bank

     Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank, which is one of the largest depository institutions in the Midwest. At September 30, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $444.3 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At January 30, 1998, after its acquisition of First National Bank Shares, LTD and before branch consolidations, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 34 branch offices in Kansas and seven branch offices in Iowa. Throughout its 111 year history, Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 115 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

     Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

     Complementing its strategy of internal growth, Commercial continues to grow its present five-state franchise through an ongoing program of selective acquisitions of other financial institutions. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

     Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

     For additional information, see "Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank" herein.

Perpetual Midwest Financial, Inc. and Perpetual Savings Bank, FSB

     Perpetual was formed at the direction of Perpetual Savings in December 1993 for the purpose of owning all of the outstanding stock of Perpetual Savings issued upon the conversion of Perpetual Savings from the mutual to the stock form (the "Conversion"). On March 30, 1994 Perpetual acquired all of the shares of Perpetual Savings in connection with the completion of the Conversion. Perpetual's Common Stock is quoted on the National Association of Securities Dealers Automated Quotations ("Nasdaq") National Market under the symbol "PMFI".

     Perpetual is incorporated under the laws of the State of Delaware, and authorized to do business in the State of Iowa, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The assets of Perpetual consist of the stock of Perpetual Savings and a diversified investment portfolio. Activities of Perpetual are funded by proceeds and income on the investment portfolio at the holding company level and dividends from Perpetual Savings, if any. At September 30, 1997, Perpetual had total consolidated assets of $401.7 million and deposits of $310.1 million.

     Perpetual Savings is a federally chartered stock savings bank headquartered in Cedar Rapids, Iowa. Originally organized in 1875, Perpetual Savings converted to a federal mutual savings bank in 1991. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). Perpetual Savings is primarily engaged in the business of accepting deposits from the general public and originating and purchasing loans secured by real estate and other loans. Perpetual Savings' primary market area covers all or a portion of Linn and Johnson Counties, Iowa, which are serviced through its four full service branch offices located in Cedar Rapids and one additional full service branch office located in Iowa City, Iowa.

     The executive offices of Perpetual and Perpetual Savings are located at 700 First Avenue, N.E., Cedar Rapids, Iowa 52401, and the telephone number at that address is (319) 366-1851.

     For additional information, see "Perpetual Midwest Financial, Inc. and Perpetual Savings Bank, FSB" herein and Perpetual's 1997 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which accompany this Prospectus/Proxy Statement.

The Merger

     General. The Merger Agreement provides for the acquisition of Perpetual by Commercial, and the subsequent merger of Perpetual Savings and the Bank, as follows: (i) Perpetual will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Perpetual Common Stock will be converted into shares of Commercial Common Stock and cash in lieu of fractional shares as set forth below under " -- Conversion of Perpetual Common Stock" (the "Acquisition Merger"); and (ii) Perpetual Savings will, following the Acquisition Merger, merge into the Bank, with the Bank as the surviving savings institution (the "Bank Merger") (collectively the "Merger"). At the Acquisition Merger Effective Time, Perpetual will have merged into Commercial. Upon the consummation of the Bank Merger (the "Bank Merger Effective Time"), Perpetual Savings will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time.

     The Board of Directors of Perpetual considered the Merger and the terms of the Merger Agreement, including the consideration to be paid to Perpetual stockholders, in light of economic, financial, legal, market and other factors and concluded that the Merger is in the best interests of Perpetual and its stockholders. THE BOARD OF DIRECTORS OF PERPETUAL RECOMMENDS THAT PERPETUAL'S STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     For additional information, see "Proposal 1 -- The Merger -- General," " -- Background of the Merger" and " -- Reasons for the Merger and Recommendation of the Perpetual Board of Directors" herein and the Merger Agreement attached as Annex A hereto.

     Financial Advisor and Opinion of Financial Advisor. The Board of Directors of Perpetual has received a written opinion of Edelman & Co., Ltd. ("Edelman"), Perpetual's financial advisor, that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth therein, the Exchange Ratio is fair to Perpetual stockholders from a financial point of view. As discussed in "Proposal 1 -- The Merger -- Reasons for the Merger and Recommendations of Perpetual Board of Directors," Edelman's opinion was among the factors considered by Perpetual's Board of Directors in reaching the determination to approve the Merger Agreement. A copy of the Edelman opinion dated December 14, 1997 is attached as Annex B hereto, and the description set forth herein is qualified in its entirety by reference to the opinion. See "Proposal 1 -- The Merger -- Opinion of Financial Advisor."

     Conversion of Perpetual Common Stock. Pursuant to the Merger Agreement, each outstanding share of Perpetual Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time, except as provided hereafter, shall be converted into and represent solely the right to receive
 .8636 of a share of Commercial Common Stock (the Exchange Ratio), subject to adjustment as hereinafter described. At the Acquisition Merger Effective Time, the holders of certificates representing shares of Perpetual Common Stock shall cease to have any rights as stockholders of Perpetual, except the right to receive the Merger Consideration. Perpetual Common Stock held by Perpetual (except for shares held in any qualified plan of Perpetual or any of its subsidiaries or otherwise held in a fiduciary capacity or in satisfaction of a debt previously contracted) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall be cancelled. See "Proposal 1 -- The Merger -- Conversion of Perpetual Common Stock."

     Cash will be paid in lieu of fractional shares. The cash value paid for a stockholders' fractional share interest will be equal to the product of the fraction multiplied by the average New York Stock Exchange ("NYSE") closing price of Commercial Common Stock (the "Average NYSE Closing Price"). The Average NYSE Closing Price will be the arithmetic mean of the NYSE Closing Prices of the Commercial Common Stock for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by the Merger Agreement are obtained,
(B) the date of the Special Meeting, or (C) the 25th day of the month immediately preceding the month in which the parties have scheduled in writing the closing of the Acquisition Merger to occur, or the next succeeding business day (the "Determination Period"). See "Proposal 1 -- The Merger -- Conversion of Perpetual Common Stock."

     The Exchange Ratio, the Average NYSE Closing Price, as well as all per share data included herein with respect to Commercial have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend declared by Commercial on November 17, 1997 and distributed on December 15, 1997 to stockholders of record as of November 28, 1997. If the holders of Commercial Common Stock shall have received or shall become entitled to receive, without payment therefor, prior to the Acquisition Merger Effective Time, any additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement or Commercial shall exchange Commercial Common Stock for a different number of kind of shares or securities ("Stock Adjustment"), then the Exchange Ratio shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the price per share of Commercial Common Stock used to determine the value of fractional shares, the Average NYSE Closing Price, shall likewise be proportionately adjusted to compensate for any such Stock Adjustment.

     Based on the $_____ closing price of the Commercial Common Stock as reported on the NYSE for __________, 1998, the market value of the Merger Consideration would be $_____ per share of Perpetual Common Stock. The market value of Commercial Common Stock to be received in the Merger, however is subject to fluctuation. Fluctuations in the market price of Commercial Common Stock will result in an increase or decrease in the value of the Merger Consideration to be received in the Acquisition Merger.

     Treatment of Perpetual Stock Options. At the Acquisition Merger Effective Time, each option outstanding under Perpetual's 1993 Stock Option and Incentive Plan (the "Perpetual Option Plan"), whether or not then exercisable, shall continue outstanding as an option to purchase, in place of the purchase of Perpetual Common Stock, the number of shares (rounded to the nearest whole share) of Commercial Common Stock that would have been received by the optionee in the Acquisition Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Perpetual Common Stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to relevant option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. Commercial shall assume at the Acquisition Merger Effective Time each such option, and such assumption shall be undertaken in such a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code of 1986, as amended, as to any stock option which is an "incentive stock option." See "Proposal 1 -- The Merger -- Conversion of Perpetual Common Stock."

     Dissenters' Appraisal Rights. Under Delaware Law, Perpetual's stockholders will not be entitled to appraisal rights in connection with the Acquisition Merger. See "Proposal 1 -- The Merger -- No Dissenters' Appraisal Rights."

     Conditions to the Merger. The obligations of Commercial and Perpetual to effect the Merger are jointly subject to a number of conditions regarding, among other things, adoption of the Merger Agreement by Perpetual stockholders, regulatory approval of the Merger and receipt of an opinion with respect to the tax effects of the Merger. The obligations of Commercial and the Bank to effect the Merger and the transactions contemplated in the Merger Agreement are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Perpetual's legal counsel; (ii) receipt by Perpetual and Perpetual Savings of all necessary third party consents and approvals; (iii) receipt of a letter from Perpetual's independent public accountants regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) the absence of material adverse changes in the financial condition, business or results of operations of Perpetual and its subsidiaries; (v) the accuracy of Perpetual's and Perpetual Savings' representations and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (vi) the absence of any pending litigation involving Perpetual or its subsidiaries reasonably probable of having a material adverse effect on Perpetual and its subsidiaries taken as a whole; and (vii) the receipt of all required governmental approvals without the imposition of any conditions which Commercial and the Bank determine to be unduly burdensome on the conduct of the business of Commercial or the Bank. The obligations of Perpetual and Perpetual Savings to effect the Acquisition Merger and the transactions contemplated in the Merger Agreement are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Commercial's legal counsel; (ii) the accuracy of Commercial's and the Bank's representations and warranties and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (iii) receipt by Commercial and the Bank of all necessary third party consents and approvals; (iv) receipt of approval for listing on the NYSE of the shares of Commercial Common Stock issuable pursuant to the Merger Agreement, subject to official notice of issuance and (v) delivery of a certificate for the required number of whole shares of Commercial Common Stock and cash for fractional share interests to the designated Exchange Agent. For additional information, see "Proposal 1 -- The Merger -- Conditions to Consummation of the Merger."

     Required Regulatory Approvals. The Merger is subject to the approval of the Office of Thrift Supervision ("OTS"). Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. For additional information, see "Proposal 1 -- The Merger -- Required Regulatory Approvals."

     Termination of the Merger. The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by Perpetual stockholders, in a number of circumstances, including: (a) by mutual consent of the parties; (b) at the election of either party, if the closing of the Acquisition Merger shall not have occurred on or before August 31, 1998; (c) by either party upon the occurrence of an event which renders satisfaction of one or more of the conditions to the obligations of the other party impossible; and (d) by Perpetual at any time during the two business days commencing on the business day immediately following the end of the Determination Period, if the Average NYSE Closing Price of Commercial Common Stock is less than $30.1666 (as adjusted in connection with any Stock Adjustment described above). However, in the event that Perpetual attempts to terminate the Merger Agreement pursuant to subparagraph (d) above, Commercial shall have the option to increase the consideration to be received by the holders of Perpetual Common Stock by adjusting the Exchange Ratio to equal the number obtained by dividing $26.05 by the Average NYSE Closing Price.

     Stock Option Agreement; Termination Fee. As a condition to Commercial's entry into the Merger Agreement, Commercial and Perpetual entered into a Stock Option Agreement dated December 15, 1997 (the "Stock Option Agreement"), pursuant to which Perpetual granted to Commercial an option to purchase 185,419 shares (9.9% of the outstanding shares of Perpetual Common Stock, excluding shares to be issued pursuant to the Stock Option Agreement), subject to adjustment, of authorized Perpetual Common Stock upon or after the occurrence of an "Initial Triggering Event" (as defined herein), and a "Subsequent Triggering Event" (as defined herein), which occur prior to an "Exercise Termination Event" (as defined herein). The exercise price per share is equal to $27.75, subject to adjustment. The Stock Option Agreement also contains provisions which may require Perpetual to repurchase the option from Commercial or the holder of the option, or to repurchase option shares already purchased under certain circumstances, and additional provisions which would require the option to be incorporated in certain of Perpetual's future registration statements under certain circumstances. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all or a significant interest in Perpetual from considering or proposing such an acquisition, even if such persons were prepared to pay for the Perpetual Common Stock a price in excess of that being paid by Commercial in the Merger. For additional information, see "Proposal 1 -- The Merger -- Stock Option Agreement" and " -- Expenses and Termination Fee" and the Stock Option Agreement, which is attached hereto as Annex C.

     In addition, Perpetual and Perpetual Savings have agreed that at such time as the option granted by Perpetual to Commercial pursuant to the Stock Option Agreement becomes exercisable, Perpetual or Perpetual Savings will upon demand pay to Commercial or the Bank in immediately available funds $1,350,000. For additional information, see "Proposal 1 -- The Merger -- Amendment or Termination of the Merger Agreement" and " -- Expenses and Termination Fee."

     Interests of Certain Persons in the Merger. Shares of Perpetual Common Stock held by directors, officers and employees of Perpetual will be converted into Commercial Common Stock under the Merger Agreement on the same basis as shares held by other Perpetual stockholders. Directors, officers and employees of Perpetual who hold unexercised options to purchase Perpetual Common Stock under the Perpetual Option Plan at the Acquisition Merger Effective Time will have their stock options converted into options to purchase shares of Commercial Common Stock. See "Proposal 1 -- The Merger -- Treatment of Perpetual Stock Options." At January 31, 1998, officers and directors of Perpetual held options to purchase 128,077 shares of Perpetual Common Stock at $10.00 per share.

     The Perpetual Employee Stock Ownership Plan and 401(k) Profit Sharing Plan (the "Perpetual ESOP") for participating employees will terminate one day prior to the Acquisition Merger Effective Time. Based upon their current interests as participants, executive officers are expected to receive distributions totaling $214,000 following the Acquisition Merger. Four officers of Perpetual will also receive severance payments and insurance benefits as a result of the Merger, and Mr. James L. Roberts will receive approximately $715,000 as of the Acquisition Merger Effective Time pursuant to an employment agreement currently in effect. In addition, Mr. Roberts will receive approximately $45,000 for consulting services rendered during the six-month period following the Acquisition Merger Effective Time.

     In addition, Commercial has agreed to provide indemnification for a specified period following the Acquisition Merger Effective Time to Perpetual's directors and officers to the same extent that they are indemnified currently. Commercial has also agreed to continue coverage under Perpetual's existing directors' and officers' liability insurance policy for a period of 18 months with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time.

     For additional information, see "Proposal 1 -- The Merger -- Management after the Merger," " -- Employee Benefit Plans after the Merger" and " -- Interests of Certain Persons in the Merger" herein.

     Federal Income Tax Consequences. Commercial and Perpetual will rely upon an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the effect that, among other things, (i) the Acquisition Merger should be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the gain, if any, to be realized by a Perpetual stockholder who receives Commercial Common Stock and cash in lieu of fractional shares in exchange for Perpetual Common Stock should be recognized, but not in excess of the amount of cash received; and
(iii) cash received by Perpetual stockholders in lieu of fractional share interests in Commercial Common Stock should be treated as having been received as distributions in full payment in exchange for the fractional share interests in Commercial Common Stock which they would otherwise be entitled to receive and should qualify as capital gain or loss if the stockholders held Perpetual Common Stock as a capital asset at the Acquisition Merger Effective Time. See "Proposal 1 -- The Merger -- Federal Income Tax Consequences" herein.

     Accounting Treatment. Commercial expects the Acquisition Merger to be accounted for as a pooling of interests, under which the recorded assets and liabilities of Commercial and Perpetual will be carried forward to the surviving corporation in the Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and Perpetual for the entire fiscal year in which the Merger occurs; and the reported revenues and expenses of Commercial and Perpetual for all prior periods presented will be combined and restated as revenues and expenses of the surviving corporation (Commercial). See "Proposal 1 -- The Merger -- Accounting Treatment."

Comparison of Stockholder Rights

         Upon consummation of the Acquisition Merger, holders of Perpetual Common Stock, whose rights are presently governed by Delaware law and Perpetual's certificate of incorporation and bylaws, and indirectly Perpetual Savings' charter and bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by the Nebraska Business Corporation Act and the articles of incorporation and bylaws of Commercial, and indirectly by the Bank's charter and bylaws. Certain differences arise from the change in governing law, as well as from differences between the certificate of incorporation and bylaws of Perpetual and the articles of incorporation and bylaws of Commercial and between the charter and bylaws of Perpetual Savings and the Bank. In addition, Commercial has in effect a shareholder rights plan, while Perpetual has not adopted any similar plan. For detailed information in this regard, see "Comparison of Stockholder Rights" herein.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                        COMMERCIAL FEDERAL CORPORATION

     The following summary historical consolidated financial data of Commercial is as of and for the years ended June 30, 1997, 1996, 1995, 1994 and 1993. The financial data presented below has not been restated, nor is such financial data required to be restated, for the pending mergers with Liberty Financial Corporation and Mid Continent Bancshares, Inc. which will be accounted for as a pooling of interests. This information has been derived from and should be read in conjunction with Commercial's Consolidated Financial Statements and the Notes thereto, as well as the information under the caption "Selected Consolidated Financial Data" contained in Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which is incorporated herein by reference. The following summary consolidated interim financial data for the three months ended September 30, 1997 and 1996 has been derived from unaudited consolidated interim financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments), considered necessary for a fair presentation. The summary consolidated financial data for the three months ended September 30, 1997 and 1996 should be read in conjunction with Commercial's unaudited Consolidated Financial Statements and the Notes thereto for the three months ended September 30, 1997 and 1996 included in Commercial's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference. The consolidated financial data for the three months ended September 30, 1997 is not necessarily indicative of the operating results to be expected for the entire fiscal year. On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

Financial Condition Data and Capital Ratios:




                                                          At                     At June 30,
                                                     September 30,        -------------------------
                                                         1997                 1997          1996
                                                   ----------------       -----------   -----------
                                                     (Unaudited)            (Dollars in thousands,
                                                                            except per share data)
Total assets.....................................  $  7,207,143           $ 7,096,665   $ 6,607,670
Investment securities (1)........................       472,164               399,057       253,043
Mortgage-backed securities (2)...................     1,034,615             1,025,763     1,180,046
Loans receivable, net (3)........................     5,291,820             5,258,739     4,813,164
Goodwill and core value of deposits..............        46,631                48,178        40,734
Deposits.........................................     4,258,902             4,378,919     4,304,576
Advances from Federal Home Loan Bank.............     1,715,312             1,415,506     1,350,290
Securities sold under agreements  to repurchase..       564,294               639,294       380,755
Other borrowings.................................       103,900               128,982        58,546
Stockholders' equity.............................       444,273               426,106       413,277
Book value per common share (4)..................         13.72                 13.18         12.17
Tangible book value per common share(4)(5).......         12.28                 11.69         10.97
Regulatory capital ratios of the Bank:
  Tangible capital...............................          6.44%                 6.31%         6.18%
  Core capital (Tier 1 capital)..................          6.59%                 6.47%         6.41%
  Risk-based capital:
      Tier 1 capital.............................         12.91%                12.79%        12.56%
      Total capital..............................         13.92%                13.81%        13.62%
Principal balance of loans serviced for others...     5,880,800             5,951,800     5,869,800




                                                                     At June 30,
                                                     -------------------------------------------
                                                         1995            1994            1993
                                                     -----------     ------------     ----------
                                                    (Dollars in thousands, except per share data)
Total assets.....................................    $ 6,569,579     $ 5,982,307      $5,262,336
Investment securities (1)........................        300,481         290,807         254,889
Mortgage-backed securities (2)...................      1,364,907       1,350,402         952,539
Loans receivable, net (3)........................      4,540,692       3,970,626       3,655,740
Goodwill and core value of deposits..............         37,263          67,661          87,946
Deposits.........................................      4,011,323       3,675,825       2,731,127
Advances from Federal Home Loan Bank.............      1,787,352       1,625,456       1,868,779
Securities sold under agreements  to repurchase..        208,373         157,432         154,862
Other borrowings.................................         65,303          66,640          76,966
Stockholders' equity.............................        337,614         304,568         297,848
Book value per common share (4)..................          10.51            9.56            9.46
Tangible book value per common share(4)(5).......           9.35            7.44            6.66
Regulatory capital ratios of the Bank:
  Tangible capital...............................           5.16%           4.69%           4.62%
  Core capital (Tier 1 capital)..................           5.47%           5.53%           5.93%
  Risk-based capital:
      Tier 1 capital.............................          12.02%          12.18%          11.93%
      Total capital..............................          13.12%          13.16%          12.81%
Principal balance of loans serviced for others...      5,151,100       4,635,945       4,327,354

-----------------
(1) Includes investment securities available for sale totaling $98.4 million, $19.9 million, $9.9 million, $3.0 million, $5.4 million and $1.3 million, respectively at September 30, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.

(2) Includes mortgage-backed securities available for sale totaling $231.5 million, $195.8 million, $263.2 million, $37.0 million, $45.0 million and $41.3 million, respectively, at September 30, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.

(3) Includes loans held for sale totaling $92.0 million, $68.7 million, $89.4 million, $113.4 million, $187.7 million and $171.8 million, respectively, at September 30, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.

(4) On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

(5) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

                        COMMERCIAL FEDERAL CORPORATION

Operating Data:

                                                         Three Months Ended
                                                            September 30,                         Year Ended June 30,
                                                   ------------------------------   ----------------------------------------------
                                                        1997            1996             1997             1996           1995
                                                   --------------  --------------   --------------   -------------- --------------
                                                            (Unaudited)             (Dollars in thousands, except per share data)
Interest income.............................        $  132,352     $  122,786       $  505,050       $ 491,092      $  454,368

Interest expense............................            89,350         82,494          337,047         328,317         304,526
                                                    ----------     ----------       ----------       ---------      ----------

Net interest income.........................            43,002         40,292          168,003         162,775         149,842

Provision for loan losses...................            (2,100)        (1,658)          (8,121)         (6,107)         (6,408)

Loan servicing fees.........................             7,772          7,327           30,350          27,891          24,731

Retail fees and charges.....................             4,367          3,923           16,114          12,747           9,547

Real estate operations......................              (174)           216            1,016             172           1,490

Gain (loss) on sales of loans...............               232            105              386             164          (1,695)

Gain (loss) on sales of investment securities, net          --             --              390             253             (41)

Gain on sale of loan servicing rights.......               355             --               --             452           3,519

Other operating income......................             3,566          2,032           10,223           7,967           7,515

General and administrative expenses.........            29,105         29,322          112,931         114,517         102,554

Federal deposit insurance special assessment               --          27,062           27,062              --              --

Amortization of goodwill and core value of
  deposits..................................             1,547          2,385            9,855           9,529          10,262

Valuation adjustment and accelerated
  amortization of goodwill..................                --             --               --              --          21,357
                                                    ----------     ----------       ----------       ---------      ----------

Income (loss) before income taxes, extraordinary
  items and cumulative effects of changes in
  accounting principles.....................            26,368         (6,532)          68,513          82,268          54,327

Provision (benefit) for income taxes........             9,260         (2,482)          23,836          26,962          23,146
                                                    ----------     -----------      ----------       ---------      ----------

Income (loss) before extraordinary items
  and cumulative effects of changes
  in accounting principles..................            17,108         (4,050)          44,677          55,306          31,181

Extraordinary items (1).....................                --             --             (583)              --              --

Cumulative effects of changes in
  accounting principles (2).................                --             --               --               --              --
                                                    ----------     ----------       ----------       ----------      ----------

Net income (loss)...........................        $   17,108     $   (4,050)      $   44,094       $   55,306      $   31,181
                                                    ==========     ===========      ==========       ==========      ==========


Earnings per share (fully diluted) (3):
  Income (loss) before extraordinary
    items and cumulative effects of
    changes in accounting principles........        $      .52     $     (.12)      $     1.36       $     1.65      $      .96

  Extraordinary items (1)...................                --             --             (.02)              --              --

  Cumulative effects of changes in
     accounting principles (2)..............                --             --               --               --              --
                                                    ----------     ----------       ----------       ----------      ----------

  Net income (loss).........................        $      .52     $     (.12)      $     1.34       $     1.65      $      .96
                                                    ==========     ===========      ==========       =========       ==========

Dividends declared per common share (3).....        $     .047     $     .045       $     .185       $     .178      $       --
                                                    ==========     ===========      ==========       ==========      ==========

Weighted average common shares outstanding
  (fully diluted) (3).......................        32,997,937     33,214,825       32,881,971       33,417,702      32,437,468
                                                    ==========     ==========       ==========       ==========      ==========





Operating Data:

                                                            Year Ended June 30,
                                                        -------------------------
                                                           1994            1993
                                                        ---------      ----------
                                                          (Dollars in thousands,
                                                          except per share data)
Interest income.............................           $  393,854      $   404,628
Interest expense............................              256,102          276,584
                                                       ----------      -----------
Net interest income.........................              137,752          128,044
Provision for loan losses...................               (6,248)          (6,185)
Loan servicing fees.........................               22,227           18,776
Retail fees and charges.....................                9,155            7,874
Real estate operations......................               (1,449)          (5,243)
Gain (loss) on sales of loans...............                1,433            1,194
Gain (loss) on sales of investment securities, net            220             (231)
Gain on sale of loan servicing rights.......                5,929            6,903
Other operating income......................                7,178            5,169
General and administrative expenses.........               94,115           89,560
Federal deposit insurance special assessment                   --               --
Amortization of goodwill and core value of
  deposits..................................               14,131           10,544
Valuation adjustment and accelerated
  amortization of goodwill..................               52,703               --
                                                       ----------      -----------
Income (loss) before income taxes, extraordinary
  items and cumulative effects of changes in
  accounting principles.....................               15,248           56,197
Provision (benefit) for income taxes........               16,875           22,081
                                                       ----------      -----------
Income (loss) before extraordinary items
  and cumulative effects of changes
  in accounting principles..................               (1,627)          34,116
Extraordinary items (1).....................                   --               --
Cumulative effects of changes in
  accounting principles (2).................                 6,597              --
                                                        ----------      ----------
Net income (loss)...........................            $    4,970      $   34,116
                                                        ==========      ==========

Earnings per share (fully diluted) (3):
  Income (loss) before extraordinary
    items and cumulative effects of
    changes in accounting principles........            $     (.05)     $     1.08
  Extraordinary items (1)...................                    --              --
  Cumulative effects of changes in
     accounting principles (2)..............                   .20              --
                                                        ----------      ----------
  Net income (loss).........................            $      .15      $     1.08
                                                        ==========      ==========
Dividends declared per common share (3).....            $       --      $       --
                                                        ==========      ==========
Weighted average common shares outstanding
  (fully diluted) (3).......................            32,262,850      31,684,542
                                                        ==========      ==========


                      (Table continued on following page)

                                             COMMERCIAL FEDERAL CORPORATION


                                                 Three Months Ended
                                                    September 30,                        Year Ended June 30,
                                               ---------------------    --------------------------------------------------
                                                 1997         1996        1997       1996        1995       1994     1993
                                               --------     --------    --------   --------    --------   --------  ------
                                                   (Unaudited)             (Dollars in thousands, except per share data)
Operating Ratios and Other Data:
  Net interest rate spread during period....     2.36%        2.40%       2.39%      2.34%       2.26%      2.43%     2.57%
  Net yield on interest-earning assets......     2.52%        2.54%       2.57%      2.58%       2.46%      2.59%     2.65%
  Return on average assets (4)..............      .96%         NM          .65%       .84%        .49%       .09%      .67%
  Return on average equity (4)..............    15.83%         NM        11.04%     14.74%       9.98%      1.54%    12.39%
  Dividend payout ratio (5)   ..............     8.97%         NM        13.78%     10.75%         --         --        --
  Total number of branches at end of period.      107           98         107         98          89         73        55


----------------
(1) Represents the loss on early retirement of debt, net of income tax benefits.
(2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the changes in accounting for postretirement benefits, net of income tax benefit.
(3) On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
(4) Based on the average daily average balances during the three month periods ended September 30, 1997 and 1996 and fiscal years 1997, 1996, 1995 and 1994 and on average monthly balances for fiscal year 1993. Return on average assets (ROA) and return on average equity (ROE) for the three months ended September 30, 1996 are .90% and 15.23% respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million and $103,000 associated with the Savings Association Insurance Fund special assessment, the repurchase of 2,812,725 shares of Commercial's common stock and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for fiscal year 1997 are .93% and 15.91% respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million, $583,000 and $103,000, associated with the Savings Association Insurance Fund special assessment, the repurchase of 2,812,725 shares of Commercial's common stock, the loss on early retirement of debt and the change in income taxes for bad tax debt reserves, respectively. ROA and ROE for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2.9 million and $585,000 associated with Railroad Financial Corporation merger and the Corporation's 1995 proxy contest, respectively. ROA and ROE for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. ROA and ROE for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.6 million, respectively.
(5) Represents dividends declared per share divided by net income per share. Commercial established a quarterly common stock cash dividend policy on October 4, 1995, and paid its first dividend on October 31, 1995.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                       PERPETUAL MIDWEST FINANCIAL, INC.

         The following summary consolidated financial data of Perpetual is at and for the dates indicated. This information has been derived from and should be read in conjunction with Perpetual's Consolidated Financial Statements and the Notes thereto, as well as the information under the caption "Selected Consolidated Financial Information" contained in Perpetual's Annual Report for the fiscal year ended June 30, 1997 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which accompany this Prospectus/Proxy Statement and are incorporated herein by reference. The following summary consolidated interim financial data for the three months ended September 30, 1997 and 1996 has been derived from unaudited consolidated interim financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments), considered necessary for a fair presentation. The summary consolidated financial data for the three months ended September 30, 1997 and 1996 should be read in conjunction with Perpetual's unaudited Consolidated Financial Statements and the Notes thereto for the three months ended September 30, 1997 and 1996 included in Perpetual's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference. The consolidated financial data for the three months ended September 30, 1997 is not necessarily indicative of the operating results to be expected for the entire fiscal year.

Financial Condition Data and Capital Ratios:

                                                              At
                                                         September 30,                   At June 30,
                                               -----------------------------  -------------------------------
                                                    1997           1996            1997             1996
                                               -------------- --------------  --------------   --------------
                                                                                  (Dollars in thousands,
                                                                                  except per share data)
Total assets................................   $ 401,665      $ 395,707        $ 397,229       $ 383,273
Loans receivable, net.......................     330,609        299,682          310,522         296,080
Loans held for sale.........................         512          1,613              889           1,871
Mortgage-backed and related securities
   held for sale............................          --             --               --              --
Mortgage-backed and related securities
   available for sale.......................      10,602         29,604           11,345          32,351
Mortgage-backed and related securities
   held to maturity.........................          --             --               --              --
Trading securities..........................         617          1,024              757             990
Investment securities held to maturity......          --             --               --              --
Securities available for sale...............      22,881         25,239           29,798          24,050
Securities held for sale....................          --             --               --              --
Other securities............................       4,641          4,641            4,641           4,641
Deposits....................................     310,140        276,320          305,165         261,497
Borrowed funds..............................      51,202         78,339           52,203          80,724
Stockholders' equity - substantially
   restricted (2)...........................      34,162         33,890           33,890          35,588
Book value per common share.................       18.24          17.68            18.00           17.90
Regulatory capital ratios of Perpetual Savings:
  Tangible capital..........................        7.95%          7.74%            8.00%           8.17%
  Core capital (Tier 1 capital).............        7.95%          7.74%            8.00%           8.17%
  Risk-based capital:
      Tier 1 capital........................       11.34%         11.59%           11.69%          12.02%
      Total capital.........................       12.24%         12.19%           12.60%          12.62%
Principal balance of loans serviced for others $ 106,891      $  129,878       $ 117,994       $ 132,852

                                                                                      At
                                                          At June 30,            December 31,
                                                  ----------------------------
                                                      1995          1994 (1)        1993
                                                  ---------      -------------   -----------
                                                     (Dollars in thousands,
                                                     except per share data)
Total assets................................      $ 349,281       $ 272,172       $ 249,368
Loans receivable, net.......................        227,381         125,910         113,154
Loans held for sale.........................          1,058           1,216           1,788
Mortgage-backed and related securities
   held for sale............................             --              --         104,538
Mortgage-backed and related securities
   available for sale.......................         48,457          72,371              --
Mortgage-backed and related securities
   held to maturity.........................         24,816          27,816              --
Trading securities..........................            768           2,718              --
Investment securities held to maturity......         17,940          21,383             413
Securities available for sale...............          1,176              99              --
Securities held for sale....................             --              --          11,431
Other securities............................          4,500           2,602           2,602
Deposits....................................        230,840         208,030         211,794
Borrowed funds..............................         77,101          26,051          18,588
Stockholders' equity - substantially
   restricted (2)...........................         36,043          34,556          15,124
Book value per common share.................          17.27           16.27           --
Regulatory capital ratios of Perpetual Savings:
  Tangible capital..........................          10.96%          11.00%           6.06%
  Core capital (Tier 1 capital).............          10.96%          11.00%           6.06%
  Risk-based capital:
      Tier 1 capital........................          16.07%          22.48%          12.40%
      Total capital.........................          17.32%          24.56%          13.85%
Principal balance of loans serviced for others    $ 141,279       $ 153,876       $ 159,607

---------------
(1) During 1994, Perpetual changed its fiscal year from December 31 to June 30.
(2) Perpetual Savings converted from a mutual to a stock savings bank on March 30, 1994.


                       PERPETUAL MIDWEST FINANCIAL, INC.

Operating Data:

                                            Three Months Ended                                         Six Months      Year Ended
                                               September 30,           Year Ended June 30,         Ended June 30,/(1)/ December 31,
                                          --------------------- -----------------------------------
                                               1997       1996       1997        1996       1995           1994             1993
                                          ---------  ---------- ----------  ----------   ----------   ----------------  ----------
                                                                         (Dollars in thousands, except per share data)
Total interest and dividend income......  $   7,700  $   7,342  $   29,629  $   27,074   $   22,224      $   8,111      $   16,564
Total interest expense..................      4,811      4,758      18,979      18,066       14,448          4,839          10,723
                                          ---------  ---------  ----------  ----------   ----------      ---------      ----------
Net interest income.....................      2,889      2,584      10,650       9,008        7,776          3,272           5,841
Provision for loan losses...............        225        225       1,416         210            4             77           2,157
                                          ---------  ---------  ----------  ----------   ----------      ---------      ----------
Net interest income after provision for
   loan losses..........................      2,664      2,359       9,234       8,798        7,772          3,195           3,684
Loan servicing fees.....................         82         98         371         429          483            227             456
Gain (loss) on sales of interest-earning
   assets, net..........................         86         85         363         248         (108)           (93)          1,415
Gain (loss) on securities held for sale.          1        (14)         --          --           --            --             (424)
Other noninterest income................        291        249       1,124         675          827          1,121             657
                                          ---------  ---------  ----------  ----------   ----------      ---------      ----------
Total noninterest income................        460        418       1,858       1,352        1,202          1,255           2,104
Total noninterest expense...............      2,220      3,690      10,306       7,747        6,758          3,151           4,892
                                          ---------  ---------  ----------  ----------   ----------      ---------      ----------
Income (loss) before provision for
    income taxes........................        904       (913)        786       2,403        2,216          1,299             896
Provision (benefit) for income taxes....        350       (360)        319         909          875            315             378
                                          ---------  ---------- ----------  ----------   ----------      ---------      ----------
Net income (loss).......................  $     554  $    (553) $      467  $    1,494   $    1,341      $     984      $      518
                                          =========  ========== ==========  ==========   ==========      =========      ==========

Earnings (loss) per share (2)...........  $     .29  $    (.29) $      .24  $      .74   $      .65      $     .30      $       --
Earnings (loss) per share - assuming
   full dilution (2)....................  $     .29  $    (.29) $      .24  $      .74   $      .65      $     .29      $       --
Dividends declared per common share.....  $    .075  $    .075  $      .30  $     .225   $       --      $      --      $       --

---------------
(1) During 1994, Perpetual changed its fiscal year from December 31 to June 30.
(2) Earnings (loss) per common share subsequent to Perpetual Savings' stock conversion.

                       PERPETUAL MIDWEST FINANCIAL, INC.

Operating Ratios and Other Data:

                                              Three Months Ended
                                                 September 30,                Year Ended June 30,         Six Months    Year Ended
                                             -----------------------  --------------------------------- Ended June 30,  December 31,
                                              1997 (1)     1996 (1)      1997       1996        1995       1994 (1)       1993
                                             ----------   ----------  ---------- ----------  ---------- --------------  ------------

Performance Ratios:
Interest rate spread information:
   Average during period..................     2.73%         2.36%      2.51%       2.20%       2.02%        2.26%           2.11%
   End of period..........................     2.66          2.45       2.97        2.48        1.84         2.27            1.85
Net interest margin (2)...................     3.04          2.75       2.84        2.58        2.48         2.60            2.36
Return on assets (ratio of net income (loss)
   to average total assets)...............      .56          (.57)       .12         .40         .40          .75             .20
Return on stockholders' equity (ratio of
   net income (loss) to average equity)...     6.52         (6.37)      1.38        4.17        3.80         7.93            3.48
Ratio of operating expense to average
   total assets...........................     2.22          3.79       2.61        2.12        2.20         2.41            1.89
Dividend payout (ratio of dividends
   paid to net income)....................      .26          N/A      124.37         .31          --           --              --


Quality Ratios:
   Non-performing assets to total assets
     at end of period.....................      .30           .37        .31         .38         .05          .31            1.19
   Allowance for loan losses to
     non-performing loans.................   241.70        187.39     280.47      199.55    1,732.90       551.56          102.96

Capital Ratios:
   Stockholders' equity to total assets at
     end of period........................     8.51          8.56       8.53        9.29       10.32        12.69            6.06
   Average stockholders' equity to
     average assets.......................     8.52          8.92       8.56        9.78       10.57         9.45            5.73
   Ratio of average interest-earning
     assets to average interest-bearing
     liabilities..........................   106.08        107.44     106.48      107.02      109.32       108.91          105.73

Number of full service offices............        5             5          5           5           4            4               4

--------------
(1) September 30, 1997 and 1996 and June 30, 1994 ratios are annualized for comparative purposes.
(2) Net interest income divided by average interest-earning assets.

                  UNAUDITED PRO FORMA COMBINED PER SHARE DATA

         The following table presents selected per share data for Commercial and Perpetual on a historical and pro forma combined basis as if the Acquisition Merger had been effective as of the dates or the beginning of the periods indicated.

         The Acquisition Merger is expected to be accounted for under the pooling of interests method, and pro forma data is derived in accordance with such method. Such pro forma equivalent per share amounts as to net income or loss from continuing operations, dividends and book value are computed by multiplying the pro forma combined amounts by the Exchange Ratio of .8636.

         Historical information for Commercial and Perpetual is derived from the respective consolidated financial statements incorporated by reference herein or included elsewhere herein. In addition, historical information for Commercial has been adjusted, as applicable, to reflect (i) the merger with First National, completed January 30, 1998 and accounted for as a purchase and, (ii) the pending mergers with Liberty Financial Corporation and Mid Continent Bancshares, Inc., accounted for as poolings of interests (collectively, the "Previously Announced Mergers"). The pro forma results are not necessarily indicative of the results that would have occurred if the Acquisition Merger had occurred at the beginning of the periods indicated or which may be obtained in the future. The information below should be read in conjunction with such historical consolidated financial statements of Commercial and Perpetual.

         On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

                                                   Three Months Ended
                                                      September 30,                     Year Ended June 30,
                                                 -----------------------         -------------------------------
                                                  1997             1996           1997        1996         1995
                                                 ------           ------         ------      ------       ------
Net income (loss) per common share:
  Commercial historical.....................     $  .52           $ (.12)        $ 1.34      $  1.65      $  .96
  Commercial (as adjusted for Previously
      Announced Mergers)....................        .50             (.05)          1.32         1.64         .97
  Perpetual historical......................        .29             (.29)           .24          .74         .65
  Pro forma combined (1)(2).................        .50             (.07)          1.28         1.60         .96
  Perpetual pro forma equivalent............        .43             (.06)          1.11         1.38         .83

Dividends declared per common share:
  Commercial historical.....................       .047             .045           .185         .178          --
  Commercial (as adjusted for Previously
     Announced Mergers).....................       .043             .043           .173         .166          --
  Perpetual historical......................       .075             .075           .300         .225          --
  Pro forma combined (1)(3).................       .044             .045           .180         .170          --
  Perpetual pro forma equivalent............       .038             .039           .155         .147          --

                                                       At                           At
                                                  September 30,                  June 30,
                                                     1997                          1997
                                                  ------------                  ----------
Book value per common share:
  Commercial historical.....................      $    13.72                    $   13.18
  Commercial (as adjusted for Previously
     Announced Mergers).....................           14.26                        13.56
  Perpetual historical......................           18.24                        18.00
  Pro forma combined (1)(4).................           14.52                        13.84
  Perpetual pro forma equivalent............           12.54                        11.95

----------
(1)    As adjusted for Previously Announced Mergers.
(2) Per share data is based upon an Exchange Ratio of .8636 and the issuance of 1,642,903 additional shares of Commercial Common Stock for the three months ended September 30, 1997 and 1,646,796 shares for the three months ended September 30, 1996. Additional shares issued at the Exchange Ratio for the years ended June 30, 1997, 1996 and 1995 were 1,655,092, 1,746,279 and 1,791,517 shares, respectively.
(3) Pro forma combined dividends declared per common share are based upon an Exchange Ratio of .8636 and the issuance of 1,617,587 shares of Commercial Common Stock as of September 30, 1997 and 1,655,432 shares as of September 30, 1996. Shares issued at the Exchange Ratio as of June 30, 1997 and 1996 were 1,625,791 and 1,716,907, respectively.
(4) Pro forma combined book value per common share is based upon an Exchange Ratio of .8636 and the issuance of 1,617,587 shares of Commercial Common Stock as of September 30, 1997 and 1,625,791 additional shares as of June 30, 1997.


                  INFORMATION CONCERNING THE SPECIAL MEETING
General

       This Prospectus/Proxy Statement is being furnished to the stockholders of Perpetual as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of Perpetual Common Stock for use at the Special Meeting to be held on ________ __, 1998, and any adjournments thereof. This Prospectus/Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of Perpetual on or about ________ __, 1998.

       The principal purposes of the Special Meeting are to consider and vote upon the adoption of the Merger Agreement among Commercial, the Bank, Perpetual and Perpetual Savings, which sets forth the terms and conditions of the Acquisition Merger and also provides for the Bank Merger. See "Proposal 1 -- The Merger -- Conversion of Perpetual Common Stock." The Merger is subject to certain conditions, including regulatory approval of the OTS.

       In this Prospectus/Proxy Statement, the terms "Commercial" and "Perpetual" refer to the parent corporation only or to both the parent corporation and its subsidiaries, depending on the context.

Record Date; Vote Required

       The Board of Directors of Perpetual has fixed the close of business on ________ __, 1998, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Perpetual Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Perpetual Common Stock outstanding on the Record Date was ___________, each of such shares being entitled to one vote.

       As to the approval of the Merger Agreement, by checking the appropriate box, a stockholder may: (i) vote "FOR" adoption of the Merger Agreement, (ii) vote "AGAINST" adoption of the Merger Agreement, or (iii) "ABSTAIN." Because the affirmative vote of the holders of a majority of the outstanding shares of Perpetual Common Stock entitled to vote on the Merger Agreement is required to adopt the Merger Agreement, abstentions will have the effect of a vote against adoption of the Merger Agreement. In addition, brokers who hold shares in street name for individuals who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such individuals on adoption of the Merger Agreement without specific instructions from such individuals. The failure of such individuals to provide specific instructions with respect to their shares of Perpetual Common Stock to their broker will have the effect of a vote against adoption of the Merger Agreement.

         The directors and executive officers of Perpetual (including certain of their related interests) beneficially own, as of the Record Date, and are entitled to vote at the Special Meeting _____ shares representing approximately ___% of the issued and outstanding shares of Perpetual Common Stock. See "Beneficial Ownership of Perpetual Common Stock." Perpetual's directors and executive officers are expected to vote all of their shares "FOR" adoption of the Merger Agreement.

Voting of Proxies; Revocability of Proxies; Solicitation of Proxies

         After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Perpetual, (ii) submitting a proxy having a later date, or (iii) appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, duly executed proxies will be voted "FOR" each of the proposals submitted.

         The solicitation is being made by Perpetual. Directors, officers and employees of Perpetual may solicit proxies from Perpetual stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies will be paid by Perpetual including the charges and expenses of brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to beneficial owners of Perpetual Common Stock held of record by such persons. Regan & Associates, Inc. will assist in the solicitation of proxies by Perpetual for a fee of $3,250 plus reasonable expenses associated with such solicitation.

                      COMMERCIAL FEDERAL CORPORATION AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK

         Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank, which is one of the largest depository institutions in the Midwest. At September 30, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $444.3 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At January 30, 1998, after its acquisition of First National Bank Shares, LTD and before branch consolidations, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 34 branch offices in Kansas and seven branch offices in Iowa. Throughout its 111 year history, Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 115 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

         Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

         Complementing its strategy of internal growth, Commercial continues to grow its present five-state franchise through an ongoing program of selective acquisitions of other financial institutions.

         Pending and Recently Completed Acquisitions. In addition to the Merger, Commercial has entered into definitive agreements to acquire three other financial institution holding companies: First National Bank Shares, LTD, a bank holding company; Liberty Financial Corporation, a commercial bank and thrift holding company; and Mid Continent Bancshares, Inc., a savings and loan holding company. The acquisition of First National Bank Shares, LTD, ("First National"), headquartered in Great Bend, Kansas, was completed January 30, 1998. Under the terms of the merger agreement, all of the outstanding shares of First National's common stock were exchanged for 992,842 shares of Commercial Common Stock for total consideration of approximately $33.1 million. First National operated seven branch offices in Kansas and at January 30, 1998 had assets of approximately $155.0 million, deposits of approximately $130.0 million and stockholders' equity of approximately $11.0 million. This acquisition will be accounted for as a purchase. Together with Perpetual, these four pending or recently completed acquisitions will add 67 branches (before any consolidation) to Commercial's existing network and approximately $1.6 billion in total assets, approximately $1.3 billion in deposits and approximately $1.3 billion in loans serviced for others. Liberty Financial Corporation, headquartered in West Des Moines, Iowa, operates seven bank subsidiaries and one thrift subsidiary with 38 branch locations in Iowa and seven branch locations in the Tucson, Arizona metropolitan area. Mid Continent Bancshares, Inc., headquartered in El Dorado, Kansas, operates ten branch offices in Kansas. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

         Results of Operations and Selected Financial Condition Data for Quarter Ending December 31, 1997. On January 27, 1998, Commercial reported net income for the three months ended December 31, 1997, of $17.8 million, or $.54 per diluted share, compared to net income of $14.9 million, or $.46 per diluted share, for the three months ended December 31, 1996. A summary of operations and selected financial condition data follows:

                                                                              Three Months Ended
(In thousands except per share data)                                              December 31,
------------------------------------                                   --------------------------------
                                                                            1997               1996
                                                                       -------------      -------------
                                                                                  (Unaudited)
Net interest income.....................................               $      43,555      $      42,297
Provision for loan losses...............................                      (2,000)            (2,108)
                                                                       -------------      -------------
Net interest income after provision for loan losses.....                      41,555             40,189
Non-interest income.....................................                      17,587             14,742
General and administrative expenses.....................                      30,134             28,381
Amortization of goodwill and core value of deposits.....                       1,557              2,740
                                                                       -------------      -------------
Income before income taxes and extraordinary items......                      27,451             23,810
Provision for income taxes..............................                       9,691              8,320
                                                                       -------------      -------------
Income before extraordinary items.......................                      17,760             15,490
Extraordinary items, net of tax benefit.................                          --               (583)
                                                                       -------------      -------------
Net income..............................................               $      17,760      $      14,907
                                                                       =============      =============

Per common share (basic):
   Income before extraordinary items....................               $         .55      $         .48
   Extraordinary items, net of tax benefit..............                          --               (.02)
                                                                       -------------      -------------
   Net income...........................................               $         .55      $         .46
                                                                       =============      =============
Weighted average basic shares outstanding...............                  32,451,886         32,203,504
                                                                       =============      =============

Per common share (dilutive):
   Income before extraordinary items....................               $         .54      $         .48
   Extraordinary items, net of tax benefit..............                          --               (.02)
                                                                       -------------      -------------
   Net income...........................................               $         .54      $         .46
                                                                       =============      =============
Weighted average dilutive shares outstanding............                  32,998,794         32,696,896
                                                                       =============      =============

Dividends declared......................................               $        .055      $        .047
                                                                       =============      =============



Total assets............................................               $   7,189,342      $   6,868,213
Loans receivable, net...................................                   5,307,086          5,067,558
Deposits................................................                   4,248,932          4,421,433
Stockholders' equity....................................                     458,421            394,722

     Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

     For additional information regarding Commercial and the Bank, see Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and the Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997, December 8, 1997 and December 15, 1997, all of which are incorporated by reference herein.


                     PERPETUAL MIDWEST FINANCIAL, INC. AND
                          PERPETUAL SAVINGS BANK, FSB


     Perpetual was formed at the direction of Perpetual Savings in December 1993 for the purpose of owning all of the outstanding stock of Perpetual Savings issued upon the Conversion. On March 30, 1994 Perpetual acquired all of the shares of Perpetual Savings in connection with the completion of the Conversion. Perpetual's Common Stock is quoted on the Nasdaq National Market under the symbol "PMFI".

     Perpetual is incorporated under the laws of the State of Delaware, and authorized to do business in the State of Iowa, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The assets of Perpetual consist of the stock of Perpetual Savings and a diversified investment portfolio. Activities of Perpetual are funded by proceeds and income on the investment portfolio at the holding company level and dividends from Perpetual Savings, if any. At September 30, 1997, Perpetual had total consolidated assets of $401.7 million and deposits of $310.1 million.

     Perpetual Savings is a federally chartered stock savings bank headquartered in Cedar Rapids, Iowa. Originally organized in 1875, Perpetual Savings converted to a federal mutual savings bank in 1991. Its deposits are insured up to applicable limits by the FDIC. Perpetual Savings is primarily engaged in the business of accepting deposits from the general public and originating and purchasing loans secured by real estate and other loans. Perpetual Savings' primary market area covers all or a portion of Linn and Johnson Counties, Iowa, which are serviced through its four full service branch offices located in Cedar Rapids and one additional full service branch office located in Iowa City, Iowa.

     Results of Operations and Selected Financial Data for Quarter Ended December 31, 1997. On January 27, 1998, Perpetual reported net income for the three months ended December 31, 1997, of $438,000, or $0.23 per diluted share, compared to net income of $81,000, or $0.04 per diluted share, for the three months ended December 31, 1996. A summary of operations and selected financial condition data follows:

                                                                             Three Months Ended
(In thousands except per share data)                                             December 31,
------------------------------------                                   -----------------------------
                                                                          1997               1996
                                                                       ----------         ----------
Net interest income.....................................               $    2,856         $    2,555
Provision for loan losses...............................                      270                552
                                                                       ----------         ----------
Net interest income after provision for loan losses.....                    2,586              2,003
Non-interest income.....................................                      433                492
General and administrative expenses.....................                    2,269              2,340
Amortization of goodwill and core value of deposits.....                       --                 --
                                                                       ----------         ----------
Income before income taxes and extraordinary items......                      750                155
Provision for income taxes..............................                      312                 74
                                                                       ----------         ----------
Income before extraordinary items.......................                      438                 81
Extraordinary items, net of tax benefit.................                       --                 --
                                                                       ----------         ----------
Net income..............................................               $      438         $       81
                                                                       ==========         ==========

Per common share (dilutive):
   Income before extraordinary items....................               $     0.23         $     0.04
   Extraordinary items, net of tax benefit..............                       --                 --
                                                                       ----------         ----------
   Net income...........................................               $     0.23         $     0.04
                                                                       ==========         ==========

Dividends declared......................................               $    0.075         $    0.075
                                                                       ==========         ==========

Weighted average dilutive shares outstanding............                    1,918              1,913
                                                                       ==========         ==========

Total assets............................................               $  392,093         $  388,529
Loans receivable, net...................................                  337,909            298,536
Deposits................................................                  313,868            285,356
Stockholders' equity....................................                   34,974             33,574

     Perpetual Savings is a defendant to a lawsuit in which the plaintiff alleges that Perpetual Savings agreed to purchase certain loans from the plaintiff's acquired subsidiary. The plaintiff is seeking to compel Perpetual Savings to purchase the loans and is alleging damages of approximately $400,000. Management of Perpetual Savings believes that this claim is without merit and does not anticipate that there will be any material adverse effect on the financial condition or results of operation of Perpetual Savings as a result of this litigation.

     The executive offices of Perpetual and Perpetual Savings are located at 700 First Avenue, N.E., Cedar Rapids, Iowa 52401, and the telephone number at that address is (319) 366-1851.

     For additional information regarding Perpetual, including its consolidated financial statements and related notes as of June 30, 1997, see Perpetual's 1997 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which are incorporated by reference herein and delivered herewith.

                           PROPOSAL 1 -- THE MERGER

                      (Adoption of the Merger Agreement)

     The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, including the exhibits thereto, is qualified in its entirety by reference to the full text of such agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated by reference herein.

General

     The Merger Agreement provides for the acquisition of Perpetual by Commercial, and the subsequent merger of Perpetual Savings into the Bank, as follows: (i) Perpetual will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Perpetual Common Stock will be converted into shares of Commercial Common Stock and cash in lieu of fractional shares as set forth below (the Acquisition Merger); and
(ii) Perpetual Savings will then merge into the Bank, with the Bank as the surviving savings institution (the Bank Merger) (collectively, the Merger). Upon the consummation of the Acquisition Merger (the Acquisition Merger Effective
Time), Perpetual will have merged into Commercial. Upon the consummation of the Bank Merger (the Bank Merger Effective Time), Perpetual Savings will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time. For additional information regarding the Merger, see the Merger Agreement, which is attached as Annex A hereto and incorporated by reference herein.

     Stockholders of Perpetual are being asked to adopt the Merger Agreement. The affirmative vote of a majority of the outstanding shares of Perpetual Common Stock is required for Perpetual's stockholders to adopt the Merger Agreement.

Background of the Merger

     Perpetual was formed in December 1993 by Perpetual Savings to become the holding company of Perpetual Savings. The acquisition of Perpetual Savings by Perpetual was consummated on March 30, 1994 in connection with Perpetual Savings' Conversion. Following the Conversion and consistent with its business plan, Perpetual pursued a strategy of gradual growth that focused on developing its retail banking business within its market place. Throughout the period following the Conversion, Perpetual also considered its strategic alternatives, taking into account its size and market area.

     In February 1997, consistent with its fiduciary responsibilities to the Perpetual stockholders, the Perpetual Board of Directors scheduled a Strategic Planning Retreat (the "Retreat") to further consider strategic alternatives available to Perpetual. In preparation for the Retreat, Perpetual retained two consultants, Crowe, Chizek and Company LLP ("Crowe Chizek") and Edelman to advise the Board. Representatives of each of these consultants met with Perpetual's directors and management and conducted research in preparation for the Retreat.

     On July 8 and 9, 1997 the Perpetual Board held its Retreat, and on July 8 heard presentations from representatives of Crowe Chizek and Edelman. The Crowe Chizek representative advised the Board regarding Perpetual's potential to maximize stockholder value as an ongoing business enterprise. The Edelman representative advised the Board regarding Perpetual's potential to maximize stockholder value through a strategic alliance with another financial institution. Board members asked questions of both consultants. Significant attention was given to the respective benefits of attempting to increase returns on assets and equity as an independent entity versus effecting a merger in which Perpetual shares would be exchanged into shares of a larger financial institution with higher returns on assets and equity. On July 9, 1997, the Perpetual Board met to consider the previous day's discussions and to review strategic options. After discussion, the Board authorized the retention of investment banking and legal advisors to solicit indications of interest from potential strategic alliance partners.

     On August 15, 1997, Perpetual retained Edelman as its financial advisor and agent for the purpose of exploring a strategic alliance. Perpetual, with the assistance of Edelman, compiled a Confidential Memorandum concerning Perpetual's operations and Perpetual's interest in a business combination. Perpetual authorized Edelman to distribute the Confidential Memorandum to prospective merger partners. A total of 28 parties were contacted by Edelman, 14 of which asked to receive the Confidential Memorandum, four of which subsequently submitted preliminary expressions of interest in effecting a business combination with Perpetual (the "Expressions"). On October 30, 1997, a representative of Edelman met with Perpetual to review the Expressions. Following its review of the Expressions, Perpetual determined that Edelman should invite three of the parties to conduct additional due diligence with respect to Perpetual. The Expressions of two of these parties proposed an acquisition of Perpetual for cash consideration. At Perpetual's direction, Edelman indicated to both of these parties that Perpetual had a preference for a transaction involving a tax-free exchange solely for stock. Perpetual also authorized Edelman to confer further with two other parties, neither of which elected to submit proposals. In early November, Perpetual retained Barry P. Taff, P.C. ("Taff") to provide strategic consulting services in connection with the acquisition proposals.

     Following review of additional documentary material and discussions with Perpetual's management two of the three parties which had submitted Expressions submitted proposals aimed at a combination with Perpetual. Commercial proposed an all stock exchange, while the other party proposed a cash acquisition with an indicated price per share higher than the current indicated market value per share of the Commercial proposal. Following discussions with Edelman, Taff and legal counsel to Perpetual, management directed Edelman to inform both of these parties that any further revisions in their proposals submitted in advance of a Board meeting scheduled December 6, 1997 would be considered. The cash bidder was again informed of Perpetual's preference for all stock consideration. Both parties increased the amounts of consideration offered (the "Revised Proposals"), while the form of consideration remained unchanged. The indicated price per share of the cash acquisition proposal was again higher than the indicated price per share of the Commercial Proposal.

     On December 6, 1997, the Perpetual Board met to consider the Revised Proposals. Information regarding the Revised Proposals, the two interested parties and the situation facing the Board was provided by Edelman, Taff, legal counsel and management. After reviewing the financial aspects of both proposals and considering the differences between a tax-free stock exchange and a cash acquisition, the Board unanimously indicated a preference for the revised Commercial proposal and authorized preparation of the Merger Agreement. During the following week, after being informed of the Perpetual Board's decision in favor of another proposal, the other party contacted Edelman on an unsolicited basis and again raised the amount of its cash proposal. Commercial was informed that an enhanced competing offer had been received and elected not to modify its proposed terms in response.


     On December 14, 1997, the Perpetual Board met to review the prospective transaction. The meeting was attended by representatives of Edelman, Taff, representatives of Silver Freedman & Taff, L.L.P., special counsel to Perpetual, and certain senior officers of Perpetual. The events of the previous week were related to the Board, as were the financial terms proposed by Commercial and the other party. Legal counsel reviewed with the Board the proposed Merger Agreement. The Board asked questions of its third party advisors. Edelman provided its verbal opinion to the Perpetual Board that the Exchange Ratio proposed by Commercial was fair, from a financial point of view, to the holders of Perpetual Common Stock (see " -- Opinion of Financial Advisor"). After evaluating the enhanced cash proposal, the Merger Consideration proposed by Commercial, and the other terms and conditions of the Merger Agreement, the Perpetual Board authorized execution of the Merger Agreement. The Merger Agreement was executed and publicly announced on December 15, 1997.

Reasons for the Merger and Recommendation of Perpetual Board of Directors

     The Perpetual Board believes that the terms of the Merger Agreement, which are the product of arm's-length negotiations between representatives of Perpetual and Commercial, are in the best interests of Perpetual and the Perpetual stockholders. In the course of reaching this determination, the Perpetual Board considered a number of factors. Without assigning any relative or specific weights, these reasons included, among other things:

     (i) Concern that, despite improvement in profitability at Perpetual, it would take considerable additional improvement and time before Perpetual could attain levels of profitability considered attractive by industry standards;

     (ii) Concern that generally favorable economic conditions for the banking industry and for Perpetual's market area could change, with the potential results of lower pricing or reduced feasibility of a merger transaction;

     (iii) Consideration of the value of the Commercial Common Stock to be issued to Perpetual stockholders in relation to the market value, book value and earnings per share of Perpetual Common Stock;

     (iv) Consideration of the value to Perpetual stockholders of a tax-free exchange and a continuing interest in the combined organization;

     (v) Consideration of the business, operations, financial condition and prospects of Commercial, as well as the liquidity of Commercial Common Stock;

     (vi) Consideration of the potential enhancement of pricing and services to the Perpetual customer base and market area through the greater financial resources of a larger financial institution such as Commercial;

     (vii) Input concerning the proposed merger provided by Perpetual management, as well as input concerning the terms and provisions of the Merger Agreement provided by legal counsel; and

     (viii) The opinion of Edelman that the Exchange Ratio was fair, from a financial point of view, to holders of Perpetual Common Stock.

THE PERPETUAL BOARD UNANIMOUSLY RECOMMENDS THAT PERPETUAL STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

Opinion of Perpetual Midwest's Financial Advisor

     On August 15, 1997, Perpetual engaged Edelman to provide financial advisory services in connection with the potential combination of Perpetual with a larger institution. Edelman is a financial advisory and consulting firm engaged in advising financial institutions and other businesses regarding financing and merger transactions and other matters. Perpetual selected Edelman because of its expertise with financial institutions, and its particular knowledge of and experience with Perpetual. Edelman had previously advised Perpetual regarding certain strategic planning efforts.

     At a meeting of the Perpetual Board of Directors on December 14, 1997, Edelman provided its verbal opinion to the Board that the Exchange Ratio was fair, from a financial point of view, to the holders of Perpetual common stock. Edelman subsequently delivered its opinion in written form.

     The full text of Edelman's opinion is attached hereto as Annex B and is incorporated herein by reference. THE SUMMARY SET FORTH IN THIS
PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, AND STOCKHOLDERS ARE URGED TO READ SUCH OPINION.

     In forming its opinion, Edelman reviewed, among other things, (i) with respect to Perpetual, the Prospectus dated February 10, 1994 relating to Perpetual's initial public offering of Common Stock; Annual Reports on Form 10-KSB and Annual Reports to stockholders for the six months ended June 30, 1994 and the fiscal years ended June 30, 1995 through 1997; and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (ii) with respect to Commercial, Annual Reports on Form 10-K and Annual Reports to stockholders for the fiscal years ended June 30, 1993 through 1997; and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (iii) a draft of the Merger Agreement received December 12, 1997; (iv) certain other information concerning the future prospects of Perpetual and Commercial, and of the combined entity, as furnished by the respective companies, which Edelman discussed separately with the senior management of Perpetual and Commercial; (v) historical market price and trading data for Perpetual and Commercial Common Stock; (vi) the financial performance and condition of Perpetual and Commercial and similar data for other financial institutions Edelman believed to be relevant; (vii) the financial terms of other mergers Edelman believed to be relevant; and (viii) such other information as Edelman deemed appropriate.

     In conducting its review and preparing its opinion, Edelman relied upon the accuracy and completeness of the financial and other information regarding Perpetual and Commercial provided to it by the respective managements of Perpetual and Commercial, and on certain other publicly available financial and other information, and did not independently verify any such information. Edelman relied upon the managements of Perpetual and Commercial in forming a view of the future prospects of Perpetual and Commercial, and in forming assumptions regarding a range of potential synergies resulting from the Merger. Edelman assumed, without independent verification, that the aggregate allowances for loan losses at Perpetual and Commercial were adequate to cover such losses. Edelman did not inspect any properties, assets or liabilities of Perpetual or Commercial and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Perpetual or Commercial. In rendering its opinion, Edelman assumed that the Merger will be consummated on the terms described in the Merger Agreement.

     EDELMAN'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT ADDRESS THE DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY pERPETUAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE ACQUISITION MERGER. IT IS FURTHER UNDERSTOOD THAT EDELMAN'S OPINION IS BASED ON ECONOMIC AND MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING AS OF DECEMBER 14, 1997, AND DOES NOT REPRESENT AN OPINION AS TO WHAT THE VALUE OF COMMERCIAL COMMON STOCK WILL BE WHEN ISSUED TO THE STOCKHOLDERS OF PERPETUAL UPON CONSUMMATION OF THE ACQUISITION MERGER OR THEREAFTER.

     In connection with rendering its opinion to the Perpetual Board, Edelman performed a variety of financial analyses that are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis and is not necessarily susceptible to partial analysis or summary description. Edelman believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying Edelman's opinion. Any estimates or assumptions used in Edelman's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than is suggested by such estimates. No company or previous transaction used in Edelman's analyses was identical to Perpetual or Commercial or the Merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. Edelman may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.

     The following is a brief summary of the analyses performed by Edelman in connection with its opinion:

     Comparable Transactions. Edelman analyzed certain pricing statistics regarding thrift acquisitions and compared these to pricing ratios for the Acquisition Merger. In acquisitions of thrifts nationwide announced in 1996 and 1997, the average price to tangible book value ratios were 154% and 186%. Among acquisitions of $200 million to $600 million asset size midwestern thrift institutions completed subsequent to December 31, 1995, the median price to tangible book value ratio was 147%, while the median price to earnings ratio (adjusted for the one-time charge for recapitalization of the Savings Association Insurance Fund) was 20.7. Perpetual was valued in the Acquisition Merger at 167% price to tangible book value based on September 30, 1997 book value per share and the closing price of Commercial stock on December 12, 1997, the last trading day before the opinion date. Based on last 12 months earnings per share, Perpetual was valued in the Acquisition Merger at 37.1 times earnings. Based on earnings for the September 30, 1997 quarter annualized, Perpetual was valued at 26.2 times earnings.

     Comparable Companies. Edelman compared certain operating and stock valuation ratios of Commercial and a group of 9 other $2 billion to $15 billion asset size banking companies (the "Group"), including ALBANK Financial Corporation; Charter One Financial, Inc.; CitFed Bancorp, Inc.; Flagstar Bancorp, Inc.; InterWest Bancorp, Inc.; MAF Bancorp, Inc.; St. Paul Bancorp, Inc.; TCF Financial Corp.; and Washington Federal, Inc. Commercial and the Group median, respectively, had tangible equity to tangible assets of 5.5% and 6.9%, and non-performing assets to total assets of .88% and .58% at September 30, 1997. Commercial had last 12 months returns on average assets and equity of .95% and 16.11%, compared to Group medians of 1.16% and 15.71%. Based on December 12, 1997 closing stock prices, Commercial's price to last 12 months earnings (including an adjustment for a charge for early retirement of debt) was 17.6, compared to a Group median last 12 months price to earnings ratio of 17.3. Price to average securities analyst estimates of next fiscal year earnings as reported by the Institutional Brokers Estimate System ("IBES") was 13.8 for Commercial and 14.5 for the Group median. Commercial had a price to tangible book value ratio of 287% compared to 230% for the Group median. It was also noted that Commercial Common Stock had appreciated 65% during 1997, compared to 47% for the Group median, 60% for the Nasdaq Bank Index and 27% for the S&P 500 index.

     Edelman also compared certain operating and stock valuation ratios of Perpetual to a universe of 338 publicly traded thrift stocks which were not subject to pending acquisitions and which had financial data available for the third quarter of 1997 (the "Universe"). Perpetual and the Universe median, respectively, had total assets of $402 million and $354 million; tangible equity to tangible assets of 8.5% and 10.6%; and non-performing assets to total assets of .30% and .48%. Perpetual's last 12 months returns on average assets and equity were .40% and 4.7%, compared to Universe medians of .95% and 8.3%. Based on December 11, 1997 prices, Perpetual's ratio of price to annualized last quarter earnings was 23.8, compared to a Universe median of 17.7. Perpetual's price to tangible book value was 151%, compared to a universe median of 156%.

     Trading and Dividend Analysis. Edelman reviewed certain trading, liquidity and dividend data regarding Perpetual and Commercial. It was noted that Commercial stock traded a daily average of 52,830 shares from January 1, 1997 through December 12, 1997, compared to 4,367 for Perpetual. It was also noted that based on current quarterly dividend rates and the Exchange Ratio, the Merger constituted a dividend decrease of 37% for Perpetual stockholders, from $.30 to approximately $.19 per Perpetual share annually. Edelman also reviewed the averages of the daily ratios of Perpetual to Commercial closing market price (the "Trading Ratio") over various time horizons and compared this to the Exchange Ratio. The Exchange Ratio represented a premium over the average Trading Ratio of 7.4% during January 1, 1997 through December 12, 1997; 13.5% during July 1, 1997 through December 12, 1997; 5.3% during the 20 trading days ending December 12, 1997; and 7.8% based on the closing Commercial price and the average of the Perpetual closing bid and ask prices on December 12, 1997.

     Contribution Analysis. Edelman compared Perpetual stockholders' pro forma ownership in Commercial to Perpetual's relative contribution of assets, equity, market capitalization and income in the combination. Based on September 30, 1997 shares outstanding and options awarded, and based on December 12, 1997 market pricing of Commercial Common Stock, Perpetual stockholders stood to receive approximately 4.9% of the combined entity. By comparison, Perpetual represented 5.3% of the two companies' total assets, 7.9% of their total tangible stockholders' equity, 4.6% of their December 12, 1997 market capitalization, 2.3% of their last 12 months net income (adjusted for loss on early retirement of debt for Commercial) and 3.1% of their last three months income.

     Impact Analysis. Edelman analyzed the theoretical impact of the Merger on Commercial's profitability based on various assumptions regarding financial performance following closing. Sensitivity analysis was conducted assuming stand-alone profitability growth at Perpetual of 0% to 5%, and merger synergies (expense reduction and revenue enhancement combined as a percentage of current Perpetual non-interest expense) of 20% to 40%. Based on the foregoing factors, the Exchange Ratio and average securities analyst estimates of Commercial earnings per share for the fiscal year ending June 30, 1999 as reported by IBES, Edelman calculated that the Merger would result in a per share profitability impact ranging from negative 1.2% to positive .1%.

     Present Value Analysis. Edelman calculated the theoretical stand-alone value of Perpetual shares on a present value basis across a range of 5-year projections and valuation assumptions. Three scenarios were analyzed reflecting, respectively, a) increases in September 30, 1997 quarter annualized net income of 10%, 15% and 20% annually; b) trading values of 15.0, 17.5 and 20.0 times income in five years; and c) discount rates of 10%, 12.5% and 15%. Dividend growth was assumed to be 5% annually. Based on dividends paid and period-end stock trading value in the three scenarios, Edelman calculated present values per share for Perpetual of $18.29, $23.13 and $28.71. Based on the Commercial closing price on December 12, 1997, the value per Perpetual share represented by the Exchange Ratio equaled to $30.44.

     Edelman and Perpetual entered into an agreement relating to the services Edelman is providing in connection with the Merger. Pursuant to this agreement, Perpetual has paid Edelman fees totaling $52,500. Upon closing of the Merger, Perpetual will also pay Edelman fees equal to a) .40% of transaction price (as defined in the agreement), plus b) 4.0% of the amount by which transaction price exceeds $48.9 million, minus c) a credit of $25,000 for an earlier progress payment. Perpetual has also agreed to reimburse Edelman for out-of-pocket expenses associated with its services subject to a maximum of $15,000 and to indemnify Edelman against certain liabilities.

Conversion of Perpetual Common Stock

     Exchange Ratio. Each share of Perpetual Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time, except as hereinafter provided, will be converted into and represent solely the right to receive .8636 of a share of Commercial Common Stock (the Exchange Ratio), subject to adjustment as hereinafter described. At the Acquisition Merger Effective Time, the holders of certificates representing shares of Perpetual Common Stock shall cease to have any rights as stockholders of Perpetual, except the right to receive the Merger Consideration. Perpetual Common Stock held by Perpetual (except for shares held in any qualified plan of Perpetual or any of its subsidiaries or otherwise held in a fiduciary capacity or in satisfaction of a debt previously contracted) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall be cancelled, and the certificates of such shares shall thereafter be canceled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

     The Exchange Ratio, the Average NYSE Closing Price, as well as all per share data included herein with respect to Commercial have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend declared by Commercial on November 17, 1997 and distributed on December 15, 1997 to stockholders of record as of November 28, 1997. If the holders of Commercial Common Stock shall have received or shall become entitled to receive, without payment therefor, any additional shares of Commercial Common Stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement or Commercial shall exchange Commercial Common Stock for a different number of kind of shares or securities (Stock Adjustment), then the Exchange Ratio shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the price per share of Commercial Common Stock used to determine the value of fractional shares, the Average NYSE Closing Price, shall likewise be proportionately adjusted to compensate for any such Stock Adjustment.

     Under certain circumstances, the Exchange Ratio could be adjusted upward pursuant to certain provisions of the Merger Agreement. The Merger Agreement provides that Perpetual may elect to terminate the Merger Agreement during the two business days commencing on the business day immediately following the end of the Determination Period if the Average NYSE Closing Price is less than $30.1666. If Perpetual elects to exercise its right to terminate the Merger Agreement, it must give written notice of its intention no later than the end of the aforementioned two day period. During the two business day period immediately after Commercial's receipt of such notice, Commercial shall have the right to adjust the Exchange Ratio to equal the number (calculated to four decimal places and rounded down) obtained by dividing $26.05 by the Average NYSE Closing Price. If Commercial so elects, it must give written notice to Perpetual of such election and the revised Exchange Ratio, and no termination of the Merger Agreement will be deemed to have occurred.

     No Fractional Shares. No fractional shares of Commercial Common stock will be issued in the Acquisition Merger. Instead, cash will be paid in lieu of any fractional share interests of Commercial Common Stock resulting from the Merger. The applicable cash value of each fractional share interest will be equal to the product of such fraction multiplied by the Average NYSE Closing Price for shares of Commercial Stock.

     Exchange of Perpetual Stock Certificates. Harris Trust and Savings Bank is expected to act as the exchange agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Acquisition Merger. As soon as practicable after the Acquisition Merger Effective Time but not later than ten business days thereafter, the Exchange Agent will send a notice and transmittal form to each Perpetual stockholder of record at such date whose Perpetual Common Stock has been converted into Commercial Common Stock, advising such stockholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Perpetual Common Stock in exchange for new certificates of Commercial Common Stock and for cash in lieu of any fractional interest. Promptly following receipt of such notice and transmittal form, holders of Perpetual Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each Perpetual Common Stock certificate will be canceled.

     Until surrendered, certificates that prior to the Acquisition Merger Effective Time represented outstanding shares of Perpetual Common Stock, except for those shares not eligible to be converted into Commercial Common Stock as described above, will be deemed for all purposes to evidence ownership of the number of shares of Commercial Common Stock into which the shares of Perpetual Common Stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. Until such certificates are so surrendered, no dividend or distribution payable to holders of Commercial Common Stock as of any record date subsequent to the Acquisition Merger Effective Time will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Commercial Common Stock issued in exchange therefor the amount of dividends or distributions that theretofore have become payable with respect to such shares of Commercial Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends or cash paid in lieu of fractional shares.

     If any certificate for shares of Commercial Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     HOLDERS OF PERPETUAL COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

Treatment of Perpetual Stock Options

     At the Acquisition Merger Effective Time, each option outstanding under the Perpetual Option Plan, whether or not then exercisable, shall continue outstanding as an option to purchase, in place of the purchase of Perpetual Common Stock, the number of shares (rounded to the nearest whole share) of Commercial Common Stock that would have been received by the optionee in the Acquisition Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Perpetual Common Stock immediately prior to the

Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to relevant option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. Commercial shall assume at the Acquisition Merger Effective Time each such option, and such assumption shall be undertaken in such a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code of 1986, as amended, as to any stock option which is an "incentive stock option."

     See " -- Interests of Certain Persons in the Merger" for information regarding outstanding Perpetual stock options.

No Dissenters' Appraisal Rights

     In accordance with the Delaware General Corporation Law, Perpetual's stockholders do not have dissenters' rights of appraisal in connection with the transactions contemplated by the Merger Agreement.

The Bank Merger

     Following the Acquisition Merger, Perpetual Savings will merge into the Bank, with the Bank as the surviving savings institution. The Bank Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement and in the Plan of Merger between Perpetual Savings and the Bank dated December 15, 1997. At the Bank Merger Effective Time, the shares of Perpetual Savings common stock issued and outstanding immediately prior thereto will be canceled and the shares of capital stock of the Bank outstanding immediately prior thereto will constitute the only outstanding shares of capital stock of the Bank following consummation of the Bank Merger, the charter and bylaws of the Bank in effect immediately before the Bank Merger will be the charter and bylaws of the Bank immediately after the Bank Merger, the current home office of the Bank will continue to be the home office of the Bank, and the former home office of Perpetual Savings and all branch offices of the Bank and former branch offices of Perpetual Savings will be branch offices of the Bank. Following the Bank Merger, the Bank will continue to operate under the name "Commercial Federal Bank, a Federal Savings Bank." For additional information, see " -- Management after the Merger," " -- Employee Benefit Plans after the Merger" and " -- Interests of Certain Persons in the Merger."

     The obligations of the parties to consummate the Bank Merger are subject to the receipt of OTS approval of the Bank Merger.

Management after the Merger

     The directors and executive officers of Commercial and the Bank will not be affected by the Merger.

Representations and Warranties

     Commercial and the Bank, and Perpetual and Perpetual Savings, have given certain representations and warranties to each other in the Merger Agreement relating to, among other things, the following: the validity of their organization; authorized capital; the ownership, organization and status of their subsidiaries; the accuracy and completeness of certain internal books and records and of their financial statements, reports and material relating to them included in this Prospectus/Proxy Statement; the absence of any undisclosed material adverse change in their business, financial conditions or results of operations; the accuracy and completeness of information contained in this Prospectus/Proxy Statement; disclosure of financial advisory, brokerage, finders and similar fees; the absence of undisclosed material pending or threatened litigation; the adequacy of certain types of insurance; their standing under and compliance with applicable state and federal law, including compliance with federal securities laws and state and federal tax laws, among others; certain tax matters; ownership of all of their real property and undisturbed possession of all material leases; their authority to enter into the Merger Agreement and to undertake the transactions contemplated by it; the lack of undisclosed derivative contracts and the accuracy of all information provided to each other in connection with the Acquisition Merger. Perpetual and Perpetual Savings have made additional representations as to the absence of undisclosed employment agreements or arrangements and employee benefits; absence of any material contract defaults; the absence of environmental hazards and claims; the quality of Perpetual Savings' loan portfolio; and the adequacy of the present carrying values of any real estate investments, joint ventures, construction loans or other investments or loans under generally accepted accounting principles.

Covenants Pending the Acquisition Merger

     In the Merger Agreement, Commercial, the Bank, Perpetual and Perpetual Savings have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the transactions contemplated by the Merger Agreement. Each party has also agreed to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data and all documents with respect to matters to which reference is made in the Merger Agreement.

     Pursuant to the Merger Agreement, Perpetual and its subsidiaries, including Perpetual Savings, will conduct their businesses only in the ordinary course, and maintain their books and records in accordance with past practices and not take any action that would (i) adversely affect the ability to obtain any governmental approvals contemplated in the Merger Agreement, or (ii) adversely affect Perpetual's ability to perform its obligations under the Merger Agreement or the Option Agreement. Further, Perpetual has agreed that it will not, without the prior written consent of Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Perpetual's capital stock, except for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $.075 per share of Perpetual Common Stock with respect to any full calender quarter after December 15, 1997; (ii) reacquire any of Perpetual's outstanding shares of capital stock; (iii) issue or sell or buy any shares of capital stock of Perpetual or any Perpetual subsidiary, except shares of Perpetual Common Stock issued pursuant to the Perpetual Option Plan and the Option Agreement; (iv) effect any stock split, stock dividend or other reclassification of Perpetual Common Stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Perpetual or any Perpetual subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Perpetual or of any Perpetual subsidiary.

     In addition, pursuant to the Merger Agreement, Perpetual and its subsidiaries shall not, except as set forth in the Merger Agreement, without the prior written consent of Commercial:

     (i) sell or dispose of any significant assets of Perpetual or of any Perpetual subsidiary other than in the ordinary course of business consistent with past practices, except as set forth in the Merger Agreement;

     (ii) merge or consolidate Perpetual or any Perpetual subsidiary with or (except as set forth in the Merger Agreement) otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Perpetual Savings or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property in the aggregate in excess of $100,000;

     (iii) change the articles or certificate of incorporation, charter documents or other governing instruments of Perpetual or any Perpetual subsidiary, except as provided in the Merger Agreement or as required by law;

     (iv) grant to any executive officer, director or employee of Perpetual or any Perpetual subsidiary any increase in annual compensation, or any bonus type payment, except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice and except as otherwise set forth in the Merger Agreement;

     (v) adopt any new or amend or terminate any existing employee benefit plans or arrangements of any type except as described in the Merger Agreement;

     (vi) except as described in the Merger Agreement, authorize severance pay or other benefits for any officer, director or employee of Perpetual or any Perpetual subsidiary;

     (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices;

     (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;

     (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Perpetual subsidiary or make additional investments in subsidiaries, except as set forth in the Merger Agreement;

     (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any derivatives contracts or structured notes;

     (xi) purchase any equity securities other than Federal Home Loan Bank stock, except as set forth in the Merger Agreement;

     (xii) make any investment which would cause Perpetual Savings to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

     (xiii) make any loan with a principal balance of $750,000 or more;

     (xiv) authorize capital expenditures other than in the ordinary course of business;

     (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or by a regulatory authority or adopt or implement any change in its methods of accounting for Federal income tax purposes; or

     (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity in excess of $500,000.

     Notwithstanding the foregoing, Perpetual Savings is permitted to engage in any of the foregoing activities exclusively with the Bank.

     Pursuant to the Merger Agreement, Perpetual also shall not authorize or permit any representative of Perpetual or any subsidiary to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "takeover proposal" (generally, any proposal other than as contemplated by the Merger Agreement, for a merger or other business combination involving Perpetual or Perpetual Savings, for the acquisition of a 10% or greater equity interest in Perpetual or Perpetual Savings or for the acquisition of a substantial portion of the assets of Perpetual or Perpetual Savings) or, except as the fiduciary duties of Perpetual's Board of Directors may otherwise require, cooperate with, negotiate with or enter into an agreement with any party relating to a takeover proposal. Further, Perpetual has agreed to give prompt written notice to Commercial upon becoming aware of any takeover proposal.

Conditions to Consummation of the Merger

     Pursuant to the Merger Agreement, the obligations of Commercial, the Bank, Perpetual and Perpetual Savings to effect the Merger are subject to the following conditions:

     (i) holders of the outstanding shares of Perpetual Common Stock shall have approved the Merger Agreement and Perpetual, as sole stockholder of Perpetual Savings, shall have approved an amendment to Section 8 of Perpetual Savings' Federal Stock Charter making inapplicable to Commercial and the Bank the restrictions therein;

     (ii) no order, decree or injunction shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority;

     (iii) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority, including without limitation those of the OTS, the FDIC, the Federal Trade Commission, the Department of Justice, the Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and all other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied;

     (iv) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have been declared effective and shall not be subject to a stop order of the Commission and, if the offer and sale of Commercial's Common Stock in the Acquisition Merger pursuant to the Merger Agreement is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner; and

     (v) receipt of an opinion of Deloitte & Touche LLP, in form and content reasonably satisfactory to Commercial and Perpetual, and upon which Perpetual stockholders may rely, as to certain of the federal income tax consequences of the Merger (see " -- Federal Income Tax Consequences").

     The obligations of Commercial and the Bank to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Commercial and the Bank: (i) Commercial shall have received from Perpetual's counsel an opinion dated as of the closing date of the Acquisition Merger covering certain matters; (ii) Perpetual and Perpetual Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Perpetual and its subsidiaries, taken as a whole; (iii) Commercial shall have received a letter from Perpetual's independent public accountants regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) between the date of the Merger Agreement and the closing date of the Acquisition Merger, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of Perpetual and any Perpetual subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both Perpetual and other comparably sized thrift institutions in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates effecting both Perpetual and comparably sized thrift institutions to a similar extent and in a similar manner; (v) the representations and warranties of Perpetual and Perpetual Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for events or occurrences arising after the date of the Merger Agreement which, individually or collectively, are not reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of Perpetual and the Perpetual subsidiaries, taken as a whole; Perpetual and Perpetual Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition

Merger Effective Time; and Perpetual shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (vi) neither Perpetual nor any of its subsidiaries shall be a party to any pending litigation, reasonably probable of being determined adversely to Perpetual or any Perpetual subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of Perpetual and its subsidiaries, taken as a whole; (vii) all governmental approvals required by the Merger Agreement to consummate the transactions contemplated thereby shall have been obtained without the imposition of any conditions which Commercial reasonably and in good faith determines to be unduly burdensome upon the conduct of the business of Commercial or the Bank; and (viii) Commercial shall have received letter agreements from all affiliates of Perpetual regarding restrictions on resale of Commercial Common Stock received by them in the Acquisition Merger to ensure compliance with applicable resale restrictions imposed under the federal securities laws.

     The obligations of Perpetual and Perpetual Savings to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Perpetual and Perpetual Savings: (i) Perpetual shall have received from counsel to Commercial opinions dated as of the closing date of the Acquisition Merger covering certain matters; (ii) the representations and warranties of Commercial and the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Perpetual a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (iii) a certificate for the required number of whole shares of Commercial Common Stock, as determined in accordance with the Merger Agreement, and cash for fractional share interests shall have been delivered to the Exchange Agent; (iv) in addition to governmental approvals, Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and its subsidiaries, taken as a whole; and (v) the shares of Commercial Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible to satisfy in any material respect, the other party may elect to terminate the Merger Agreement. See " -- Amendment or Termination of the Merger Agreement."

Amendment or Termination of the Merger Agreement

     The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by stockholders: (i) by mutual consent of the parties; (ii) at the election of either party, if the closing of the Acquisition Merger shall not have occurred on or before August 31, 1998, or such later date as may be agreed to in writing by the parties; provided however that the right to terminate under this provision shall not be available to any party whose failure to perform an obligation has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (iii) by Commercial upon delivery of written notice of termination to Perpetual if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Commercial; provided however that the right to terminate under this provision shall not be available to Commercial where Commercial's or the Bank's failure to perform an obligation has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (iv) by Perpetual upon delivery of written notice of termination to Commercial if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Perpetual and Perpetual Savings to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Perpetual; provided however that the right to terminate under this provision shall not be available to Perpetual where Perpetual's or Perpetual Savings' failure to perform an obligation has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (v) by

Perpetual at any time during the two business days commencing on the business day immediately following the end of the Determination Period if the Average NYSE Closing Price under the Merger Agreement shall be less than $30.1666 (as adjusted in connection with any Stock Adjustment as described above, see " -- Conversion of Perpetual Common Stock."). However, in the event that Perpetual attempts to terminate the Merger Agreement pursuant to subparagraph (v) above, Perpetual must provide Commercial with written notice of that decision. Commercial shall thereafter have the option to increase the consideration to be received by the holders of Perpetual Common Stock by adjusting the Exchange Ratio to equal the number (calculated to four decimal places and rounded down) obtained by dividing (A) $26.05 by (B) the Average NYSE Closing Price. Commercial shall give notice of its election to Perpetual no later than two days after Commercial's receipt of Perpetual's notice to terminate the Merger Agreement. In the event that Commercial makes its election and provides proper notice, no termination shall have occurred and the Merger Agreement will remain in full force and effect.

     In the event that the Merger Agreement is terminated and abandoned pursuant to the provisions outlined above, the Agreement shall become void and have no effect, except for certain provisions of the Merger Agreement relating to brokers and finders, publicity expenses and confidentiality. In addition, any termination by Perpetual or Commercial pursuant to provisions of the Merger Agreement outlined in (iii) and (iv) in the paragraph above will not relieve the breaching party for an uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

     Except for agreements that are intended to be performed after the Acquisition Merger Effective Time, the representations, warranties and agreements of the parties set forth in the Merger Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time. From and after that time, none of the parties shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, except with respect to agreements of the parties which by their terms are intended to be performed after that time and with respect to liability for fraud, deception or intentional misrepresentation.

     The Merger Agreement may be amended, whether before or after any approval by stockholders of Perpetual, by an agreement in writing executed in the same manner as the Merger Agreement and authorized or ratified by the Boards of Directors of Perpetual and Commercial, except that after approval of the Merger Agreement by Perpetual's stockholders, no such amendment, without further approval by Perpetual's stockholders may change the amount or form of the consideration to be received by Perpetual's stockholders in the Acquisition Merger.

Stock Option Agreement

     As a condition to Commercial's entry into the Merger Agreement, Perpetual and Commercial entered into the Stock Option Agreement pursuant to which Perpetual granted to Commercial an option (the "Option"), to purchase 185,419 shares, subject to adjustment, of Perpetual Common Stock (9.9% of the issued and outstanding shares of such stock excluding shares of Perpetual Common Stock to be issued pursuant to the Stock Option Agreement) at a price per share of $27.75, subject to adjustment. Under the Stock Option Agreement, Commercial, or the holder of the Option (the "Holder"), would be permitted to exercise the Option if an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined), shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), and provided further that Commercial or the Holder provides notice of such exercise to Perpetual within six months of such Subsequent Triggering Event.

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all or a significant interest in

Perpetual from considering or proposing such an acquisition, even if such persons were prepared to pay for the Perpetual Common Stock a price in excess of that being paid by Commercial in the Acquisition Merger.

     The term Initial Triggering Event includes generally (i) the entry by Perpetual or any significant subsidiary into an agreement with a person other than Commercial (or a recommendation to do so by Perpetual's Board of Directors) relating to an Acquisition Transaction (as hereinafter defined); (ii) any person other than Commercial shall have acquired beneficial ownership of 10% or more of the outstanding shares of Perpetual Common Stock; (iii) the stockholders of Perpetual have voted and failed to adopt the Merger Agreement at a meeting held for that purpose, or failure by Perpetual to hold such a meeting as required by the Merger Agreement, in either case, after public disclosure of a proposed Acquisition Transaction; (iv) the Perpetual Board of Directors shall have withdrawn or modified in a manner adverse to Commercial its recommendation that Perpetual stockholders approve the transactions contemplated by the Merger Agreement, or shall have authorized, recommended or proposed an agreement to engage in an Acquisition Transaction with anyone other than Commercial; (v) any person other than Commercial shall have filed with the Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction; (vi) Perpetual shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction and following such breach Commercial would be entitled to terminate the Merger Agreement; or (vii) any person other than Commercial shall have filed an application or notice with the OTS or other regulatory authority for approval to engage in an Acquisition Transaction. The term Subsequent Triggering Event means
(i) the acquisition by any person other than Commercial of beneficial ownership of 25% or more of the then outstanding Perpetual Common Stock; or (ii) the entry by Perpetual or any significant subsidiary into an agreement with a person other than Commercial (or a recommendation to do so by Perpetual's Board of Directors) into an Acquisition Transaction involving the purchase or acquisition of 25% or more of Perpetual's voting power.

     For purposes of the Stock Option Agreement, an Acquisition Transaction generally means (i) a merger or consolidation or similar transaction involving Perpetual or its subsidiaries other than certain transactions involving solely Perpetual and its wholly owned subsidiaries, provided the transaction is permitted under the Merger Agreement; (ii) a purchase or other acquisition of securities representing 10% or more of the voting power of Perpetual or any Perpetual subsidiary; or (iii) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Perpetual or a Perpetual subsidiary. The term Exercise Termination Event includes generally (i) the Acquisition Merger Effective Time; (ii) termination of the Merger Agreement in accordance with the Merger Agreement if the termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Commercial due to a willful breach of certain specified covenants of Perpetual in the Merger Agreement (a "Listed Termination"); or (iii) the passage of 18 months (or such longer period as may be provided by an extension under the terms of the Stock Option Agreement) after termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a Listed Termination.

     Perpetual is required to follow specific procedures to notify Commercial in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event.

     The Stock Option Agreement also contains provisions whereby Perpetual may be required to repurchase the Option from Commercial or the current Holder, or to repurchase option shares from the current owner of those shares ("Owner"). More specifically, after the occurrence of a Repurchase Event (as defined below), and at the request of the Holder, Perpetual would be obligated to purchase the Option from the Holder for an amount equal to the amount that the then-current market price/offer price of the Perpetual Common Stock exceeds the option price of those shares. The market/offer price is the higher of (i) the price per share at which a tender or exchange offer has been made; (ii) the price per share to be paid by any third party who has entered into an agreement with Perpetual; (iii) the highest closing price of the shares during the six-month period preceding the date that the Holder gives notice of its repurchase request; or (iv) a price per share determined from the net price paid by a third party for all or substantially all of Perpetual's assets or deposits. Perpetual would likewise be required to repurchase shares of stock sold pursuant to the Stock Option Agreement from the Owner, at the request of the Owner, after a Repurchase Event. Moreover, following a Repurchase

Event, the Owner may surrender the Option to Perpetual in exchange for cash in an amount equal to $1.35 million (i) plus, if applicable, Commercial's purchase price with respect to any Option shares and (ii) minus, if applicable, the excess of the net cash amounts, if any, received by Commercial from any arm's length sales of Option shares to any unaffiliated party over the purchase price of such shares. This redemption right may only be exercised if Perpetual has not already been required to repurchase any portion of the Option or shares purchased pursuant to the Option.

     A Repurchase Event shall be deemed to have occurred upon (i) the acquisition by any person (other than Commercial or a Commercial subsidiary) of beneficial ownership of 50% or more of the then outstanding Perpetual Common Stock; or (ii) the consummation of any Acquisition Transaction as defined above except that the purchase or acquisition of securities must equal 50% instead of 10% in either case prior to an Exercise Termination Event. The Holder or Owner may exercise its right to require Perpetual to repurchase the option or any option shares as described above by providing notice and surrendering certain documents. Perpetual would then be required to provide appropriate payment, subject to applicable laws and regulations, within five days thereafter. In the event that Perpetual is precluded by law or regulation from repurchasing, in its entirety, the Option or option shares from the Holder or Owner respectively, Perpetual is nonetheless required to comply to the extent possible, and the Holder and Owner may revoke its notice of repurchase in its entirety, or to the extent of any prohibition on Perpetual's ability to comply.

     The Stock Option Agreement also makes provisions for the survival of the Option granted to Commercial in the event of certain occurrences involving Perpetual. In the event that prior to an Exercise Termination Event, (i) Perpetual consolidates or merges with or engages in a plan of exchange with any person other than Commercial (or a Commercial subsidiary) and Perpetual or a Perpetual subsidiary shall not be the surviving or continuing entity; (ii) Perpetual permits any person, other than Commercial or its subsidiary, to merge into Perpetual or be acquired by Perpetual in a plan of exchange and Perpetual shall be the continuing or surviving entity, but in that transaction, the stock of Perpetual shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding share of Perpetual shall after such merger or plan of exchange represent less than 50% of the outstanding shares or share equivalents of the merged or acquiring company; or (iii) Perpetual sells or otherwise transfers all or a substantial part of its or its subsidiary's assets or deposits to any person, other than Commercial or its subsidiary, then the agreement governing such transaction must make provisions so that the Option granted to Commercial under the Stock Option Agreement shall be converted into or exchanged for a substitute option ("Substitute Option"), at the election of the Holder, of either the acquiring entity or the person controlling that entity. The Substitute Option would provide the Holder with substantially the same rights as those granted under the Stock Option Agreement, to include the right to request that the issuer of the Substitute Option repurchase the Substitute Option in a fashion similar to that described above in connection with the Perpetual's obligations to the Holder and Owner.

     Neither Perpetual nor Commercial may assign any rights or obligations under the Stock Option Agreement to any person without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Commercial may assign its rights and obligations under the Stock Option Agreement subject to certain restrictions after the OTS has approved an application by Commercial to acquire the shares of Common Stock under the Stock Option Agreement.

Expenses and Termination Fee

     Each of the parties to the Merger Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereunder.

     In order to induce Commercial and the Bank to enter into the Merger Agreement, and as a means of compensating Commercial and the Bank for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with the Merger Agreement and the transactions contemplated therein, Perpetual and Perpetual Savings have agreed pursuant to the Merger Agreement that at such time as the Option granted by Perpetual to Commercial pursuant to the Stock Option Agreement becomes exercisable (see " -- Stock Option Agreement" above),

Perpetual and/or Perpetual Savings will upon demand pay to Commercial or the Bank immediately available funds $1,350,000.

Required Regulatory Approvals

     The Merger is subject to the approval of the OTS. Commercial has filed an application with the OTS for approval of the Merger. As of the date of this Prospectus/Proxy Statement, the approval of the OTS has not been received. There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which Commercial may find unduly burdensome. When such approval is received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of Perpetual's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the Merger will not occur.

Closing; Merger Effective Times

     As soon as practicable following the satisfaction or waiver of all conditions of the Merger Agreement, as agreed by the parties, but in no event later than thirty (30) days following such satisfaction or waiver, a closing shall take place at which the parties thereto will exchange documents required by the Merger Agreement. Immediately following the closing, and on the same day if practicable, the Acquisition Merger shall become effective at the latest to occur of the time (i) the Nebraska articles of merger are filed with the appropriate authorities in Nebraska or (ii) the certificate of merger is filed with the appropriate authorities of Delaware. Following the Acquisition Merger, the Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS.

Employee Benefit Plans after the Merger

     To the extent permitted by applicable law, the employees of Perpetual and Perpetual Savings who become employees of Commercial or a Commercial subsidiary after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Commercial or a Commercial Subsidiary to the same extent as other similarly situated Commercial or Commercial Subsidiary employees, (i) with full credit for prior service with Perpetual or Perpetual Savings for purposes of vesting, eligibility for participation and other purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Acquisition Merger Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year during which the Merger is consummated. Commercial shall honor all accrued vacation leave for the employees of Perpetual and Perpetual Subsidiaries following the Acquisition Merger Effective Time. Except as provided in the Merger Agreement, Perpetual's health (including Perpetual's supplemental care plan) and dental insurance plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of Commercial until such time as the employees of Perpetual and Perpetual Savings are integrated into Commercial's or other applicable Commercial subsidiary's health and dental insurance plans. By the terms of the Merger Agreement, Commercial and its subsidiaries are required to take such steps as are necessary or required to integrate the employees of Perpetual and Perpetual Savings in such plans as soon as practicable after the Acquisition Merger Effective Time.

     Commercial will provide to the employees of Perpetual and Perpetual Savings full credit for prior service with Perpetual and Perpetual Savings for purposes of severance benefits under Commercial's guidelines in respect of such matters, which guidelines currently provide a severance benefit equivalent to one week's salary for each year of service, with a maximum aggregate entitlement equal to eight weeks of salary. In addition, Commercial or the Commercial Subsidiaries will pay for accrued vacation upon termination of service and will offer outplacement services or counseling to severed employees.

Interests of Certain Persons in the Merger

     Certain members of Perpetual's management and its Board of Directors may be deemed to have certain interests in the Acquisition Merger in addition to their interests as stockholders of Perpetual generally. Perpetual's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the Acquisition Merger. See " -- Reasons for the Merger and Recommendation of Perpetual Board of Directors."

     Stock Options. Commercial will assume at the Acquisition Merger Effective Time, each option outstanding under the Perpetual Option Plan. Pursuant to the terms of the Perpetual Option Plan, every option granted under the plan which is not fully exercisable at the time of the Special Meeting will, upon adoption of the Merger Agreement, become exercisable for a period of 60 days, after which it will revert to being exercisable in accordance with its terms. The following table sets forth as of January 31, 1998, information regarding the outstanding options under the Perpetual Option Plan held by directors and executive officers of Perpetual and Perpetual Savings. All options carry an exercise price of $10.00 per share


                                         Options    Options Exercisable      Aggregate
                            Options     Currently       Upon Merger          Value of
                             Held      Exercisable     Consummation        Such Options
                            -------    -----------  -------------------    ------------
Directors:
    William C. Fletcher     22,273
    Robert C. Tilden        14,044
    Eugene J.  Dowie        13,123
    Douglas E. Anderson     12,047
    Robert H. O'Meara        8,800
    James L. Roberts        15,425

Officers:
    David W. Lodge          13,595
    Rick L. Brown           13,495
    Hal D. Gilchrist        13,595

         Recognition and Retention Plan. Commercial will assume and honor the terms of Perpetual's Recognition and Retention Plan (the "RRP"). Pursuant to the terms of the RRP, vesting is accelerated and the restrictive periods on the Common Stock will lapse if the continuous service of any participant is terminated for whatever reason, after a change in control. The following tables sets forth, with respect to Perpetual's directors and executive officers, the number of shares of restricted Perpetual Common Stock held by such individuals and the value of such shares.

                                      Unvested           Value of
                                     RRP Shares         RRP Shares
                                     ----------         ----------
Directors:
    William C. Fletcher                 1,350           $  36,619
    Robert C. Tilden                    1,350              36,619
    Eugene J.  Dowie                    1,350              36,619
    Douglas E. Anderson                 1,350              36,619
    Robert H. O'Meara                   1,350              36,619
    James L. Roberts                    3,000              81,375

Officers:
    David W. Lodge                      1,875              50,859
    Rick L. Brown                       1,500              40,688
    Hal D. Gilchrist                    1,125              30,516

          Employee Stock Ownership Plan and 401(k) Profit Sharing Plan.
The Perpetual ESOP will terminate one day prior to the Acquisition Merger Effective Time and the trustees of the Plan will allocate and distribute plan assets to plan participants and beneficiaries in accordance with the terms of such plan and the Merger Agreement. The following table sets forth expected distributions under such plans to the executive officers.

                                                       Projected ESOP
                                                      and 401(k) Profit
                                                    Sharing Plan Residual
                                                    ---------------------
    James L. Roberts                                    $  76,397
    David W. Lodge                                         51,581
    Rick L. Brown                                          44,679
    Hal D. Gilchrist                                       40,930

     Executive Severance Policy. On June 13, 1997, Perpetual adopted an executive severance policy (the "Executive Severance Policy") covering four officers of Perpetual Savings. The Executive Severance Policy provides that upon any separation from service with Perpetual and Perpetual Savings, other than termination for cause, the officer is entitled to receive a payment equal to two months' current salary plus one additional month's current salary for each year the recipient has been in the employ of Perpetual Savings, up to a maximum of 14 months current salary. The severance payments currently payable under the Executive Severance Policy are: David W. Lodge, $110,833; Rick L. Brown, $96,833; Hal D. Gilchrist, $54,000; and Janice M. Klein, $41,819.

         The Executive Severance Policy also provides for each covered executive to receive for a period of 12 months, on the same basis as prior to termination, group life insurance, health and medical insurance, and short term disability insurance. Alternatively, the executive has the right, in lieu of such 12 months coverage, to a lump sum in cash equal to the present value of the premiums and other fees that would have been paid for such 12 months continuing coverage. In addition, each executive will be paid for any unused accrued vacation time.

         Roberts Employment Agreement. Perpetual has entered into an employment agreement with James L. Roberts dated June 16, 1997 (the "Roberts Employment Agreement"). This agreement provides that in the event of his termination (other than due to death, disability or "for cause") or of his voluntary resignation within the 24 months following a change in control, Mr. Roberts is entitled to receive a lump sum payment equal to 299% of his base salary. The Acquisition Merger will qualify as a "change in control" under the Roberts Employment Agreement and Mr. Roberts has indicated his intention to resign following the Merger. Accordingly, Mr. Roberts will receive a payment of $715,000 upon his resignation following the Acquisition Merger Effective Time.

         The Roberts Employment Agreement also provides that Mr. Roberts shall have the right to sole use and possession of Perpetual Savings' owned vehicle and Perpetual Savings' owned computer system in his personal possession at the time of termination for a period of 24 months following cessation of employment; that he and his spouse shall receive three years of hospitalization, medical, prescription drug and other heath benefits coverage; and that he shall receive moving expenses and temporary living expenses if he relocates to another state.

         On or before the closing date of the Acquisition Merger, Commercial and Mr. Roberts will enter into a consulting agreement under which Mr. Roberts will render consulting services to Commercial for a period of six months on matters regarding the business affairs and operations of Commercial as they relate to former operations of Perpetual. Mr. Roberts will receive approximately $45,000 for his consulting services.

         Indemnification; Directors and Officers Insurance. Commercial has also agreed to indemnify the directors and officers of Perpetual and its subsidiaries to the same extent they are indemnified under Perpetual's Articles of Incorporation or Bylaws in effect at the date of the Merger Agreement or arising by operation of law for a period of three years following the Acquisition Merger Effective Time or until the expiration of the applicable statute of limitations, but in no event beyond six years following the Acquisition Merger Effective Time. In addition, with respect to persons serving as officers or directors of Perpetual immediately prior to the Acquisition Merger Effective Time, Commercial has agreed to continue coverage under Perpetual's existing directors' and officers' liability insurance policy for a period of 18 months with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time, provided that Commercial is not obligated to expend more than 150% of the current premium for such coverage.

Federal Income Tax Consequences

         Commercial and Perpetual will rely upon an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the following effect:

         . the Acquisition Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Perpetual and Commercial should each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         . Perpetual should recognize no gain or loss on the transfer of its assets to Commercial in exchange for the Commercial Common Stock, cash, if any, and the assumption of its liabilities by Commercial, by reason of the application of Sections 361(a), 361(b) and 357(a) of the Code;

         . no gain or loss should be recognized by Perpetual upon the distribution of the Commercial Common Stock to the Perpetual stockholders, by reason of the application of Section 361(c)(1) of the Code;

         . no gain or loss should be recognized by Commercial on the receipt of Perpetual's assets in exchange for Commercial Common Stock, and the assumption by Commercial of Perpetual's liabilities, by reason of the application of Section 1032(a) of the Code;

         . the basis of the assets of Perpetual in the hands of Commercial should be the same as the basis of such assets in the hands of Perpetual immediately prior to the Acquisition Merger, by reason of the application of Section 362(b) of the Code;

         . the holding period of the property acquired by Commercial from Perpetual should include the holding period of such property in the hands of Perpetual immediately prior to the Acquisition Merger, by reason of the application of Section 1223(2) of the Code;

         . no gain or loss should be recognized by the former Perpetual stockholders upon the exchange of their Perpetual Common Stock for the Commercial Common Stock (including fractional shares which they otherwise might be entitled to receive) by reason of the application of Code Section 354(a);

         . the basis of the Commercial Common Stock (including fractional share interests a Perpetual stockholder would otherwise be entitled to receive) to be received by a Perpetual stockholder who exchanges Perpetual Common Stock for Commercial Common Stock should be the same as the basis of Perpetual Common Stock surrendered in the Acquisition Merger by reason of Code
                  Section 358(a)(1);

         . the holding period of the Commercial Common Stock (including fractional shares which they otherwise might be entitled to receive) to be received by Perpetual stockholders should, in each instance, include the holding period of the Perpetual shares surrendered in the Acquisition Merger, provided Perpetual stock was held as a capital asset on the date of the Acquisition Merger, by reason of the application of Code
                  Section 1223(1);

         . Commercial as the survivor should succeed to and take into account as of the close of the day of the distribution or transfer the items of Perpetual described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381(b) and 381(c), by reason of the application of Code Section 381(a)(2);

         . as provided in Code Section 381(c)(2) and Regulation Section 1.381(c)(2)-1, Commercial as the survivor should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Perpetual as of the date or dates of transfer. Any deficit in earnings and profits of either Commercial or Perpetual should be used only to offset earnings and profits accumulated after the date or dates of transfer;

         . cash received by a stockholder of Perpetual otherwise entitled to receive a fractional share of Commercial Common Stock in exchange for his Perpetual stock should be treated as if the fractional share was distributed as part of the Acquisition Merger and then was redeemed by Commercial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a). This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the former Perpetual stockholder, provided Perpetual Common Stock was a capital asset in such former stockholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Rul. 77-41).

Deloitte & Touche LLP has also opined that the Bank Merger should qualify as a reorganization under the Code and that in general, neither the Bank nor Perpetual Savings should recognize taxable gain or loss on the transfer or receipt of assets as a result of the Bank Merger and that Bank will have the same basis in the assets received as Perpetual had in such assets immediately prior to the transfer.

         The opinion of Deloitte & Touche LLP has no binding effect on the IRS. The opinion of Deloitte & Touche LLP is filed with the Commission as an exhibit to Commercial's registration statement on Form S-4 of which this Prospectus/Proxy Statement is a part. See " -- Additional Information."

         Cash payments made to the holders of Perpetual Common Stock upon the exchange thereof in connection with the Acquisition Merger (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, Commercial will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies Commercial that the TIN furnished by the stockholder is incorrect,
(iii) the IRS notifies Commercial that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH PERPETUAL STOCKHOLDER'S SITUATION. EACH PERPETUAL STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF COMMERCIAL COMMON STOCK RECEIVED IN THE MERGER.

Accounting Treatment

         The Acquisition Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles, under which the recorded assets and liabilities of Commercial and Perpetual will be carried forward to the surviving corporation in the Acquisition Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and Perpetual for the entire fiscal year in which the Acquisition Merger occurs; and the reported revenues and expenses of Commercial and Perpetual for all prior periods presented will be combined and restated as revenues and expenses of the surviving corporation (Commercial).

Resale of Commercial Common Stock; Restrictions on Transfer

         The shares of Commercial Common Stock to be issued in the Acquisition Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Perpetual or Commercial for purposes of Rule 145 under the Securities Act (generally, individuals or entities that control, are controlled by or are under common control with Perpetual or Commercial). Affiliates may not sell their shares of Commercial Common Stock acquired in connection with the Acquisition Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Perpetual has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate (for purposes of Rule 145) of Perpetual to deliver to Commercial a written agreement intended to ensure compliance with the Securities Act.

New York Stock Exchange Listing

         Commercial Common Stock is traded on the NYSE under the symbol "CFB". It is expected that Commercial Common Stock will continue to be quoted on the NYSE under the symbol "CFB" following the Acquisition Merger.

Vote Required

         The affirmative vote of a majority of the outstanding Perpetual Common Stock is required for Perpetual's stockholders to approve the adoption of the Merger Agreement. Each share of Perpetual Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each matter to be considered at the Special Meeting. Perpetual's directors and executive officers, and their affiliates, are expected to vote substantially all of the _____ shares of Perpetual's outstanding Common Stock beneficially owned by them as of the Record Date for adoption of the Merger Agreement.


                 BENEFICIAL OWNERSHIP OF PERPETUAL COMMON STOCK

         Persons and groups owning in excess of 5% of the outstanding shares of Perpetual Common Stock are required to file certain reports regarding such ownership pursuant to the Exchange Act). The following table sets forth, as of the Record Date, certain information as to Perpetual Common Stock beneficially owned by persons and groups in excess of 5% of the outstanding shares of Perpetual Common Stock and the ownership of all executive officers and directors of Perpetual as a group. Management knows of no person other than those set forth below who owns more than 5% of the outstanding shares of Perpetual Common Stock at the Record Date.


                                         Amount and         Percent of Shares of
                                         Nature of            Perpetual Common
Name                               Beneficial Ownership       Stock Outstanding
----                               --------------------     --------------------
Directors:
    William C. Fletcher
    Robert C. Tilden
    Eugene J. Dowie
    Douglas E. Anderson
    Robert H. O'Meara
    James L. Roberts

Officers:
    David W. Lodge
    Rick L. Brown
    Hal D. Gilchrist

Total Directors and Executive Officers
  (as a group __ persons)

                        COMMON STOCK PRICES AND DIVIDENDS

         The Commercial Common Stock is currently traded on the NYSE under the symbol "CFB." Perpetual Common Stock is traded on the Nasdaq National Market and is quoted under the symbol "PMFI."

         The following table sets forth (1) the comparative market prices of Commercial Common Stock and Perpetual Common Stock for the periods indicated, indicated by the high and low closing sales prices for the common stock of each company as reported on the Nasdaq National Market for Perpetual and as reported on the NYSE for Commercial and (2) the dividends per share declared on such stock.

         On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.


                                       Commercial                                    Perpetual
                                      Common Stock                                 Common Stock
                          -------------------------------------           ----------------------------------
Quarter Ended             High             Low        Dividends           High          Low        Dividends
-------------             ----             ---        ---------           ----          ---        ---------
Fiscal Year 1996
----------------
September 30, 1995      $    16.45   $    12.05      $  --           $   17.75    $   14.25       $    --
December 31, 1995            16.78        14.39           .089           17.50        16.25           .075
March 31, 1996               17.28        15.55           .045           17.50        16.00           .075
June 30, 1996                17.28        16.39           .045           17.75        16.75           .075

Fiscal Year 1997
----------------
September 30, 1996           19.11        16.00           .045           20.00        17.00           .075
December 31, 1996            21.55        18.61           .047           22.25        18.25           .075
March 31, 1997               26.00        20.75           .047           20.50        18.75           .075
June 30, 1997                25.08        20.75           .047           20.50        19.00           .075

Fiscal Year 1998
----------------
September 30, 1997           32.125       25.08           .047           23.00        18.75           .075
December 31, 1997            36.50        31.375          .055           31.00        22.50           .075

1998
----
March 31, 1998                                            .055                                        .075
  (through March __, 1998)

         On December 12, 1997, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing sale price of Commercial Common Stock was $35.25 per share and the reported closing sale price for Perpetual Common Stock was $27.75 per share. On March __, 1998, the most recent practicable date prior to the mailing of this Prospectus/Proxy Statement, the closing sale price for Commercial Common Stock was $_____ per share and the closing sale price for Perpetual Common Stock was $_____ per share. Based on an Exchange Ratio of .8636, the pro forma market value of the shares of Commercial Common Stock to be received for each share of Perpetual Common Stock was $30.44 as of December 12, 1997 and $_____ as of March __, 1998.

                        COMPARISON OF STOCKHOLDER RIGHTS

         Introduction. Upon consummation of the Merger, the holders of Perpetual Common Stock, whose rights are presently governed by Delaware law and the Perpetual Certificate of Incorporation ("Certificate") and Bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by Nebraska law and the Articles of Incorporation ("Articles") and Bylaws of Commercial. Certain differences arise between the Perpetual Certificate and Bylaws and the Articles and Bylaws of Commercial. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to the Articles, as amended, and Bylaws of Commercial and the Certificate and the Bylaws of Perpetual . See "Available Information."

         Issuance of Capital Stock. The Articles of Commercial authorize the issuance of 50,000,000 shares of Commercial Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. The Perpetual Certificate authorizes the issuance of 6,000,000 shares of Perpetual Common Stock, par value $.01 per share, and 3,000,000 shares of preferred stock, par value $.01 per share. On January 31, 1998, 33,640,102 and 1,916,000 shares of Commercial Common Stock and Perpetual Common Stock, respectively, were issued and outstanding. Neither Commercial nor Perpetual had any shares of preferred stock outstanding. Under Commercial's Articles of Incorporation and the Perpetual Certificate, Commercial and Perpetual are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval.

         Voting Rights. Holders of Perpetual Common Stock are entitled to one vote per share on all matters submitted to vote to the stockholders. There is no cumulative voting. The Perpetual Certificate limits the voting rights of persons acquiring beneficial ownership, directly or indirectly, in excess of 10% of the outstanding Perpetual Common Stock. Those shares owned by a holder in excess of 10% are not entitled nor permitted to any vote.

         Holders of Commercial Common Stock are entitled to one vote per share on all matters submitted to vote to the stockholders, other than during the election of directors, where voting rights are cumulative.

         Preemptive Rights. Neither the holders of Perpetual Common Stock nor the holders of Commercial Common Stock have any preemptive or preferential right to purchase or to subscribe for additional shares of Perpetual Common Stock or Commercial Common Stock, respectively, or any other securities that either Perpetual or Commercial may issue.

         Number and Terms of Directors. The Boards of Directors of both Perpetual and Commercial are classified into three terms, so that only one class is elected at each annual meeting of stockholders. Commercial's Board of Directors consists of between nine and 12 persons with the precise number to be specified in the Bylaws. Action to change the number of directors must be by the affirmative vote of not less than 75% of all outstanding shares of Commercial Common Stock. The membership of the Perpetual's Board is fixed from time to time pursuant to a resolution adopted by a majority of the whole Board of Directors.

         Removal of Directors. The Perpetual Certificate provides for removal of any director only for cause by an affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Articles and Bylaws of Commercial provide for removal of any director or the entire Board of Directors at any time with an affirmative vote of the holders of seventy-five percent (75%) or more of the shares entitled to vote.

         Special Meetings. Under Perpetual's Certificate and Bylaws, special meetings of stockholders may only be called pursuant to a resolution adopted by a majority of the whole Board of Directors. A special meeting of Commercial's stockholders may be called for any purpose and at any time by a majority of the members of the Board of Directors, by the holders of seventy-five percent (75%) or more of shares entitled to vote at such meeting, or by a committee of the Board of Directors which has been duly designated by the Board of Directors to have the power to call such special meetings. No other person or persons may call special meetings.

         Approval of Business Combination. Perpetual's Certificate requires the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of voting stock for approval of certain business combination transactions with "interested shareholders,", as defined in the Certificate (each, a "Business Combination"). A majority vote of holders is required for a business combination transaction with "interested shareholders" when (i) the business combination is approved by a majority of disinterested directors or
(ii) certain fair price criteria set forth in the Certificate are met, which are designed to ensure Perpetual's stockholders receive a fair price for their shares in a business combination. In addition, Section 203 of the Delaware General Corporation Law restricts certain transactions between a Delaware corporation, such as Perpetual, and a holder of 15% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof. The three-year ban does not apply if either the proposed transaction or the transaction by which the 15% stockholder became a 15% stockholder is approved by the board of directors prior to the date such stockholder became a 15% stockholder.

         Commercial's Articles require that any merger, reorganization, or consolidation, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 25% of the fair market value of the total assets of Commercial with any affiliate or any person who beneficially owns in the aggregate 20% or more of the outstanding shares of voting stock of Commercial must first be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock and the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock held by stockholders other than a principal shareholder ( a person who owns at least 20% of the outstanding shares of Commercial's voting stock). Commercial's Articles also require that certain fair price criteria designed to ensure that Commercial's stockholders receive a fair price for their shares in a business combination are met, unless a business combination is first approved by three-quarters of the board of directors who were directors prior to the time the person became a principal shareholder.

         Restriction on Acquisition of Securities. The Perpetual Certificate provides that in no event shall any record owner of any Perpetual Common Stock which is beneficially owned, directly or indirectly, by such person be entitled or permitted to vote any shares in excess of ten percent (10%) of the outstanding shares of Perpetual Common Stock. Commercial's Articles do not contain a similar provision.

         Authorized Preferred Stock. The Perpetual Certificate authorizes 3,000,000 shares of serial preferred stock. The Board of Directors may, subject to applicable be law and National Association of Securities Dealers, Inc. ("NASD") rules, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. Commercial's Articles authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors of Commercial could issue these shares of preferred stock without stockholder approval.

         Board Consideration of Certain Non-monetary Factors in the Event of an Offer by Another Party. Perpetual's Certificate directs the Board of Directors, in evaluating a Business Combination or a tender or exchange offer, to consider all relevant factors in determining what is in the best interest of Perpetual and its stockholders, including, without limitation, the social and economic effect of acceptance of such offer upon Perpetual's present and future customers, employees, and subsidiaries; the impact upon the communities in which Perpetual and its subsidiaries operate; Perpetual's ability to fulfill its objectives as a financial institution holding company; and Perpetual's subsidiary financial institution's ability to fulfill the objectives of a federally insured financial institution.

         Commercial has no similar provision in its Articles or Bylaws.

         Rights Plan. On December 19, 1988, the Board of Directors of Commercial adopted a Shareholder Rights Plan (the "Rights Plan") and declared a distribution of stock purchase rights (the "Rights") payable to stockholders of record on December 30, 1988. The Rights consist of primary rights (the "Primary Rights"), which generally entitle the holders thereof to purchase shares of Commercial Common Stock at 20% of the market price of such shares in the event any person acquires an interest in 15% or more of Commercial Common Stock without complying with a procedure intended to ensure fair treatment of all stockholders of Commercial, and secondary rights (the "Secondary Rights"), which generally entitle the holders thereof to purchase shares of Series A Junior Participating Cumulative Preferred Stock of

Commercial (the "Preferred Shares") in the event a person acquires an interest in 25% or more of the outstanding shares of Commercial Common Stock without complying with such procedural requirements. The December 30, 1988 distribution consisted of one Primary Right and One Secondary Right for each share of Commercial Common Stock outstanding on that date and, subject to adjustment under certain circumstances, unless the Rights expire or are earlier redeemed, one Primary Right and one Secondary Right shall be issued with each share of Commercial Common Stock issued following December 30, 1988 until the Rights become exercisable under the terms of the Rights Plan.

         The Primary Rights will become exercisable, subject to extension, 10 business days following a public announcement that any person (other than certain entities who beneficially owned more than 15% of Commercial's outstanding Commercial Common Stock as of the date of adoption of the Rights Plan and certain persons who acquire their shares directly from Commercial) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock and has not complied with the procedural requirements set forth in the Rights Plan (such person being referred to as a "15% Person"). Secondary Rights will become exercisable upon the earlier of (i) one business day following a public announcement that any person (other than Commercial or certain related entities) has acquired, or has obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock, provided that such acquisition is not deemed a "Fair Offer," as described in the Rights Plan (such person being known as a "25% Person"), or (ii) one business day following the commencement of a tender offer, other than a Fair Offer, or exchange offer, the consummation of which would result in the beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock by any person other than Commercial or certain related entities. A public announcement for this purpose shall be made by Commercial or, as the case may be, by a 15% Person or a 25% Person.

         The number of shares which may be purchased upon exercise of each Primary Right is determined by dividing (i) that number of shares which equals 50% of the outstanding shares of Commercial Common Stock, as of the date a person became a 15% Person, by (ii) the number of Primary Rights outstanding, exclusive of Primary Rights beneficially owned by the 15% Person, which shall become void. The per share exercise price of shares issued upon the exercise of a Primary Right is 20% of the market price of such shares as of the date the 15% Person became a 15% Person.

         Unless the Secondary Rights are earlier redeemed, in the event a person becomes a 25% Person, each holder of a Secondary Right (other than Secondary Rights beneficially owned by such 25% Person, which will thereafter become void) will have the Right to purchase one-hundredth of a share of Preferred Shares at a price of $42.00 per one-hundredth of a share. Unless the Secondary Rights are earlier redeemed, in the event that (i) Commercial is the surviving corporation in a merger with a 25% Person and Commercial Common Stock is not changed or exchanged in such merger, (ii) a 25% Person engages in one of a number of "self dealing" transactions, including certain preferential sales, transfers or exchanges of Commercial assets or securities, (iii) during such time as there is a 25% Person, there shall be any reclassification of securities or recapitalization of Commercial or any merger or consolidation of Commercial with any of its subsidiaries or any other transaction or series of transactions which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into securities of Commercial or any of its subsidiaries which is beneficially owned by a 25% Person, or (iv) a person (other than Commercial or certain related entities) becomes the beneficial owner of 25% or more of the outstanding shares of Commercial Common Stock (other than pursuant to certain transactions set forth in the Rights Plan), then each holder of a Secondary Right will have the right to receive, upon exercise and payment of the Secondary Right exercise price, Commercial Common Stock having a value equal to two times the then current Secondary Right exercise price.

         In the event Commercial is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, each holder of a Secondary Right will thereafter have the right to receive, upon the exercise and payment of the Secondary Right exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction has a value equal to two times the then current Secondary Right exercise price.

         A majority of the independent directors of Commercial may authorize the redemption of either or both of the Primary or Secondary Rights at a price of $0.01 per Right at any time prior to the close of business on the tenth business day, subject to extension, following the date of a public announcement that any person has become a 15% Person, other than pursuant to certain cash tender offers described in the Rights Plan, and at any time prior to the public announcement that any person has become a 25% Person, other than pursuant to such a cash tender offer. Commercial's right of redemption with respect to the Secondary Rights will be reinstated if each 25% Person reduces its beneficial ownership to less than 15% of Commercial Common Stock in a transaction not involving a purchase by Commercial or its subsidiaries. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders thereof will be to receive the redemption price.

         The terms of the Rights may be amended by the Board of Directors of Commercial without the consent of the holders of the Rights, except that following the date on which the Rights become exercisable, such amendment may not adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Commercial (other than rights resulting from such holder's ownership of Commercial Common Stock), including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Commercial without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired.

         Perpetual does not have any similar shareholder rights plan.

         Amendment of Bylaws. The Board of Directors of Perpetual may adopt, alter, amend, or repeal the Bylaws by a majority vote of the whole Board. Stockholders may also adopt, alter, amend or repeal the Bylaws by affirmative vote of holders of 80% of shares entitled to vote generally in the election of directors.

         The Board of Directors of Commercial are authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the corporation. Stockholders may make, repeal, alter, amend or rescind the Bylaws only upon the approval of seventy-five percent (75%) or more of the total voting power of outstanding shares of each class of capital stock entitled to vote.

         Amendment of Certificate of Incorporation and Articles of Incorporation. Perpetual may amend alter or repeal any provision of its Certificate by a resolution adopted by a majority of the board of directors, and subsequent approval by an affirmative vote of a majority of stockholders entitled to vote, except where the amendment, alteration, change or act to repeal the Perpetual Certificate is inconsistent with Article 4, Section C (dealing with limitation upon beneficial ownership); Article 5, Clause c (dealing with action of stockholders without a meeting); Article 5, Clause d (dealing with the power to call a special meeting of stockholders); Article 6 (dealing with the classified board, vacancies on the board, stockholder nominations and removal of directors); Article 7 (dealing with the power of the board of director and stockholders to amend the Bylaws); Article 8 (dealing with approval of Business Combinations); Article 10 (dealing with the purchase of an equity security from an interested person); Article 11 (dealing with indemnification of directors and officers); and Article 13 (dealing with amendment to the Certificate), in which case the stockholder approval must be at least eighty percent (80%) of the shares entitled to vote at the election of directors.

         Commercial reserves the right to amend, alter, change or repeal any provision contained in its Articles in the manner prescribed under the Nebraska Business Corporation Act except that Article VII (dealing with the number of directors of the corporation), Article VIII (dealing with the classified board of directors), Article IX (dealing with the removal of directors), Article X (dealing with filing vacancies on the Board of Directors and newly created directorships), Article XI (dealing with the power to call special meetings of the stockholders), Article XII ( dealing with the amount of stock which can be acquired), Article XIII (dealing with the approval of Business Combinations),
Article XIV (dealing with the market price of stock involved in any business combination), Article XV(dealing with the amendment to the Bylaws by directors and by stockholders) and Article XVI ( the provision explaining these exceptions), may not be repealed or amended in any respect, unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of all outstanding shares of Commercial Common Stock entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of the outstanding shares of Commercial Common Stock entitled to vote generally, other than in the election of directors and other than Principal Shareholders.

         Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meeting of Stockholders. The Perpetual Certificate permits stockholder nominations of candidates for the election of directors. Nominations by stockholders shall be made in writing and delivered or mailed to and received, by the Secretary of the Corporation not less than thirty
(30) days prior to the date of the meeting; provided, however, that in the event that less than 40 days notice of the date of the meeting is given to stockholders, notice by the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed. The written notice by the stockholder must include information required pursuant to Schedule 14A of the Exchange Act for nominees for election of directors, as well as, for each nominee, a written consent to be named in the Proxy Statement and to serve as director if elected. The stockholder making the proposal must provide his or her name and address as it appears on the transfer books, and the class and number of shares of Perpetual capital stock beneficially owned by such stockholder.

         The Commercial Bylaws provide that any stockholder entitled to vote in the election of directors may make nominations for the election of directors and proposals for new business to be taken up at any annual or special meeting. Stockholder nominations for the election of directors must be delivered by first class U.S. Mail, postage prepaid, to the Secretary of Commercial not less than sixty (60) days prior to such meeting. The nomination must set forth the name, age, business address, residence, the principal occupation of the nominee, and the number of shares the nominee beneficially owns. Proposals by stockholders must be delivered to the Secretary of Commercial in writing setting forth a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of stockholder making the proposal, the class and number of shares beneficially owned by the stockholder proposing such business, and any material interest of the stockholder in such business not less than sixty (60) days prior to the annual or special meeting to the Secretary.

         Action of Stockholders Without a Meeting. The Perpetual Certificate and Bylaws provide that no action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting. The power for stockholders to consent in writing to take action without a meeting is expressly denied.

         The Bylaws of Commercial permit any action required to be taken at a meeting of the stockholders, or any action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting for the action so taken, shall be signed by all of the stockholders entitled to vote. Such written stockholder consent will have the effect of a unanimous stockholder vote.


                             SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by Perpetual. Perpetual will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Perpetual Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Perpetual may solicit proxies personally or by telegraph or telephone without additional compensation.

         Regan & Associates, Inc. will assist in the solicitation of proxies by Perpetual for a fee of $3,250 plus reasonable expenses associated with such solicitation.

         Perpetual's 1997 Annual Report to Stockholders, including financial statements, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, accompany this Prospectus/Proxy Statement.

                              PERPETUAL FORM 10-KSB

A COPY OF PERPETUAL'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, PERPETUAL MIDWEST FINANCIAL, INC., 700 FIRST AVENUE, N.E., CEDAR RAPIDS, IOWA 52401.


                                  LEGAL MATTERS

         The legality of the Commercial Common Stock to be issued pursuant to the Merger Agreement will be passed upon for Commercial by Fitzgerald, Schorr, Barmettler & Brennan, P.C., Omaha, Nebraska.

         Certain other legal matters in connection with the Merger will be passed upon for Commercial by Housley Kantarian & Bronstein, P.C., Washington, D.C., and for Perpetual by Silver, Freedman & Taff, L.L.P., Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of Commercial as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated in this Prospectus/Proxy Statement by reference from Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year 1996), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Perpetual as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, incorporated by reference herein, have been audited by Crowe, Chizek and Company LLP, independent auditors, as stated in their report which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority, as experts in accounting and auditing.


                             INDEPENDENT ACCOUNTANTS

         Representatives of Crowe, Chizek and Company LLP, Perpetual's independent certified public accountants, are not expected to be present at the Special Meeting to respond to stockholder's questions and, as a result, will not have an opportunity to make a statement at the Special Meeting.


                                  OTHER MATTERS

         The Perpetual Board of Directors is not aware of any business to come before the Special Meeting other than those matters described in this Prospectus/Proxy Statement. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                     -------------------------------------

                      REORGANIZATION AND MERGER AGREEMENT

                                 By and Among

                        COMMERCIAL FEDERAL CORPORATION
                                      AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK


                                      And


                       PERPETUAL MIDWEST FINANCIAL, INC.
                                      AND
                          PERPETUAL SAVINGS BANK, FSB



                         Dated as of December 15, 1997

                     -------------------------------------

                               TABLE OF CONTENTS

ARTICLE I       THE MERGER AND RELATED MATTERS................................................................2
     1.1        Merger: Surviving Institution.................................................................2
     1.2        Effective Time of the Merger..................................................................3
     1.3        Conversion of Shares..........................................................................3
     1.4        Surviving Corporation in the Acquisition Merger...............................................4
     1.5        Authorization for Issuance of Commercial Common Stock;
                    Exchange of Certificates..................................................................5
     1.6        No Fractional Shares..........................................................................7
     1.7        Shareholders' Meeting.........................................................................7
     1.8        Company Stock Options.........................................................................7
     1.9        Registration Statement; Prospectus/Proxy Statement............................................8
     1.10       Cooperation; Regulatory Approvals............................................................10
     1.11       Closing......................................................................................10
     1.12       Closing of Transfer Books....................................................................10
     1.13       Bank Merger..................................................................................10
     1.14       Option Agreement.............................................................................11

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF COMPANY
                    AND SAVINGS..............................................................................11
     2.1        Organization, Good Standing, Authority, Insurance, Etc.......................................11
     2.2        Capitalization...............................................................................12
     2.3        Ownership of Subsidiaries....................................................................12
     2.4        Financial Statements and Reports.............................................................13
     2.5        Absence of Changes...........................................................................14
     2.6        Prospectus/Proxy Statement...................................................................14
     2.7        No Broker's or Finder's Fees.................................................................15
     2.8        Litigation and Other Proceedings.............................................................15
     2.9        Compliance with Law..........................................................................15
     2.10       Corporate Actions............................................................................16
     2.11       Authority....................................................................................16
     2.12       Employment Arrangements......................................................................17
     2.13       Employee Benefits............................................................................17
     2.14       Information Furnished........................................................................19
     2.15       Property and Assets..........................................................................19
     2.16       Agreements and Instruments...................................................................19
     2.17       Material Contract Defaults...................................................................20
     2.18       Tax Matters..................................................................................20
     2.19       Environmental Matters........................................................................21
     2.20       Loan Portfolio:  Portfolio Management........................................................21

     2.21       Real Estate Loans and Investments............................................................22
     2.22       Derivatives Contracts........................................................................22
     2.23       Insurance....................................................................................22

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF COMMERCIAL
                    AND THE BANK.............................................................................23
     3.1        Organization, Good Standing, Authority, Insurance, Etc.......................................23
     3.2        Capitalization...............................................................................23
     3.3        Ownership of Subsidiaries....................................................................23
     3.4        Financial Statements and Reports.............................................................24
     3.5        Absence of Changes...........................................................................25
     3.6        Prospectus/Proxy Statement...................................................................25
     3.7        No Broker's or Finder's Fees.................................................................25
     3.8        Compliance With Law..........................................................................26
     3.9        Corporate Actions............................................................................26
     3.10       Authority....................................................................................26
     3.11       Information Furnished........................................................................27
     3.12       Litigation and Other Proceedings.............................................................27
     3.13       Agreements and Instruments...................................................................27
     3.14       Tax Matters..................................................................................27
     3.15       Property and Assets..........................................................................27
     3.16       Derivatives Contracts........................................................................28
     3.17       Insurance....................................................................................28

ARTICLE IV      COVENANTS....................................................................................28
     4.1        Investigations; Access and Copies............................................................28
     4.2        Conduct of Business of the Company and the Company Subsidiaries..............................29
     4.3        No Solicitation..............................................................................30
     4.4        Shareholder Approval.........................................................................31
     4.5        Filing of Holding Company and Merger Applications............................................31
     4.6        Consents.....................................................................................31
     4.7        Resale Letter Agreements.....................................................................31
     4.8        Publicity....................................................................................32
     4.9        Cooperation Generally........................................................................32
     4.10       Additional Financial Statements and Reports..................................................32
     4.11       Stock Listing................................................................................32
     4.12       Allowance for Loan and Real Estate Owned Losses..............................................33
     4.13       D&O Indemnification and Insurance............................................................33
     4.14       Tax Treatment................................................................................34
     4.15       Update Disclosure............................................................................34
     4.16       Company's Employee Plans and Benefit Arrangements............................................34
     4.17       Amendment of Savings' Federal Stock Charter..................................................36
     4.18       Commercial Goodwill Claim....................................................................36
     4.19       Environmental Reports........................................................................36

ARTICLE V       CONDITIONS TO THE MERGER; TERMINATION
                    OF AGREEMENT.............................................................................37
     5.1        General Conditions...........................................................................37
     5.2        Conditions to Obligations of Commercial and Bank.............................................37
     5.3        Conditions to Obligations of Company and Savings.............................................40
     5.4        Termination of Agreement and Abandonment of Merger...........................................40

ARTICLE VI      TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES..............................................42
     6.1        Termination; Lack of Survival of Representations and Warranties..............................42
     6.2        Payment of Expenses..........................................................................42

ARTICLE VII     CERTAIN POST-MERGER AGREEMENTS...............................................................42
     7.1        Reports to the SEC...........................................................................42
     7.2        Employees....................................................................................43

ARTICLE VIII    GENERAL......................................................................................43
     8.1        Amendments...................................................................................43
     8.2        Confidentiality..............................................................................44
     8.3        Governing Law................................................................................44
     8.4        Notices......................................................................................44
     8.5        No Assignment................................................................................45
     8.6        Headings.....................................................................................45
     8.7        Counterparts.................................................................................45
     8.8        Construction and Interpretation..............................................................45
     8.9        Entire Agreement.............................................................................45
     8.10       Severability.................................................................................45
     8.11       No Third Party Beneficiaries.................................................................46
     8.12       Enforcement of Agreement.....................................................................46

Schedules:
  Schedule I      Disclosure Schedule for the Company and Savings.............................................
  Schedule II     Disclosure Schedule for Commercial and the Bank.............................................
  Schedule 4.2................................................................................................
  Schedule 4.7................................................................................................
  Schedule 4.16...............................................................................................

Exhibits:
  Exhibit 1.1(a)  Acquisition Plan of Merger..................................................................
  Exhibit 1.1(b)  Bank Plan of Merger.........................................................................
  Exhibit 1.14    Option Agreement
  Exhibit 5.2(a)  Form of Opinion of Counsel for the Company..................................................
  Exhibit 5.3(a)  Form of Opinion of Counsel for Commercial...................................................

                      REORGANIZATION AND MERGER AGREEMENT


================================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of December 15, 1997, by and among COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation ("Commercial"), and COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, a Federally chartered savings bank and wholly-owned subsidiary of Commercial ("Bank"); and PERPETUAL MIDWEST FINANCIAL, INC., a Delaware corporation ("Company"), and Perpetual Savings Bank, FSB, a Federally chartered savings bank and wholly-owned subsidiary of Company ("Savings").

     WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Omaha, Nebraska.

     WHEREAS, the Company, a non-diversified, unitary savings and loan holding company, with principal offices in Cedar Rapids, Iowa, owns all of the issued and outstanding capital stock of Savings, with principal offices in Cedar Rapids, Iowa;

     WHEREAS, Commercial and the Company desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Commercial and the Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Commercial and the Company, it is intended that Bank and Savings will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Commercial, followed by the merger of Savings with and into the Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger";

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code;

     WHEREAS, as an inducement to and condition of Commercial's willingness to enter into this Agreement, the Company will grant to Commercial an option pursuant to the Stock Option Agreement, the form of which is attached hereto as
Exhibit 1.14 (the "Option Agreement"); and

     WHEREAS, the Boards of Directors of Commercial and the Company have determined that this Agreement and the transactions contemplated hereby are in the best interests of Commercial and the Company, respectively, and their respective stockholders and have approved this Agreement and the Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the approval of this Agreement by the stockholders of the Company, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   ARTICLE I
                        THE MERGER AND RELATED MATTERS

     1.1  Merger: Surviving Institution.  Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Nebraska Business Corporation Act ("NBCA"), the Delaware General Corporation Law ("DGCL"), the Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial pursuant to the terms and conditions set forth herein and in the Plan of Merger to be set forth as Exhibit 1.1(a) attached hereto (the "Acquisition Plan of Merger"), (b) the separate corporate existence of the Company shall cease and Commercial shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and (c) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Savings shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in a plan of merger set forth in Exhibit 1.1(b) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the NBCA and the DGCL, Section 1.4(e) hereof and the Acquisition Plan of Merger. Upon consummation of the Bank Merger, the separate existence of Savings shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall remain "Commercial Federal Bank, a Federal Savings Bank". From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Savings, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the Bank Plan of Merger. Commercial may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided, however,
                                                           --------  -------
that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company common stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in Section 1.3 herein or
(C) materially impede or delay receipt of any approval referred to in Section
5.1 hereof or the consummation of the transactions contemplated by this Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, Commercial and the Company will file, or cause to be filed, a certificate or articles of merger with appropriate authorities of Nebraska and Delaware for the Acquisition Merger and articles of combination with the OTS for the Bank Merger, which certificate, articles of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the latest to occur of the time (i) the Nebraska articles of merger are filed with the appropriate authorities of Nebraska or (ii) the certificate of merger is filed with the appropriate authorities of Delaware (the "Acquisition Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

     1.3  Conversion of Shares.
          --------------------

          (a)(i) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of Commercial or the Company or the holders of shares of Commercial or Company common stock, each outstanding share of Company common stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and represent solely the right to receive without any action by the holder, 0.5757 of a share of common stock, $.01 par value, of Commercial (the "Commercial Common Stock") (the "Exchange Ratio"), subject to adjustment as provided in clause (a)(iv) of this Section and Section 5.4(c)(the "Merger Consideration").

                  (ii) Any shares of Company common stock which are owned or held by the Company or any of its subsidiaries (except shares held in any qualified plan of the Company or any of its subsidiaries or otherwise held in a fiduciary capacity or in satisfaction of a debt previously contracted) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be canceled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

                  (iii) At the Acquisition Merger Effective Time, the holders of certificates representing shares of the Company's common stock (the "Company Common Stock") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as provided herein.

                  (iv) If the holders of Commercial Common Stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing within five days prior to the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares, spinoff or similar corporate rearrangement or Commercial shall exchange Commercial Common Stock for a different number or kind of shares or securities ("Stock Adjustment"), then the amount of Commercial Common Stock to be exchanged at the Acquisition Merger Effective Time for Company Common Stock shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NYSE Closing Price, as defined below, shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NYSE Closing Price" shall mean the closing price per share (carried to four decimal places and rounded down) of the Commercial Common Stock on the New York Stock Exchange. The term "Average NYSE Closing Price" shall mean the arithmetic mean of the NYSE Closing Prices of the Commercial Common Stock for the 25/th/ through the sixth trading day, inclusive, immediately preceding the business day prior to the later of (A) the date on which all requisite federal and state regulatory approvals required to consummate the transactions contemplated by this Agreement are obtained (and Commercial shall notify the Company of the date when all such approvals are obtained), including for this purpose the period of any requisite waiting periods in respect thereof, (B) the date of the Company's meeting of shareholders to be held pursuant to Section 1.7 herein or (C) the 25/th/ day of the month immediately preceding the month in which the parties have scheduled in writing the Closing to occur, or the next succeeding business day (the "Determination Period").

          (c) Each share of Commercial Common Stock to be issued to the Company's shareholders pursuant to this Section 1.3 shall include the corresponding number of rights associated with the Commercial Common Stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     1.4  Surviving Corporation in the Acquisition Merger.
          -----------------------------------------------

          (a) The name of the Surviving Corporation shall be Commercial Federal Corporation.

          (b) The Articles of Incorporation of Commercial as in effect immediately prior to the Acquisition Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until amended as provided therein or by law.

          (c) The bylaws of Commercial as in effect immediately prior to the Acquisition Merger Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Commercial immediately prior to the Acquisition Merger Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified or otherwise duly selected.

          (e)  From and after the Acquisition Merger Effective Time:

               (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Commercial and the Company, and all obligations belonging or due to each of Commercial and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Commercial or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

               (ii) The Surviving Corporation shall be liable for all the obligations of each of Commercial and the Company. Any claim existing, or action or proceeding pending, by or against the Company or Commercial, may be prosecuted to judgement, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

               (iii) All the rights of creditors of each of the Company and Commercial are preserved unimpaired, and all liens upon the property of the Company and Commercial are preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

     1.5  Authorization for Issuance of Commercial Common Stock; Exchange of
          ------------------------------------------------------------------
          Certificates.
          ------------

          (a) Commercial shall reserve or will at Closing have available for issuance a sufficient number of shares of the Commercial Common Stock for the purpose of issuing its shares of Commercial Common Stock to the Company's shareholders in accordance with this Article I, including Section 1.8. Immediately prior to the Acquisition Merger Effective Time, Commercial shall make available for exchange or conversion, by transferring to an exchange agent appointed by Commercial (the "Exchange Agent") for the benefit of the holders of Company Common Stock: (i) such number of whole shares of Commercial Common Stock as shall be issuable in connection with the payment of the aggregate Merger Consideration, and (ii) such funds as may be payable in lieu of fractional shares of Commercial Common Stock.

          (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company Common Stock (other than as provided in Section 1.3(a)(ii)), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive certificates representing the number of whole shares of Commercial Common Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof and cash payments in lieu of fractional shares as provided in Section 1.6 hereof.
As soon as practicable after the Acquisition Merger Effective Time but not later than ten (10) business days thereafter, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Acquisition Merger Effective Time whose Company Common Stock shall have been converted into Commercial Common Stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company Common Stock in exchange for new certificates for Commercial Common Stock and for cash in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock shall be canceled.

          (c) Until surrendered as provided in this Section 1.5, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company Common Stock (other than shares canceled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all purposes to evidence ownership of the number of shares of Commercial Common Stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Commercial Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchanged for certificates representing shares of Commercial Common Stock as herein provided.

          (d) All shares of Commercial Common Stock and cash in lieu of any fractional shares issued and paid upon the surrender for exchange of Company common stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock.

          (e) If any new certificate for Commercial Common Stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes, if any, required by reason of the issuance of a new certificate for shares of Commercial Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6  No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock; no dividend or distribution with respect to Commercial Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Commercial Common Stock will, upon surrender of his certificate or certificates representing Company common stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NYSE Closing Price. For the purposes of determining any such fractional share interests, all shares of Company common stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Commercial Common Stock issuable to such Company shareholder in the Acquisition Merger.

     1.7  Shareholders' Meeting.  The Company shall, at the earliest practicable
          ---------------------
date after the effectiveness of the Registration Statement (as hereinafter defined), hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval this Agreement and the Acquisition Merger and all related matters necessary to the consummation of the transactions contemplated hereby. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Company Shareholders' Meeting shall be required for approval of the Acquisition Merger and all such related matters.

     1.8  Company Stock Options. At the Acquisition Merger Effective Time, each
          ---------------------
option outstanding under the Company's 1993 Stock Option and Incentive Plan (the "Company Option Plan"), whether or not then exercisable, shall continue outstanding as an option to purchase, in place of the purchase of each share of Company common stock, the number of shares (rounded to the nearest whole share) of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Company common stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. Commercial shall assume at the Acquisition Merger Effective Time each such option and the Company Option Plan It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any stock option which is an "incentive stock option." Commercial and Company agree to take such actions as shall be necessary to give effect to the foregoing. The Compensation Committee of the Company shall not authorize the payment of cash pursuant to Section 13 of the Company Option Plan.

     At all times after the Acquisition Merger Effective Time, Commercial shall reserve for issuance such number of shares of Commercial Common Stock as are necessary so as to permit the exercise of options granted under the Company Option Plan in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Commercial shall make all filings required under federal and state securities laws so as to permit the exercise of such options and the sale of the shares received by the option holder upon such exercise.

     1.9  Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

          (a) For the purposes (i) of registering the Commercial Common Stock to be issued to holders of Company common stock in connection with the Merger and the shares issuable under the Company Option Plan pursuant to Section 1.8 hereof with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement"). At the election of the Company, such Prospectus/Proxy Statement may also include information necessary to conduct the annual meeting of shareholders of the Company.

          (b) Commercial shall furnish such information concerning Commercial and the Commercial Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Commercial agrees promptly to advise the Company if at any time prior to the Company Shareholders' Meeting any information provided by Commercial in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Commercial shall promptly file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Commercial and the Commercial Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Commercial with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Commercial if at any time prior to the Company Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Commercial with the information needed to correct such inaccuracy or omission. The Company shall furnish Commercial with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Commercial shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Commercial shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Commercial to utilize in the Registration Statement the information concerning the Company and the Company Subsidiaries provided to Commercial for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and approve the form of proxy statement included in the Registration Statement prior to its filing with the SEC and prior to its mailing to Company shareholders. Commercial shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Commercial shall furnish Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (including the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) The Company shall consult with Commercial in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of the Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. Commercial and the Company shall each take such action as may be necessary or appropriate to ensure that their respective affiliated persons are aware of and comply with the guidelines of the SEC with respect to the sale by affiliates of stock of companies engaging in a business combination transaction to be accounted for as a pooling of interests as set forth in Topic 2-E of the SEC staff accounting bulletin series. All shares of Commercial common stock issued to such Company affiliated persons (i) in connection with the Merger or (ii) upon exercise of options received pursuant to Section 1.8 hereof subsequent to the Acquisition Merger Effective Time, shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act and pooling of interests accounting requirements, and notice shall be given to Commercial's transfer agent of such restriction. Such legend shall be removed by delivery of a substitute certificate without such legend if (i) such Company affiliated person shall have delivered to Commercial upon request an affidavit in form and substance satisfactory to Commercial necessary to enable counsel to Commercial to furnish a legal opinion or other document requested by the transfer agent, to the effect that such legend is not required for purposes of the 1933 Act, (ii) after the expiration of one year from the Acquisition Merger

Effective Time if such person did not become an "affiliate" of Commercial within the meaning of Rule 145 upon the Merger and Commercial has filed with the SEC all of the reports it is required to file under the 1934 Act during such one year period, or (iii) after the expiration of two years from the Acquisition Merger Effective Time unless, in the opinion of the counsel for Commercial, such person was an "affiliate" of Commercial within the meaning of Rule 145 within three months prior to the expiration of such two year period. Commercial shall use its best efforts to provide the transfer agent in a timely manner with any required legal opinion or other documentation necessary for the sale or transfer of any Commercial Common Stock received in the Merger. So long as shares of such Commercial common stock bear such legend, no transfer of such Commercial Common Stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Commercial to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC.

     1.10  Cooperation; Regulatory Approvals. The parties shall cooperate and
           ---------------------------------
use reasonable best efforts to complete the transactions contemplated hereunder as soon as practicable. Each party shall cause each of their affiliates and subsidiaries to cooperate in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of Company Common Stock, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

     1.11  Closing. If (i) this Agreement and the Acquisition Merger have been
           -------
duly approved by the shareholders of the Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Commercial, or at such other place as Commercial and the Company shall agree, at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the Closing shall
                                      --------  -------
be no more than 30 days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

     1.12  Closing of Transfer Books. At the Acquisition Merger Effective Time,
           -------------------------
the transfer books for Company common stock shall be closed, and no transfer of shares of Company common stock shall thereafter be made on such books.

     1.13  Bank Merger.
           -----------

           (a) At the Bank Merger Effective Time, each share of common stock of Savings ("Savings Common Stock") issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of Savings Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

          (b) The charter and bylaws of the Bank as in effect immediately prior to the Bank Merger Effective Time shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, until amended as provided therein or by law.

          (c) Except as otherwise provided herein, the directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, until their successors shall be duly elected and qualified or otherwise duly selected.

          (d) The liquidation account established by Savings pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Savings on the eligibility record date for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account established by Savings.

     1.14  Option Agreement. In connection with the execution of this
           ----------------
Agreement by the parties, Commercial and the Company intend to execute the Option Agreement in the form of Exhibit 1.14.

                                  ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS

     The Company and Savings represent and warrant to Commercial and the Bank that, except as disclosed in Schedule I attached hereto and except that Savings makes no representations or warranties regarding the Company:

     2.1   Organization, Good Standing, Authority, Insurance, Etc.  The Company
           ------------------------------------------------------
is a corporation duly organized, validly existing and, in the case of any Company Subsidiary which is a corporation, in good standing under the laws of the State of Delaware. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Savings within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The

Company has delivered to Commercial a true, complete and correct copy of the certificate of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Company and each Company Subsidiary. To the Company's best knowledge, the Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Des Moines and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including the committees of such Boards) other than the meeting of the Board of Directors held on December 14, 1997.

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of (i) 6,000,000 shares of common stock, par value $.01 per share, of which 1,872,925 shares were issued and outstanding as of the date of this Agreement, and (ii) 3,000,000 shares of preferred stock, $.01 par value, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 171,152 shares of Company common stock under the Company Option Plan and the option to be granted pursuant to the Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Stock Contract") to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company Option Plan, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I. Except as disclosed at Schedule 2.2, neither the Company nor Savings is aware of any event or circumstance (excluding actions or events by Commercial) which could disqualify the Merger from being accounted for as a pooling of interests.

     2.3  Ownership of Subsidiaries.  Except as set forth in Section 2.3 of
          -------------------------
Schedule I, all the outstanding shares of the capital stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). Except as set forth in Section 2.3 of Schedule I, all of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the

Company or Savings. Except as set forth in Section 2.3 of Schedule I, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any material investment of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any "company" (other than Company Subsidiaries) (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Des Moines or except as set forth in Section 2.3 of
Schedule I.

     2.4  Financial Statements and Reports.
          --------------------------------

          (a) No registration statement, proxy statement, schedule or report filed by the Company or any Company Subsidiary with the SEC or the OTS under the 1933 Act or the 1934 Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and banking laws and regulations for the last five years (or such shorter period as they may have been subject to such filing requirements), except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. All such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended and, with respect to the SEC Reports, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, with respect to reports and documents filed with banking regulatory agencies, were accurate in all material respects. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30, 1997) in accordance with the Company's books and records and those of any of the Company Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1997, will present) fairly the consolidated statement of financial condition and the consolidated statements of income, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). The audited consolidated financial statements of the Company at June 30, 1997 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the

Closing reflect or will reflect, to the extent required by generally accepted accounting principles, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain, in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in the audited consolidated financial statements at June 30, 1997 or for transactions effected, actions occurring or omitted to be taken, or claims made after June 30, 1997 (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) The Company has delivered to Commercial each SEC Report filed, used or circulated by it with respect to periods since June 30, 1994 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

     2.5  Absence of Changes.
          ------------------

          (a) Since June 30, 1997 there have been no material adverse changes in the business, properties, financial condition, operations or assets of the Company or any Company Subsidiary other than changes attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, which impair both the Company and other comparably sized thrift institutions in a substantially similar manner and other than changes attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Company and other comparably sized thrift institutions to a similar extent and in a similar manner. Since June 30, 1997 to the date hereof, there has been no occurrence, event or development of any nature existing, or to the knowledge of the Company, threatened, which is reasonably expected to result in such a change.

          (b) Since June 30, 1997, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6  Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times subsequent to such mailings up to and including the times of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1934 Act and the rules and regulations under such Act; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7  No Broker's or Finder's Fees.  Except as set forth at Section 2.7 of
          ----------------------------
Schedule I, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the Company has engaged Edelman & Co., Ltd to provide financial advisory services and to deliver an opinion to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the Company shareholders from a financial point of view. A copy of the engagement agreement with Edelman & Co., Ltd is attached to Section
2.7 of Schedule I.

     2.8  Litigation and Other Proceedings.  Except as set forth in Section 2.8
          --------------------------------
of Schedule I and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     2.9  Compliance with Law.
          -------------------

          (a) The Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) The Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

     2.10  Corporate Actions.
           -----------------

           (a) The Boards of Directors of the Company and Savings have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' approval of this Agreement, together with the Merger and any other action requiring such approvals. All corporate authorization by the Board of Directors of the Company and Savings required for the consummation of the Merger has been obtained or will be given when required by applicable law.

           (b) The Company's Board of Directors has taken all necessary action to exempt this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger, the Option Agreement and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Delaware laws limiting or restricting the voting rights of shareholders, (iii) any Delaware laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company Subsidiaries' articles/certificate of incorporation, charter or bylaws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

     2.11  Authority.  The execution, delivery and performance by the Company
           ---------
and Savings of their obligations under this Agreement and by the Company of its obligations under the Option Agreement does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) subject to the effectiveness of the amendment to Savings' Federal Stock Charter referred to in Section 4.17 hereof (the "Charter Amendment"), the articles of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Company Subsidiaries is subject or (iv) except as set forth in Section 2.4 of Schedule I, any other material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Subject to the approval and effectiveness of the Charter Amendment, the Company and Savings, as applicable, have all requisite corporate power and authority to enter into this Agreement, the Acquisition Plan of Merger and the Option Agreement and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement, and the Acquisition Merger, the approval of the Company's shareholders of this Agreement and the Acquisition Merger required under applicable law and the effectiveness of the Charter Amendment. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the approval of shareholders of this Agreement and the Acquisition Merger, and the consents specified in Section
2.11 or 2.15 of Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company or Savings in connection with the consummation of the transactions contemplated by this Agreement and the Acquisition Merger, the Acquisition Plan of Merger, the Bank Plan of Merger and the Option Agreement. This Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Option Agreement constitute the valid and binding obligation of the Company and Savings, as applicable, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12  Employment Arrangements.  Except as disclosed in Section 2.12 of
           -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on 30 days or less notice to such person. No payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Sections 162 or 280G of the Code. No later than 30 days prior to consummation of the Merger, the Company shall furnish Commercial for its review
(i) a computation of the amounts expected to be payable under the employment and severance agreements disclosed in Section 2.12 of Schedule I as a result of the Merger, and (ii) a schedule reasonably satisfactory to Commercial demonstrating that no "disqualified individual" within the meaning of Section 280G of the Code will be receiving payments in contravention of the representation in the preceding sentence.

     2.13  Employee Benefits.
           -----------------

           (a) Neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of Schedule I (true and correct copies of which have been delivered to Commercial). None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

Neither the Company nor any Company Subsidiary is a sponsor of or contributes to any qualified or non-qualified defined benefit plan for employees, officers or directors. No payments are more than 30 days past due on any Employee Plan or Benefit Arrangement. With respect to each Employee Plan and Benefit Arrangement of the Company or any Company Subsidiary, the Company will within 30 days of the date of this Agreement furnish to Commercial (i) the net fair market value of the assets held in any Benefit arrangement, and (ii) the amount of any contribution or other obligation paid, accrued, or payable, or reasonably expected to be payable between the date of this Agreement and the Closing, including contributions by Company to its Employee Stock Ownership and 401(k) Profit Sharing Plan to repay its loan in accordance with past practices (pro rated through the Closing), subject to applicable tax law limitations. Neither the Company nor any Company Subsidiary will make any contribution, or undertake any obligation to contribute any amount to any Employee Plan or Benefit Arrangement other than the amounts which the Company shall furnish to Commercial within 30 days hereof and other than immaterial amounts in the ordinary course of business and in accordance with past practice.

           (b) Except as set forth in Section 2.13 of Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1997 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1998.

           (c) Each Employee Plan and Benefit Arrangement (i) has been administered to date, and will be administered until the Closing, in accordance with their terms and in compliance with the Code, ERISA, and all other applicable rules and regulations, (ii) has, in a timely, accurate, and proper manner, both filed all required government reports and made all required employee communications, and (iii) between the date of this Agreement and the Closing, will complete and file all such required reports. No condition exists that could constitute grounds for the termination of any Employee Plan under
Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under
Section 4975 of the Code nor has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. Neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Commercial, or any of its affiliates at or after the Acquisition Merger Effective Time.

           (d) On or before 30 days after execution hereof, the Company will provide Commercial with true and complete copies of the following documents where applicable to any

Employee Plan or Benefit Arrangement: (i) each plan document or agreement, and any amendments thereto, and related trust agreements, insurance contracts and policies, annuity contracts, and any other funding arrangement; (ii) the most recent summary plan description and summary of material modifications; (iii) for the three most recent plan years, Form 5500 Annual Return/Report and all actuarial and financial reports and appraisals; and (iv) the most recent determination letter received from the Internal Revenue Service, plus any open requests and all other rulings received from any governmental agency. Within 60 days of the date hereof, the Company or Savings shall provide Commercial with documentation, reasonably satisfactory to Commercial, demonstrating that the requirements of Sections 401(k), 401(m), 404, 410, 412, 415, and 416 of the Code have been satisfied by each Employee Plan that is intended to qualify under
Section 401 of the Code.

     2.14  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Commercial pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of the Company, has been withheld from Commercial.

     2.15  Property and Assets.  The Company and the Company Subsidiaries have
           -------------------
marketable title to all of their real property reflected in the financial statements at June 30, 1997, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) pledges or liens incurred in the ordinary course of business. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in Section 2.15 of Schedule
I. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since June 30, 1997, except such loss, damage or destruction which does not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     2.16  Agreements and Instruments.  Except as set forth in Section 2.16 of
           --------------------------
Schedule I or as reflected in the audited Company consolidated financial statements as of June 30, 1997, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal

Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Savings, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between Company or any Company Subsidiary and any five percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

     2.17  Material Contract Defaults.  Neither the Company nor any Company
           --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company and any Company Subsidiary, taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18  Tax Matters.
           -----------

           (a) The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor, except as set forth in Section 2.18 of
Schedule I, any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is the Company aware of any basis for any such assertion or claim. The Company and each of the Company Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied in all material respects with all applicable state law sales and use tax collection and reporting requirements.

           (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including June 30, 1997, has been made and is reflected on the June 30, 1997 audited Company consolidated financial statements and has been or will be made in accordance with generally accepted accounting principles with respect to periods ending after June 30, 1997.

     2.19  Environmental Matters.  Except as set forth on Section 2.19 of
           ---------------------
Schedule I, to the best knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20  Loan Portfolio:  Portfolio Management.
           -------------------------------------

           (a) All evidences of indebtedness reflected as assets in the consolidated balance sheet of the Company as of June 30, 1997, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been asserted or, to the knowledge of the Company threatened, against the Company or any Company Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Savings were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Savings administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in all material respects in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Savings regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

           (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Savings and its subsidiaries that have been adversely designated, criticized or classified by it as of June 30, 1997, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of the Company Subsidiaries before the date hereof.

     2.21  Real Estate Loans and Investments.  Except for properties acquired in
           ---------------------------------
settlement of loans, there are no facts, circumstances or contingencies known to the Company or any Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

     2.22  Derivatives Contracts.  Neither the Company nor any of its
           ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23  Insurance.  The Company and the Company Subsidiaries have in effect
           ---------
insurance coverage which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not, except as set forth in
Section 2.11 of Schedule I, in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

     Commercial and the Bank represent and warrant to Company and Savings that, except as disclosed in Schedule II attached hereto, and except that Bank makes no representations or warranties regarding Commercial:

     3.1   Organization, Good Standing, Authority, Insurance, Etc.  Commercial
           ------------------------------------------------------
is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Commercial and each Commercial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Commercial and each Commercial Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the SAIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. Commercial is duly registered as a savings and loan holding company under the HOLA.

     3.2   Capitalization.  The authorized capital stock of Commercial consists
           --------------
of 50,000,000 shares of Commercial common stock, par value $.01 per share, of which 21,729,756 shares were issued and outstanding as of the date of this Agreement (prior to the stock split paid as of the date hereof) and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Commercial common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     3.3   Ownership of Subsidiaries.  All the outstanding shares of the capital
           -------------------------
stock of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. All of the outstanding capital stock or other ownership interests in all of the Commercial Subsidiaries is owned either by Commercial or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Commercial Subsidiary and no contracts to which Commercial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

     3.4   Financial Statements and Reports.
           --------------------------------

           (a) No registration statement, proxy statement, schedule or report filed by Commercial or any Commercial Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, Commercial and the Commercial Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30, 1997) in accordance with Commercial's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1997 will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Commercial and the Commercial Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles). The audited consolidated financial statements of Commercial as of June 30, 1997 and for the three years then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, to the extent required by generally accepted accounting principles, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or due to become due and regardless of when asserted), as of their respective dates, of Commercial and the Commercial Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Commercial or the Commercial Subsidiaries, taken as a whole, except as disclosed in the audited consolidated financial statements at June 30, 1997, or for transactions effected, actions occurring or omitted to be taken, or claims made after June 30, 1997, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

           (b) Commercial has delivered to the Company all periodic reports filed with the SEC under the 1934 Act for periods since June 30, 1997 through the date hereof and will through Closing upon written request promptly deliver copies of 1934 Act reports for future periods.

     3.5   Absence of Changes.  Since June 30, 1997, there have been no material
           ------------------
adverse changes in the business, properties, financial condition, operations or assets of Commercial or any Commercial Subsidiary, other than any changes attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles, which impairs both Commercial and other comparably sized thrift institutions in a substantially similar manner and other than changes attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting Commercial and comparably sized thrift institutions to a similar extent and in a similar manner. Since June 30, 1997 to the date hereof, there has been no occurrence, event or development of any nature existing, or to the knowledge of Commercial, threatened, which is reasonably expected to result in such a change.

           Since June 30, 1997 and through the date hereof, each of Commercial and the Commercial Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     3.6   Prospectus/Proxy Statement.  At the time the Registration Statement
           --------------------------
becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.7 hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Commercial (including the Commercial Subsidiaries), its shareholders and representatives, Commercial Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

           (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

           (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     3.7   No Broker's or Finder's Fees.  No agent, broker, investment banker,
           ----------------------------
person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services to Commercial.

     3.8   Compliance With Law.
           -------------------

           (a) To the best knowledge of Commercial, Commercial and the Commercial Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Commercial nor any Commercial Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

           (b) To the best knowledge of Commercial, Commercial and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

     3.9   Corporate Actions.  The Boards of Directors of Commercial and the
           -----------------
Bank have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Plan of Merger, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. All corporate authorizations by the Boards of Directors of Commercial and the Bank required for the consummation of the Merger have been obtained, and no other corporate action is required to be taken.

     3.10  Authority.  The execution, delivery and performance of this Agreement
           ---------
and the Option Agreement by Commercial and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) the articles of incorporation or bylaws of Commercial, the charter or bylaws of the Bank, or the articles of incorporation or bylaws of any other Commercial Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Commercial or any of the Commercial Subsidiaries is subject or (iv) any other Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Commercial and the Bank have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their obligations hereunder. Other than the receipt of Governmental Approvals, no consents or approvals are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Option Agreement, the Acquisition Plan of Merger or the Bank Plan of Merger. This Agreement, the Option Agreement, the Acquisition Plan of Merger and the Bank Plan of Merger constitute the valid and binding obligations of Commercial and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.11  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of Commercial, has been withheld from the Company.

     3.12  Litigation and Other Proceedings.  Except for matters which would
           --------------------------------
not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries taken as a whole, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Commercial, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     3.13  Agreements and Instruments.  As of the date of this Agreement, there
           --------------------------
are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any state or federal savings institution regulatory authority.

     3.14  Tax Matters.   Commercial and each of the Commercial Subsidiaries
           -----------
have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; there is no agreement by Commercial or any Commercial Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Commercial, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Commercial aware of any basis for any such assertion or claim. Commercial and each of the Commercial Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. Commercial and each Commercial Subsidiary have complied in all material respects with all applicable state law sales and use tax collection and reporting requirements.

     3.15  Property and Assets.  To the best knowledge of Commercial, Commercial
           -------------------
and the Commercial Subsidiaries have marketable title to all of their real property reflected in the financial statements at June 30, 1997, referred to in
Section 3.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent,
(c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) pledges or liens incurred in the ordinary course of business. Commercial and the Commercial

Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Commercial nor any Commercial Subsidiary is in default in any material respect under any such lease. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Commercial and the Commercial Subsidiaries since June 30, 1997, except such loss, damage or destruction which does not have a material adverse effect on Commercial and Commercial Subsidiaries, taken as a whole. All property and assets material to their business and currently used by Commercial and Commercial Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     3.16  Derivatives Contracts.  Neither Commercial nor any of the Commercial
           ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 3.16 of Schedule II, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     3.17  Insurance.  Commercial and Commercial Subsidiaries have in effect
           ---------
insurance coverage which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which Commercial and Commercial Subsidiaries are engaged. All insurance policies in effect as to Commercial and the Commercial Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies, adequate reserves for which are reflected in Commercial's financial statements). The insurance policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Neither Commercial nor any Commercial Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

                                  ARTICLE IV
                                   COVENANTS

     4.1   Investigations; Access and Copies.  Between the date of this
           ---------------------------------
Agreement and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, upon not less than three days' prior notice, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided, however, that any such inspection (a) shall be conducted in such
--------  -------
manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in
Article V of this Agreement.

     4.2   Conduct of Business of the Company and the Company Subsidiaries.
           ---------------------------------------------------------------
Between the date of this Agreement and the Acquisition Merger Effective Time, the Company and Savings agree:

           (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not to take any action that would (i) adversely affect the ability to obtain the Governmental Approvals or (ii) adversely affect the Company's ability to perform its obligations under this Agreement or the Option Agreement;

           (b) That the Company shall not, without the prior written consent of Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock, except for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $.075 per share of Company common stock with respect to any full calender quarter after the date hereof; (ii) reacquire any of Company's outstanding shares of capital stock; (iii) except as set forth at Schedule 4.2(c) hereof, issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plan and the Option Agreement; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

           (c) That Company and the Company Subsidiaries shall not, without the prior written consent of Commercial: (i) except as set forth at Schedule 4.2(c) hereof, sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or, except as set forth at Schedule 4.2(c) hereof, otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Savings

(whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property in the aggregate in excess of $100,000; (iii) change the articles or certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement or as required by law; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary any increase in annual compensation, or any bonus type payment except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (including, but not limited to, the payment of bonuses for which such expense has previously been accrued) and except as set forth on Schedule 4.2(c); (v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type except as contemplated herein or as set forth at Schedule 4.2(c); (vi) except as set forth on Schedule 4.2(c) or Schedule 4.16(d) hereof, authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary; (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;
(ix) except as set forth at Schedule 4.2(c) hereof, form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes; (xi) except as set forth at Schedule 4.2(c) hereof, purchase any equity securities other than Federal Home Loan Bank stock; (xii) make any investment which would cause Savings to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make any loan with a principal balance of $750,000 or more; (xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or by a regulatory authority or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity in excess of $500,000. The limitations contained in this Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 4.2(c). Notwithstanding the foregoing, Savings may engage in any of the foregoing activities exclusively with the Bank.

     4.3   No Solicitation.  The Company will not authorize any officer,
           ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company Board of Directors may otherwise require under applicable law (as determined in consultation with Company legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or
(C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Commercial upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal and any information requested or discussions sought to be initiated. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any bona fide proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a 10% or greater equity interest in Company or Savings, or for the acquisition of a substantial portion of the assets of Company or Savings (other than loans or securities sold in the ordinary course).

     4.4  Shareholder Approval.  Subject to Section 1.7 herein, the Company
          --------------------
shall call the meeting of its shareholders to be held for the purpose of voting upon this Agreement, the Acquisition Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable, but in no event later than sixty
(60) days after the Registration Statement becomes effective under the 1933 Act. In connection with such meeting, the Company Board of Directors shall favorably recommend approval of this Agreement and the Acquisition Merger, except as the fiduciary duties of the Company's Board of Directors may otherwise require. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of Company common stock in favor of the Merger, except as the fiduciary duties of the Boards of Directors may otherwise require.

     4.5  Filing of Holding Company and Merger Applications.  Commercial shall
          -------------------------------------------------
use its best efforts promptly to prepare, submit and file within 75 days of the date hereof a holding company application to the OTS pursuant to 12 C.F.R.
(S)574.3 for acquisition of control of Company and Savings and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby.

     4.6  Consents.  Company and Savings will use their best efforts to obtain
          --------
the consent or approval of each person whose consent or approval shall be required in order to permit Company or Savings, as the case may be, to consummate the Merger.

     4.7  Resale Letter Agreements.  After execution of this Agreement, (i)
          ------------------------
Company shall use its best efforts to cause to be delivered to Commercial from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145 under the 1933 Act, a written letter agreement in the form attached at Schedule 4.7 regarding restrictions on resale of the shares of Commercial Common Stock received by such persons in the Merger and upon exercise of options received under Section 1.8 hereof subsequent to the Acquisition Merger Effective Time to ensure compliance with applicable resale restrictions imposed under the federal securities laws and, to the extent applicable, to ensure pooling of interest accounting treatment and (ii) neither Commercial nor the Company (including the Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from (A) qualifying for accounting treatment as a "pooling of interests" (if applicable) or (B) qualifying as a reorganization within the meaning of Section 368 of the Code; provided that nothing hereunder shall limit the ability of Commercial to exercise its rights under the Option Agreement.

     4.8   Publicity.  Between the date of this Agreement and the Acquisition
           ---------
Merger Effective Time, neither Commercial, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or authorize any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law or by applicable stock exchange rules.

     4.9   Cooperation Generally.  Except as otherwise contemplated hereby,
           ---------------------
between the date of this Agreement and the Acquisition Merger Effective Time, Commercial, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date. Commercial and the Bank, on one hand, and the Company and the Company Subsidiaries, on the other hand, agree not to knowingly take any action that would (i) adversely effect their respective ability to obtain the Governmental Approvals or (ii) adversely affect their respective ability to perform their obligations under this Agreement.

     4.10  Additional Financial Statements and Reports.  As soon as reasonably
           -------------------------------------------
practicable after they become publicly available, the Company shall furnish to Commercial and Commercial shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and stockholders' equity for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or Commercial, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the 1934 Act.

     4.11  Stock Listing.  Commercial agrees to use its best efforts to cause to
           -------------
be listed on the New York Stock Exchange, subject to official notice of issuance, the shares of Commercial

Common Stock to be issued in the Merger and the shares issuable in accordance with Section 1.8 hereto.

     4.12  Allowance for Loan and Real Estate Owned Losses.  At the request of
           -----------------------------------------------
Commercial and in an amount specified by Commercial, immediately prior to the Acquisition Merger Effective Time, the Company and Savings shall establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform the Company's and Savings' loan and real estate owned allowance practices and methods to those of Commercial and the Bank (as such practices and methods are to be applied to Company and Savings from and after the Acquisition Merger Effective Time); provided, however, that Company and Savings shall not be required to take such action until: (i) Company and Savings provide to Commercial a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Savings, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Savings or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"), and Commercial and Bank provide to Company and Savings a Reliance Certificate relating to the satisfaction of the conditions in Sections 5.1 and 5.3; and (ii) Commercial and the Bank, after reviewing the Reliance Certificate, provide the Company and Savings a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that Company and Savings have established such additional provisions for loan and real estate losses as requested by Commercial pursuant to this Section 4.12; and provided further that the Company shall not be required to take any action that is not consistent with generally accepted accounting principles. No additional provision for loan and real estate owned losses taken by Savings pursuant to this Section 4.12 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

     4.13  D&O Indemnification and Insurance.   For a period of three (3) years
           ---------------------------------
following the Acquisition Merger Effective Time or until the expiration of the applicable statute of limitations, but in no event beyond six years following the Acquisition Merger Effective Time, Commercial and Bank shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of Company or Savings or any other Company Subsidiaries on or before the Acquisition Merger Effective Time with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the Acquisition Merger Effective Time in accordance with and subject to the requirements and other provisions of the Certificate of Incorporation or Charter and Bylaws of Company and Savings as in effect on the date of this Agreement and applicable provisions of law. Commercial shall cause the persons serving as officers and directors of the Company immediately prior to the Acquisition Merger Effective Time to be covered for a period of 18 months from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Commercial be required to expend more than 150% of the amount currently expended by the Company on an annual basis to maintain or procure insurance coverage for such 18 month period pursuant hereto. This Section 4.13 shall be construed as an agreement as to which the directors and officers of Company and Savings referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

     4.14  Tax Treatment.  Commercial and Company shall use their best efforts
           -------------
to cause the Merger to qualify as a reorganization under Section 368(a)(1) of the Code. The Company agrees to consent to the form of representation letter provided by Deloitte & Touche LLP or other tax advisor for purposes of issuing its federal tax opinion pursuant to Section 5.1(e) of this Agreement no later than thirty (30) days prior to the Closing.

     4.15  Update Disclosure.  From and after the date hereof until the
           -----------------
Acquisition Merger Effective Time, the Company shall promptly, but not less frequently than monthly, update Schedule I hereto by notice to Commercial to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein and which, in the case of all such updates other than the last such update prior to the Acquisition Merger Effective Time, reflect a material change from the information provided in Schedule I as of the date hereof; provided, however, that no such update shall affect the conditions to the obligation of Company and Savings to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

     4.16  Company's Employee Plans and Benefit Arrangements.
           -------------------------------------------------

           (a) Except as otherwise provided in this Section, if Commercial so requests, the Company and any Company Subsidiary shall develop a plan and timetable for terminating each Employee Plan and Benefit Arrangement as of the date of Closing, and, with the advance written consent of Commercial, shall proceed with the implementation of said termination plan and timetable. The Company shall be solely responsible for all costs, expenses, and other obligations whatsoever arising out of or resulting from termination of any Employee Plan or Benefit Arrangement. Neither the Company nor any Company Subsidiary will establish any new benefit plan or arrangement for directors, officers, or employees, or amend (or commit to distribute any assets from) any Employee Plan or Benefit Arrangement without Commercial's prior written approval, except as provided in Section 4.2(c) of Schedule I, this Section 4.16 or in Section 7.2 hereof.

           (b) With respect to any benefit plan that provides for vesting of benefits, there shall be no discretionary acceleration of vesting, except as set forth at Section 4.2(c) of Schedule I or Schedule 4.16(b), except in connection with the termination of any Employee Plan or Benefit Arrangements.

          (c) Commercial shall assume and honor the terms of Company's Recognition and Retention Plan and, subject to the provisions of Section 1.8, the Company Option Plan, and all provisions for vested benefits or other vested amounts earned or accrued through the Acquisition Merger Effective Time under the Employee Plans and Benefit Arrangements.

          (d) Commercial shall honor in accordance with their terms the employment, severance and deferred compensation agreements and policies set forth at Schedule 4.16(d). Commercial acknowledges that for purposes of the Employment Agreement dated June 16, 1997 by and between the Company and James L. Roberts, that Mr. Roberts' resignation within 24 months following the Acquisition Merger Effective Time shall entitle him to the payments and benefits set forth in Section 6(h) and, if applicable, Section 3(f) of such agreement.

          (e) The Company's Employee Stock Ownership Plan (the "Company ESOP") and 401(k) Profit Sharing Plan ("401(k) Plan") shall be terminated effective one day prior to the Acquisition Merger Effective Time. As soon as practicable after the Acquisition Merger Effective Time (but not prior to the publication of financial results covering at least 30 days of combined operations after the Acquisition Merger), the trustees of the Company ESOP shall convert to cash a portion of the Commercial Common Stock received by the Company ESOP in the Acquisition Merger with respect to unallocated Company Common Stock in order to repay the entire outstanding balance of the Company ESOP loan in accordance with ERISA, the rules and regulations promulgated thereunder, the Code, and the rules, regulations promulgated thereunder, and any precedential rulings issued by the Internal Revenue Service ("IRS"). As soon as practicable after the retirement of the Company ESOP loan (but not later than 120 days after the publication of financial results covering at least 30 days of combined operations after the Merger) the trustees of the Company ESOP shall allocate the remaining Commercial Common Stock received by the Company ESOP in the Acquisition Merger with respect to unallocated shares of Company Common Stock to the accounts of all Company ESOP participants (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as they existed as of the Acquisition Merger Effective Time (and, if required, to the accounts of former participants or their beneficiaries) as investment earnings of the Company ESOP unless restricted by the IRS determination letter referred to in the following sentence. Subject to receipt of such IRS determination letter, the Company and/or Commercial shall exercise best efforts to implement procedures that will assure the full allocation of the remaining suspense account to such participants or their beneficiaries). In connection with the joint termination of the Company ESOP and 401(k) Plan, the Company shall promptly apply to the IRS for a favorable determination letter on their tax-qualified status on termination under Code Sections 401(a), 409 and 4975. Such application shall be subject to prior review, comment, and approval (which approval will not be unreasonably withheld) of Commercial and its counsel. Any and all distributions from the Company ESOP and 401(k) Plan after their termination shall be made in a manner consistent with the aforementioned determination letter issued by the IRS relating to such termination.

     4.17  Amendment of Savings' Federal Stock Charter.  Company and Savings
           -------------------------------------------
will take all actions necessary to effectuate an amendment to Section 8 of Savings' Federal Stock Charter to make inapplicable to Commercial and Bank the restrictions therein, provided that Company and Savings may make such amendment contingent upon consummation of the Merger.

     4.18  Commercial Goodwill Claim.  Between the date hereof and the Closing,
           -------------------------
Commercial and the Bank shall not spin-off or otherwise distribute the rights to receive payment upon resolution of the claims against the FDIC or other agency of the Federal government with respect to the confiscation of the goodwill as capital of the Bank.

     4.19  Environmental Reports.  Commercial, at its expense, shall undertake
           ---------------------
within 15 days of the date hereof to order, and shall within 40 days (subject to extension with the consent of the Company) after ordering, receive, a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin #16) ("Report") on (i) all commercial real estate owned by, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $1,000,000 or more of, the Company and Savings. Failure to order such Report on any particular properties within such 15 day period shall constitute a waiver of such condition with respect to such property. In the event that Commercial believes in good faith that such Report indicates a reasonable likelihood that the costs to cleanup, remove, remediate, or take any other action necessary to bring any such property or properties into material compliance with Company's or any Company Subsidiary's obligations under any environmental laws exceed $500,000 in the aggregate, Commercial shall, within 15 days of its receipt of such Report, provide Company with written notice to that effect. Commercial shall thereafter undertake to order within 15 days of receipt of such Report and shall within 30 days of ordering receive a Phase II Environmental Report (as contemplated in OTS Thrift Bulleting #16) to confirm such belief. Failure to order such Phase II report ("Phase II Report") on any particular properties within such 15 day period shall constitute a waiver of such condition with respect to such property. Commercial shall within seven days of receipt of such Phase II Report either deliver written notice to Company of its termination of this Agreement in that the aggregate costs to cleanup, remove, remediate or take such other action necessary to bring such properties into material compliance with the Company's or any Company Subsidiary's obligations under any environmental laws will exceed $500,000 determined in good faith and that Commercial shall elect to terminate this Agreement, or Commercial shall deliver in writing notice of its waiver of the condition contained at Section 5.2(i) hereof. Failure to deliver such written notice of its termination of the Agreement shall constitute waiver of this condition as provided at Section 5.2(i). Commercial shall deliver complete copies of all Phase I and Phase II reports to Company within five days of receipt of any such reports. The contents of such reports shall remain confidential whether or not the Merger is consummated.

                                   ARTICLE V
              CONDITIONS TO THE MERGER; TERMINATION OF AGREEMENT

     5.1  General Conditions.  The obligations of Commercial, the Bank, the
          ------------------
Company and Savings to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

          (a)  Stockholder Approval and Effectiveness of Charter Amendment.  The
               -----------------------------------------------------------
holders of the outstanding shares of Company common stock shall have approved this Agreement and the Acquisition Merger as specified in Section 1.7 hereof or as otherwise required by applicable law and the Charter Amendment shall be effective under applicable law.

          (b)  No Proceedings.  No order, decree or injunction shall have been
               --------------
entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings").

          (c)  Government Approvals.  To the extent required by applicable law
               --------------------
or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or Blue Sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d)  Registration Statement.  The Registration Statement shall have
               ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Commercial Common Stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e)  Federal Tax Opinion.  Receipt of an opinion of Deloitte & Touche
               -------------------
LLP, in form and content reasonably satisfactory to Commercial and the Company, to the effect that (i) the Acquisition Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Acquisition Merger of Company common stock for Commercial Common Stock will not give rise to gain or loss to shareholders of the Company with respect to such exchange (except to the extent of any cash received), and (iii) neither the Company nor Commercial will recognize gain or loss as a consequence of the Acquisition Merger or the Bank Merger.

     5.2  Conditions to Obligations of Commercial and Bank.  The obligations of
          ------------------------------------------------
Commercial and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions to the extent not waived:

          (a)  Opinion of Counsel for Company.  Commercial shall have received
               ------------------------------
from Silver, Freedman & Taff, L.L.P. an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.2(a).

          (b)  Required Consents.  In addition to Governmental Approvals,
               -----------------
Company and Savings shall have obtained all necessary third party consents or approvals required by or in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole. In this connection, the Company and Savings shall use its reasonable best efforts to obtain consents from all lessors to their respective real estate leases that may be required for consummation of the Merger.

          (c)  Company Accountants' Letter.   Commercial at its expense shall
               ---------------------------
have received from Crowe, Chizek and Company, LLP letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of the Company included in or incorporated by reference into the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five (5) business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or (2) for the period from the date of the latest audited financial statements of the Company included in or incorporated by reference into the Prospectus/Proxy Statement to a specific date not more than five (5) business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company excluding expenses associated with the Merger, or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

          (d)  No Material Adverse Change.  Between the date of this Agreement
               --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, results of operations or assets of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both the Company and other comparably sized thrift institutions in a substantially similar manner, and other than any such change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting both the Company and other comparably sized thrift institutions to a similar extent and in a similar manner. No payments made or expenses incurred in accordance with Section 4.16 hereof or otherwise contemplated by this Agreement shall be deemed to constitute a material adverse change under this Section 5.2(d).

          (e)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
------------------------
Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except for events or occurrences arising after the date of this Agreement, which individually or collectively, are not reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; Company and Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Company shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f)  No Litigation.  Neither the Company nor any Company Subsidiary
               -------------
shall be a party to any pending litigation, reasonably probable of being determined adversely to the Company or any Company Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

          (g)  Regulatory Approval.  All Governmental Approvals required
               -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Commercial reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank.

          (h)  Affiliates Letters.  Commercial shall have received the letter
               ------------------
agreements from all affiliates of the Company as contemplated in Section 4.7(i) herein.

          (i)  Environmental Reports. Commercial shall not have exercised its
               ---------------------
right to terminate this Agreement pursuant to Section 4.19.

     5.3  Conditions to Obligations of Company and Savings.  The obligations of
          ------------------------------------------------
Company and Savings to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)  Opinion of Counsel for Commercial.  Company shall have received
               ---------------------------------
from Housley Kantarian & Bronstein, P.C., special counsel to Commercial, and Fitzgerald, Schorr, Barmettler & Brennan, P.C. an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Commercial and
------------------------
the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c)  Commercial Common Stock.  A certificate for the required number
               -----------------------
of whole shares of Commercial Common Stock, as determined pursuant to Section
1.3 hereof, and cash for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (d)  Required Consents.  In addition to Governmental Approvals,
               -----------------
Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and the Commercial Subsidiaries, taken as a whole.

          (e)  NYSE Listing.  The shares of Commercial Common Stock issuable
               ------------
pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     5.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
and the Acquisition Plan of Merger may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:

          (a)  Mutual Consent.  By mutual consent of the parties, evidenced by
               --------------
their written agreement.

          (b)  Closing Delay.  At the election of either party, evidenced by
               -------------
written notice, if the Closing shall not have occurred on or before August 31, 1998, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 5.4(b) shall
--------  -------
not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c)  Conditions to Commercial Performance Not Met.  By Commercial upon
               --------------------------------------------
delivery of written notice of termination to Company if any event occurs which renders impossible the satisfaction in any material respect one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Commercial, provided, however, that the right to terminate under this Section 5.4(c) shall
--------  -------
not be available to Commercial where Commercial's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d)  Conditions to Company Performance Not Met.  By the Company upon
               -----------------------------------------
delivery of written notice of termination to Commercial if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
--------  -------
not be available to the Company where the Company's or Savings' failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)  Average NYSE Closing Price.  By the Company at any time during
               --------------------------
the two business day period commencing on the business day immediately after the end of the Determination Period, if the Average NYSE Closing Price shall be less than $45.25 (adjusted as indicated in Section 1.3(a)(iv)), subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 5.4(e), it shall give written notice to Commercial no later than the end of the aforementioned two business day period. During the two business day period commencing with the business day after its receipt of such notice, Commercial shall have the option to increase the consideration to be received by the holders of Company common stock hereunder, by adjusting the Exchange Ratio to equal the number (calculated to four decimal places and rounded down) obtained by dividing (A) $26.05 by (B) the Average NYSE Closing Price. If Commercial so elects within such two day period, it shall give written notice to the Company no later than the end of the aforementioned two day period of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 5.4(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     For purposes of this Section 5.4, "Average NYSE Closing Price" and "Determination Period" shall have the meanings specified in Section 1.3(b).

                                  ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     6.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), this Section 6.1, 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however,
                                                           --------  -------
that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.2  Payment of Expenses.
          -------------------

          (a) Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

          (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce Commercial and the Bank to enter into this Agreement and as a means of compensating Commercial and the Bank for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Company and Savings agree that at such time as the option granted by the Company to Commercial pursuant to the Option Agreement becomes exercisable under the Option Agreement, the Company or Savings will upon demand pay to Commercial or the Bank in immediately available funds $1,350,000.

                                  ARTICLE VII
                         CERTAIN POST-MERGER AGREEMENTS

     7.1  Reports to the SEC.  Commercial shall continue to file all reports and
          ------------------
data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933 Act) of Company common stock to sell the Company common stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

     7.2  Employees.
          ---------

          (a) Employees of the Company and the Company Subsidiaries who become employees of Commercial or a Commercial Subsidiary after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Commercial or a Commercial Subsidiary to the same extent as other similarly situated Commercial or any Commercial Subsidiary employees, (i) with full credit for prior service with the Company or Company Subsidiaries for purposes of vesting, eligibility for participation and other purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Acquisition Merger Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year during which the Merger is consummated. Commercial shall honor all accrued vacation leave for the employees of Company and the Company Subsidiaries following the Acquisition Merger Effective Time. Except as otherwise provided herein, the Company's health (including the Company's supplemental care plan) and dental insurance plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of the Surviving Corporation until such time as the employees of the Company and the Company Subsidiaries are integrated into Commercial's or other applicable Commercial Subsidiary's health and dental insurance plans. Commercial and the Commercial Subsidiaries shall take such steps as are necessary or required to integrate the employees of the Company and the Company Subsidiaries in such plans as soon as practicable after the Acquisition Merger Effective Time.

          (b) Commercial as the Surviving Corporation shall provide to the employees of the Company and Company Subsidiaries full credit for prior service with the Company and with the Company Subsidiaries for purposes of severance benefits under Commercial's guidelines in respect of such matters, which guidelines currently provide a severance benefit equivalent to one week's salary for each year of service, with a maximum aggregate entitlement equal to eight weeks of salary. In addition, Commercial or the Commercial Subsidiaries will pay for accrued vacation upon termination of service and will offer outplacement services or counseling to severed employees.

                                  ARTICLE VIII
                                    GENERAL

     8.1  Amendments.  Subject to applicable law, this Agreement may be amended,
          ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of the Company, no such amendment without further shareholder approval may reduce the amount or change the form of the consideration to be received by the Company shareholders in the Merger.

     8.2  Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 4.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or
(iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

     8.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Nebraska without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     8.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Commercial or Bank, to

                         Commercial Federal Corporation
                         2120 South 72nd Street
                         Omaha, Nebraska  68124
                         Attention: William A. Fitzgerald, Chairman of the Board
                                        and Chief Executive Officer

          with a copy to:

                         Housley Kantarian & Bronstein, P.C.
                         Suite 700
                         1220 19th Street, N.W.
                         Washington, DC  20036
                         Attention:  Cynthia R. Cross, Esquire

          and if to Company or Savings, to

                         Perpetual Midwest Financial, Inc.
                         700 First Avenue, N.E.
                         Cedar Rapids, Iowa  52401
                         Attention: James L. Roberts, President and
                                     Chief Executive Officer
           with a copy to:

                          Silver, Freedman & Taff, L.L.P.
                          1100 New York Avenue, N.W.
                          Washington, D.C.  20005-3934
                          Attention: Barry P. Taff, P.C.
                                     Christopher R. Kelly, P.C.

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5   No Assignment.  This Agreement may not be assigned by any of the
           -------------
parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.6   Headings.  The description heading of the several Articles and
           --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7   Counterparts.  This Agreement may be extended in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8   Construction and Interpretation.  Except as the context otherwise
           -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9   Entire Agreement.  This Agreement, together with the schedules,
           ----------------
lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger, except for the Confidentiality and Non-Disclosure Agreement between the Company and Commercial dated October 1, 1997, which shall remain in full force and effect. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     8.10  Severability.  Whenever possible, each provision of this Agreement
           ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     8.11  No Third Party Beneficiaries.  Nothing in this Agreement shall
           ----------------------------
entitle any person (other than the Company, Savings, Commercial or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein.

     8.12  Enforcement of Agreement.  The parties hereto agree that irreparable
           ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION          PERPETUAL MIDWEST FINANCIAL, INC.


By:                                     By:
       ------------------------------       ------------------------------
Name:  James A. Laphen                  Name: James L. Roberts
Title: President and Chief              Title: President and Chief
       Operating Officer                        Executive Officer


COMMERCIAL FEDERAL BANK, A              PERPETUAL SAVINGS BANK, FSB
FEDERAL SAVINGS BANK


By:                                     By:
       ------------------------------       ------------------------------
Name: James A. Laphen                   Name: James L. Roberts
Title: President and Chief              Title: President and Chief
       Operating Officer                        Executive Officer

                      [LETTERHEAD OF EDELMAN & CO., LTD]

December 14, 1997

Board of Directors
Perpetual Midwest Federal, Inc.
700 First Avenue, N.E.
Cedar Rapids, IA 52401

Gentlemen:

We understand that Perpetual Midwest Federal, Inc. ("PMFI") and Commercial Federal Corporation ("Commercial") propose to enter into an Agreement and Plan of Reorganization to be dated on or about December 15, 1997, a draft of which was delivered to us on December 12, 1997 (the "Agreement"), providing for the acquisition of 100% of the outstanding shares of common stock of PMFI by Commercial pursuant to a merger transaction (the "Merger"). Under the Agreement, upon consummation of the Merger, each share of PMFI common stock, $.01 par value ("PMFI Common Stock") issued and outstanding will be exchanged for .5757 shares of Commercial common stock, $.01 par value ("Commercial Common Stock"), subject to adjustment as set forth in section 1.3(a) of the Agreement (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of PMFI Common Stock of the Exchange Ratio.

In forming our opinion, we have reviewed, among other things, (i) with respect to PMFI, the Prospectus dated February 10, 1994 relating to PMFI's initial public offering of PMFI Common stock; Annual Reports on Form 10-K and Annual Reports to shareholders for the six months ended June 30, 1994 and the fiscal years ended June 30, 1995 through 1997; and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (ii) with respect to Commercial, Annual Reports on Form 10-K and Annual Reports to shareholders for the fiscal years ended June 30, 1993 through 1997; (iii) the Agreement; (iv) certain other information concerning the future prospects of PMFI and Commercial, and of the combined entity, as furnished by the respective companies, which we discussed separately with the senior management of PMFI and Commercial; (v) historical market price and trading data for PMFI and Commercial Common Stock;
(vi) the financial performance and condition of PMFI and Commercial and similar data for other financial institutions which we believed to be relevant; and
(vii) the financial terms of other mergers which we believed to be relevant; and
(viii) such other information as we deemed appropriate.

We met with certain senior officers of PMFI and Commercial to discuss the foregoing as well as other matters relevant to our opinion including the past and current business operations, financial condition and future prospects of PMFI and Commercial. We also took into account our assessment of general economic, market and financial conditions, and such additional financial and other factors as we deemed relevant.

Perpetual Midwest Financial, Inc.
December 14, 1997
Page 2

In conducting our review and preparing our opinion, we relied upon the accuracy and completeness of the financial and other information regarding PMFI and Commercial provided to us by the respective managements of PMFI and Commercial, and on certain other publicly available financial and other information, and did not independently verify any such information. We relied upon the management of PMFI and Commercial in forming a view of the future prospects of PMFI and Commercial, and in forming assumptions regarding a range of potential synergies resulting from the Merger. We assumed, without independent verification, that the aggregate allowances for loan losses at PMFI and Commercial were adequate to cover such losses. We did not inspect any properties, assets or liabilities of PMFI or Commercial and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of PMFI or Commercial. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement.

In addition to our services in connection with rendering this opinion, we have acted as financial advisor to the PMFI Board of Directors in connection with this transaction and will receive a fee for our services upon closing of the Merger.

Our engagement and the opinion expressed herein are for the benefit of the PMFI Board of Directors. Our opinion is directed solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address the decision to effect the Merger or constitute a recommendation to any PMFI shareholder as to how such shareholder should vote on the Merger. It is further understood that our opinion is based on economic and market conditions and other circumstances existing as of December 14, 1997, and does not represent an opinion as to what the value of Commercial Common Stock will be when issued to the shareholders of PMFI upon consummation of the Merger or thereafter.

It is understood that, except for inclusion in full in the Proxy
Statement/Prospectus relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, which will not unreasonably be withheld, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of PMFI Common Stock.


Sincerely,

/s/ Edelman & Co., Ltd.

Edelman & Co., Ltd.

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of December 15, 1997, between Commercial Federal Corporation, a Nebraska corporation ("Grantee"), and Perpetual Midwest Financial, Inc., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

   WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

   WHEREAS, as an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

   WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 185,419 fully paid and nonassessable shares of the common stock, par value $.01 per share, of Issuer ("Common Stock") at a price per share equal to the average of last reported sale prices per share of Common Stock as reported on the Nasdaq National Market System on December 12, 1997; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted prior to the date hereof) at a price less than such price per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 9.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 9.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 5.4(c) due to a breach of the Company's covenants at Sections 4.2, 4.3, 4.4, 4.6 or 4.9 or the condition at
Section 5.2(e) of the Merger Agreement (but only if the breach giving rise to the termination was willful) (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section
10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement as a result of a material breach.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

       (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

       (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iii) The shareholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

       (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

       (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

       (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

       (vii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

       (ii)  The occurrence of the Initial Triggering Event described in clause
   (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the OTS or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of December 15, 1997, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed subject to the receipt of any necessary regulatory approvals to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Savings and Loan Holding Company Act ("SLHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

   (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 9.9% of the number of shares of Common Stock then issued and outstanding.

   (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

       (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

       (ii)   the consummation of any Acquisition Transaction described in
   Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

       (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

       (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii)  "Assigned Value" shall mean the market/offer price, as defined in
   Section 7.

       (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the

Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

   11. Issuer hereby represents and warrants to Grantee as follows:

   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the OTS has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

   13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS under the SLHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the

Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $1.35 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).

   15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

   16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   18. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

   19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


COMMERCIAL FEDERAL CORPORATION           PERPETUAL MIDWEST FINANCIAL, INC.



By:                                      By:
   --------------------------               ----------------------------
   Name:                                    Name:

   Title:                                   Title:

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

         Indemnification of directors and officers of Commercial is provided under Article VI of the Articles of Incorporation of Commercial for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article VI of Commercial's Articles of Incorporation provides that an outside director shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

         Commercial has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to Commercial of costs incurred by it in indemnifying its directors and officers.

         Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Commercial. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

         The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the stockholders.

         Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

Item 21.  Exhibits and Financial Statement Schedules

          (a) The following are filed as exhibits to this registration statement:

   Exhibit No.                   Description
   -----------                   -----------
       2/1/            Reorganization and Merger Agreement dated December 15, 1997

       3.1/2/          Articles of Incorporation of Commercial Federal Corporation, as Amended

       3.2/3/          Bylaws of Commercial Federal Corporation, as amended and restated

       4.1/4/          Form of Certificate of Common Stock of Commercial Federal Corporation

       4.2/5/          Shareholder Rights Agreement between Commercial Federal Corporation and Manufacturers
                       Hanover Trust Company

       5               Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby (with consent)

       8               Form of Opinion of Deloitte & Touche LLP regarding certain federal tax matters (with consent)

       10.1/3/         Employment Agreement with William A. Fitzgerald dated June 8, 1995

       10.2/3/         Change in Control Executive Severance Agreements with William A. Fitzgerald and James A.
                       Laphen, dated June 8, 1995

       10.3/3/         Form of Change in Control Executive Severance Agreement entered into with Senior Vice
                       Presidents and First Vice Presidents

       10.4/6/         Commercial Federal Corporation Incentive Plan effective July 1, 1994

       10.5/6/         Commercial Federal Bank Deferred Compensation Plan effective July 1, 1994

       10.6/7/         Commercial Federal Corporation 1984 Stock Option and Incentive Plan, as Amended and
                       Restated, Effective August 1, 1992

       10.7/8/         Stock Purchase Agreement between CAI Corporation and Registrant, dated August 21, 1996

       10.8/8/         Employment Agreement with William A. Fitzgerald, dated May 15, 1974, as Amended February
                       14, 1996

       10.9/8/         Commercial Federal Savings and Loan Association Survivor Income Plan, as Amended February
                       14, 1996

       10.10/9/        Employment Agreement with James A. Laphen dated June 1, 1997

       10.11/10/       Commercial Federal Corporation 1996 Stock Option and Incentive Plan Effective January 30,
                       1997

       10.12/11/       Railroad Financial Corporation 1994 Stock Option and
                       Incentive Plan, Railroad Financial Corporation 1991
                       Directors' Stock Option Plan and Railroad Financial
                       Corporation 1986 Stock Option and Incentive Plan, as
                       Amended February 22, 1991

       10.13/12/       Railroad Financial Corporation 1994 Stock Option and
                       Incentive Plan

       13.1/13/        Annual Report of Perpetual Midwest Financial, Inc.

       13.2/14/        Form 10-Q of Perpetual Midwest Financial, Inc.

       21/9/           Subsidiaries of Commercial Federal Corporation

       23.1            Consent of Deloitte & Touche LLP

       23.2            Consent of Crowe, Chizek and Company, LLP

       23.3            Consent of Fitzgerald, Schorr, Barmettler & Brennan, P.C.
                       (contained in their opinion filed as Exhibit 5)

       23.4            Consent of Edelman & Co., Ltd.

       24              Power of Attorney (See Signature Page)

       27/15/          Financial Data Schedule

       99.1 Form of Proxy solicited by Board of Directors of Perpetual Midwest Financial, Inc.

-------------------
/1/ Incorporated by reference to Annex A to the Prospectus/Proxy Statement included herein.
/2/ Incorporated by reference to Registrant's Current Report on Form 8-K dated December 8, 1997.
/3/ Incorporated by reference to Registrant's Registration Statement on Form S-4 (File No. 33-60589)
/4/ Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-00330)
/5/ Incorporated by reference to Registrant's Current Report on Form 8-K dated January 9, 1989
/6/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082)
/7/ Incorporated by reference to Registrant's Registration Statement on Form S-8 (File No. 33-60448)
/8/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (File No. 1-11515)
/9/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 1-11515)
/10/ Incorporated by reference to Registrant's Registration Statement on Form S-8 (File No. 333-20739)
/11/ Incorporated by reference to Registrant's Registration Statement on Form S-8 (File No. 33-63221) and Post-Effective Amendment No. 1 to Registration Statement No.33-01333 and No. 33-10396
/12/ Incorporated by reference to Registrant's Registration Statement on Form S-8 (File No. 33-63629)
/13/ Incorporated by reference to Annual Report on Form 10-KSB of Perpetual Midwest Financial, Inc. (File No. 0-23368)
/14/ Incorporated by reference to Quarterly Report on Form 10-Q of Perpetual Midwest Financial, Inc. for the Quarter Ended September 30, 1997 (File No. 0-23368)
/15/   Not required to be filed pursuant to Rule 401 of Regulation S-T

       The Exhibit Index immediately precedes the attached exhibits.

Item 22.  Undertakings


Item 512 of Regulation S-K.

         Rule 415 Offering.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Filings Incorporating Subsequent Exchange Act Documents By Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Registration on Form S-4 of Securities Offered for Resale. The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities

Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If acceleration is requested of the effective date of this registration statement pursuant to Rule 461 under the Act, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Instructions to Form S-4.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska as of January 30, 1998.
                              COMMERCIAL FEDERAL CORPORATION


                              By:/s/ William A. Fitzgerald
                                 -------------------------------------
                                 William A. Fitzgerald
                                 Chairman of the Board and Chief
                                 Executive Officer



                               POWER OF ATTORNEY

         We, the undersigned directors and officers of Commercial Federal Corporation, do hereby severally constitute and appoint William A. Fitzgerald and James A. Laphen and each of them singly, our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said William A. Fitzgerald and/or James
A. Laphen may deem necessary or advisable to enable Commercial Federal Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of Commercial's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William A. Fitzgerald and/or James A. Laphen shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                                Capacity                          Date
---------                                --------                          ----

/s/ William A. Fitzgerald                Principal Executive Officer      January 30, 1998
--------------------------------------   and Director
William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer


/s/ James A. Laphen                      Principal Financial Officer      January 30, 1998
--------------------------------------
James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


/s/ Gary L. Matter                       Principal Accounting Officer     January 30, 1998
---------------------------------------
Gary L. Matter
Senior Vice President, Controller and
Secretary


/s/ Talton K. Anderson                   Director                         January 30, 1998
--------------------------------------
Talton K. Anderson

/s/ Michael P. Glinsky                   Director                         January 30, 1998
--------------------------------------
Michael P. Glinsky



/s/ Robert F. Krohn                      Director                         January 30, 1998
--------------------------------------
Robert F. Krohn



                                         Director                         January __, 1998
--------------------------------------
Carl G. Mammel



/s/ Robert S. Milligan                   Director                         January 30, 1998
--------------------------------------
Robert S. Milligan



/s/ James P. O'Donnell                   Director                         January 30, 1998
--------------------------------------
James P. O'Donnell



/s/ Robert D. Taylor                     Director                         January 30, 1998
--------------------------------------
Robert D. Taylor



/s/ Aldo J. Tesi                         Director                         January 30, 1998
--------------------------------------
Aldo J. Tesi